Exhibit 99.1

BERKSHIRE HATHAWAY INC.

2011 ANNUAL REPORT

Business Activities

Berkshire Hathaway Inc. is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, freight rail transportation, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest private passenger auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company and affiliated insurance entities, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, BoatU.S. and several other subsidiaries referred to as the “Berkshire Hathaway Homestate Companies.”

Burlington Northern Santa Fe (“BNSF”) operates one of the largest railroad systems in North America. In serving the Midwest, Pacific Northwest and the Western, Southwestern and Southeastern regions and ports of the U.S., BNSF transports a range of products and commodities derived from manufacturing, agricultural and natural resource industries. MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Powergrid; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm.

Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to discount retailers, convenience stores, quick service restaurants and others. The Marmon Group is an international association of approximately 140 manufacturing and service businesses that operate independently within diverse business sectors.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, Justin Brands and Brooks Athletic manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: The Buffalo News and The Omaha World-Herald (acquired by Berkshire on December 23, 2011), publishers of daily and Sunday newspapers; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Larson-Juhl, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,100 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; Forest River, a leading manufacturer of leisure vehicles in the U.S.; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer. The Lubrizol Corporation, acquired by Berkshire on September 16, 2011, is a specialty chemical company that produces and supplies chemical products for transportation, industrial and consumer markets.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

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BERKSHIRE HATHAWAY INC.

2011 ANNUAL REPORT

Business Activities	Inside Front Cover

Directors and Officers of the Company	Inside Back Cover

*Copyright©2012 By Warren E. Buffett All Rights Reserved

Berkshire’s Corporate Performance vs. the S&P 500

	Annual Percentage Change
Year	in Per-Share Book Value of Berkshire (1)	in S&P 500 with Dividends Included (2)	Relative Results (1)-(2)
1965	23.8	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	.7
1998	48.3	28.6	19.7
1999	.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
2004	10.5	10.9	(.4)
2005	6.4	4.9	1.5
2006	18.4	15.8	2.6
2007	11.0	5.5	5.5
2008	(9.6)	(37.0)	27.4
2009	19.8	26.5	(6.7)
2010	13.0	15.1	(2.1)
2011	4.6	2.1	2.5

Compounded Annual Gain – 1965-2011	19.8%	9.2%	10.6
Overall Gain – 1964-2011	513,055%	6,397%

Notes: Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31. Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported. The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P 500 in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.

To the Shareholders of Berkshire Hathaway Inc.:

The per-share book value of both our Class A and Class B stock increased by 4.6% in 2011. Over the last 47 years (that is, since present management took over), book value has grown from $19 to $99,860, a rate of 19.8% compounded annually.*

Charlie Munger, Berkshire’s Vice Chairman and my partner, and I feel good about the company’s progress during 2011. Here are the highlights:

•

The primary job of a Board of Directors is to see that the right people are running the business and to be sure that the next generation of leaders is identified and ready to take over tomorrow. I have been on 19 corporate boards, and Berkshire’s directors are at the top of the list in the time and diligence they have devoted to succession planning. What’s more, their efforts have paid off.

As 2011 started, Todd Combs joined us as an investment manager, and shortly after yearend Ted Weschler came aboard. Both of these men have outstanding investment skills and a deep commitment to Berkshire. Each will be handling a few billion dollars in 2012, but they have the brains, judgment and character to manage our entire portfolio when Charlie and I are no longer running Berkshire.

Your Board is equally enthusiastic about my successor as CEO, an individual to whom they have had a great deal of exposure and whose managerial and human qualities they admire. (We have two superb back-up candidates as well.) When a transfer of responsibility is required, it will be seamless, and Berkshire’s prospects will remain bright. More than 98% of my net worth is in Berkshire stock, all of which will go to various philanthropies. Being so heavily concentrated in one stock defies conventional wisdom. But I’m fine with this arrangement, knowing both the quality and diversity of the businesses we own and the caliber of the people who manage them. With these assets, my successor will enjoy a running start. Do not, however, infer from this discussion that Charlie and I are going anywhere; we continue to be in excellent health, and we love what we do.

•

On September 16th we acquired Lubrizol, a worldwide producer of additives and other specialty chemicals. The company has had an outstanding record since James Hambrick became CEO in 2004, with pre-tax profits increasing from $147 million to $1,085 million. Lubrizol will have many opportunities for “bolt-on” acquisitions in the specialty chemical field. Indeed, we’ve already agreed to three, costing $493 million. James is a disciplined buyer and a superb operator. Charlie and I are eager to expand his managerial domain.

•

Our major businesses did well last year. In fact, each of our five largest non-insurance companies – BNSF, Iscar, Lubrizol, Marmon Group and MidAmerican Energy – delivered record operating earnings. In aggregate these businesses earned more than $9 billion pre-tax in 2011. Contrast that to seven years ago, when we owned only one of the five, MidAmerican, whose pre-tax earnings were $393 million. Unless the economy weakens in 2012, each of our fabulous five should again set a record, with aggregate earnings comfortably topping $10 billion.

* All per-share figures used in this report apply to Berkshire’s A shares. Figures for the B shares are 1/1500th of those shown for A.

•

In total, our entire string of operating companies spent $8.2 billion for property, plant and equipment in 2011, smashing our previous record by more than $2 billion. About 95% of these outlays were made in the U.S., a fact that may surprise those who believe our country lacks investment opportunities. We welcome projects abroad, but expect the overwhelming majority of Berkshire’s future capital commitments to be in America. In 2012, these expenditures will again set a record.

•

Our insurance operations continued their delivery of costless capital that funds a myriad of other opportunities. This business produces “float” – money that doesn’t belong to us, but that we get to invest for Berkshire’s benefit. And if we pay out less in losses and expenses than we receive in premiums, we additionally earn an underwriting profit, meaning the float costs us less than nothing. Though we are sure to have underwriting losses from time to time, we’ve now had nine consecutive years of underwriting profits, totaling about $17 billion. Over the same nine years our float increased from $41 billion to its current record of $70 billion. Insurance has been good to us.

•

Finally, we made two major investments in marketable securities: (1) a $5 billion 6% preferred stock of Bank of America that came with warrants allowing us to buy 700 million common shares at $7.14 per share any time before September 2, 2021; and (2) 63.9 million shares of IBM that cost us $10.9 billion. Counting IBM, we now have large ownership interests in four exceptional companies: 13.0% of American Express, 8.8% of Coca-Cola, 5.5% of IBM and 7.6% of Wells Fargo. (We also, of course, have many smaller, but important, positions.)

We view these holdings as partnership interests in wonderful businesses, not as marketable securities to be bought or sold based on their near-term prospects. Our share of their earnings, however, are far from fully reflected in our earnings; only the dividends we receive from these businesses show up in our financial reports. Over time, though, the undistributed earnings of these companies that are attributable to our ownership are of huge importance to us. That’s because they will be used in a variety of ways to increase future earnings and dividends of the investee. They may also be devoted to stock repurchases, which will increase our share of the company’s future earnings.

Had we owned our present positions throughout last year, our dividends from the “Big Four” would have been $862 million. That’s all that would have been reported in Berkshire’s income statement. Our share of this quartet’s earnings, however, would have been far greater: $3.3 billion. Charlie and I believe that the $2.4 billion that goes unreported on our books creates at least that amount of value for Berkshire as it fuels earnings gains in future years. We expect the combined earnings of the four – and their dividends as well – to increase in 2012 and, for that matter, almost every year for a long time to come. A decade from now, our current holdings of the four companies might well account for earnings of $7 billion, of which $2 billion in dividends would come to us.

I’ve run out of good news. Here are some developments that hurt us during 2011:

•

A few years back, I spent about $2 billion buying several bond issues of Energy Future Holdings, an electric utility operation serving portions of Texas. That was a mistake – a big mistake. In large measure, the company’s prospects were tied to the price of natural gas, which tanked shortly after our purchase and remains depressed. Though we have annually received interest payments of about $102 million since our purchase, the company’s ability to pay will soon be exhausted unless gas prices rise substantially. We wrote down our investment by $1 billion in 2010 and by an additional $390 million last year.

At yearend, we carried the bonds at their market value of $878 million. If gas prices remain at present levels, we will likely face a further loss, perhaps in an amount that will virtually wipe out our current carrying value. Conversely, a substantial increase in gas prices might allow us to recoup some, or even all, of our write-down. However things turn out, I totally miscalculated the gain/loss probabilities when I purchased the bonds. In tennis parlance, this was a major unforced error by your chairman.

•

Three large and very attractive fixed-income investments were called away from us by their issuers in 2011. Swiss Re, Goldman Sachs and General Electric paid us an aggregate of $12.8 billion to redeem securities that were producing about $1.2 billion of pre-tax earnings for Berkshire. That’s a lot of income to replace, though our Lubrizol purchase did offset most of it.

•

Last year, I told you that “a housing recovery will probably begin within a year or so.” I was dead wrong. We have five businesses whose results are significantly influenced by housing activity. The connection is direct at Clayton Homes, which is the largest producer of homes in the country, accounting for about 7% of those constructed during 2011.

Additionally, Acme Brick, Shaw (carpet), Johns Manville (insulation) and MiTek (building products, primarily connector plates used in roofing) are all materially affected by construction activity. In aggregate, our five housing-related companies had pre-tax profits of $513 million in 2011. That’s similar to 2010 but down from $1.8 billion in 2006.

Housing will come back – you can be sure of that. Over time, the number of housing units necessarily matches the number of households (after allowing for a normal level of vacancies). For a period of years prior to 2008, however, America added more housing units than households. Inevitably, we ended up with far too many units and the bubble popped with a violence that shook the entire economy. That created still another problem for housing: Early in a recession, household formations slow, and in 2009 the decrease was dramatic.

That devastating supply/demand equation is now reversed: Every day we are creating more households than housing units. People may postpone hitching up during uncertain times, but eventually hormones take over. And while “doubling-up” may be the initial reaction of some during a recession, living with in-laws can quickly lose its allure.

At our current annual pace of 600,000 housing starts – considerably less than the number of new households being formed – buyers and renters are sopping up what’s left of the old oversupply. (This process will run its course at different rates around the country; the supply-demand situation varies widely by locale.) While this healing takes place, however, our housing-related companies sputter, employing only 43,315 people compared to 58,769 in 2006. This hugely important sector of the economy, which includes not only construction but everything that feeds off of it, remains in a depression of its own. I believe this is the major reason a recovery in employment has so severely lagged the steady and substantial comeback we have seen in almost all other sectors of our economy.

Wise monetary and fiscal policies play an important role in tempering recessions, but these tools don’t create households nor eliminate excess housing units. Fortunately, demographics and our market system will restore the needed balance – probably before long. When that day comes, we will again build one million or more residential units annually. I believe pundits will be surprised at how far unemployment drops once that happens. They will then reawake to what has been true since 1776: America’s best days lie ahead.

Intrinsic Business Value

Charlie and I measure our performance by the rate of gain in Berkshire’s per-share intrinsic business value. If our gain over time outstrips the performance of the S&P 500, we have earned our paychecks. If it doesn’t, we are overpaid at any price.

We have no way to pinpoint intrinsic value. But we do have a useful, though considerably understated, proxy for it: per-share book value. This yardstick is meaningless at most companies. At Berkshire, however, book value very roughly tracks business values. That’s because the amount by which Berkshire’s intrinsic value exceeds book value does not swing wildly from year to year, though it increases in most years. Over time, the divergence will likely become ever more substantial in absolute terms, remaining reasonably steady, however, on a percentage basis as both the numerator and denominator of the business-value/book-value equation increase.

We’ve regularly emphasized that our book-value performance is almost certain to outpace the S&P 500 in a bad year for the stock market and just as certainly will fall short in a strong up-year. The test is how we do over time. Last year’s annual report included a table laying out results for the 42 five-year periods since we took over at Berkshire in 1965 (i.e., 1965-69, 1966-70, etc.). All showed our book value beating the S&P, and our string held for 2007-11. It will almost certainly snap, though, if the S&P 500 should put together a five-year winning streak (which it may well be on its way to doing as I write this).

* * * * * * * * * * * *

I also included two tables last year that set forth the key quantitative ingredients that will help you estimate our per-share intrinsic value. I won’t repeat the full discussion here; you can find it reproduced on pages 99-100. To update the tables shown there, our per-share investments in 2011 increased 4% to $98,366, and our pre-tax earnings from businesses other than insurance and investments increased 18% to $6,990 per share.

Charlie and I like to see gains in both areas, but our primary focus is on building operating earnings. Over time, the businesses we currently own should increase their aggregate earnings, and we hope also to purchase some large operations that will give us a further boost. We now have eight subsidiaries that would each be included in the Fortune 500 were they stand-alone companies. That leaves only 492 to go. My task is clear, and I’m on the prowl.

Share Repurchases

Last September, we announced that Berkshire would repurchase its shares at a price of up to 110% of book value. We were in the market for only a few days – buying $67 million of stock – before the price advanced beyond our limit. Nonetheless, the general importance of share repurchases suggests I should focus for a bit on the subject.

Charlie and I favor repurchases when two conditions are met: first, a company has ample funds to take care of the operational and liquidity needs of its business; second, its stock is selling at a material discount to the company’s intrinsic business value, conservatively calculated.

We have witnessed many bouts of repurchasing that failed our second test. Sometimes, of course, infractions – even serious ones – are innocent; many CEOs never stop believing their stock is cheap. In other instances, a less benign conclusion seems warranted. It doesn’t suffice to say that repurchases are being made to offset the dilution from stock issuances or simply because a company has excess cash. Continuing shareholders are hurt unless shares are purchased below intrinsic value. The first law of capital allocation – whether the money is slated for acquisitions or share repurchases – is that what is smart at one price is dumb at another. (One CEO who always stresses the price/value factor in repurchase decisions is Jamie Dimon at J.P. Morgan; I recommend that you read his annual letter.)

Charlie and I have mixed emotions when Berkshire shares sell well below intrinsic value. We like making money for continuing shareholders, and there is no surer way to do that than by buying an asset – our own stock – that we know to be worth at least x for less than that – for .9x, .8x or even lower. (As one of our directors says, it’s like shooting fish in a barrel, after the barrel has been drained and the fish have quit flopping.) Nevertheless, we don’t enjoy cashing out partners at a discount, even though our doing so may give the selling shareholders a slightly higher price than they would receive if our bid was absent. When we are buying, therefore, we want those exiting partners to be fully informed about the value of the assets they are selling.

At our limit price of 110% of book value, repurchases clearly increase Berkshire’s per-share intrinsic value. And the more and the cheaper we buy, the greater the gain for continuing shareholders. Therefore, if given the opportunity, we will likely repurchase stock aggressively at our price limit or lower. You should know, however, that we have no interest in supporting the stock and that our bids will fade in particularly weak markets. Nor will we buy shares if our cash-equivalent holdings are below $20 billion. At Berkshire, financial strength that is unquestionable takes precedence over all else.

* * * * * * * * * * * *

This discussion of repurchases offers me the chance to address the irrational reaction of many investors to changes in stock prices. When Berkshire buys stock in a company that is repurchasing shares, we hope for two events: First, we have the normal hope that earnings of the business will increase at a good clip for a long time to come; and second, we also hope that the stock underperforms in the market for a long time as well. A corollary to this second point: “Talking our book” about a stock we own – were that to be effective – would actually be harmful to Berkshire, not helpful as commentators customarily assume.

Let’s use IBM as an example. As all business observers know, CEOs Lou Gerstner and Sam Palmisano did a superb job in moving IBM from near-bankruptcy twenty years ago to its prominence today. Their operational accomplishments were truly extraordinary.

But their financial management was equally brilliant, particularly in recent years as the company’s financial flexibility improved. Indeed, I can think of no major company that has had better financial management, a skill that has materially increased the gains enjoyed by IBM shareholders. The company has used debt wisely, made value-adding acquisitions almost exclusively for cash and aggressively repurchased its own stock.

Today, IBM has 1.16 billion shares outstanding, of which we own about 63.9 million or 5.5%. Naturally, what happens to the company’s earnings over the next five years is of enormous importance to us. Beyond that, the company will likely spend $50 billion or so in those years to repurchase shares. Our quiz for the day: What should a long-term shareholder, such as Berkshire, cheer for during that period?

I won’t keep you in suspense. We should wish for IBM’s stock price to languish throughout the five years.

Let’s do the math. If IBM’s stock price averages, say, $200 during the period, the company will acquire 250 million shares for its $50 billion. There would consequently be 910 million shares outstanding, and we would own about 7% of the company. If the stock conversely sells for an average of $300 during the five-year period, IBM will acquire only 167 million shares. That would leave about 990 million shares outstanding after five years, of which we would own 6.5%.

If IBM were to earn, say, $20 billion in the fifth year, our share of those earnings would be a full $100 million greater under the “disappointing” scenario of a lower stock price than they would have been at the higher price. At some later point our shares would be worth perhaps $1 1/2 billion more than if the “high-price” repurchase scenario had taken place.

The logic is simple: If you are going to be a net buyer of stocks in the future, either directly with your own money or indirectly (through your ownership of a company that is repurchasing shares), you are hurt when stocks rise. You benefit when stocks swoon. Emotions, however, too often complicate the matter: Most people, including those who will be net buyers in the future, take comfort in seeing stock prices advance. These shareholders resemble a commuter who rejoices after the price of gas increases, simply because his tank contains a day’s supply.

Charlie and I don’t expect to win many of you over to our way of thinking – we’ve observed enough human behavior to know the futility of that – but we do want you to be aware of our personal calculus. And here a confession is in order: In my early days I, too, rejoiced when the market rose. Then I read Chapter Eight of Ben Graham’s The Intelligent Investor, the chapter dealing with how investors should view fluctuations in stock prices. Immediately the scales fell from my eyes, and low prices became my friend. Picking up that book was one of the luckiest moments in my life.

In the end, the success of our IBM investment will be determined primarily by its future earnings. But an important secondary factor will be how many shares the company purchases with the substantial sums it is likely to devote to this activity. And if repurchases ever reduce the IBM shares outstanding to 63.9 million, I will abandon my famed frugality and give Berkshire employees a paid holiday.

* * * * * * * * * * * *

Now, let’s examine the four major sectors of our operations. Each has vastly different balance sheet and income characteristics from the others. Lumping them together therefore impedes analysis. So we’ll present them as four separate businesses, which is how Charlie and I view them. Because we may be repurchasing Berkshire shares from some of you, we will offer our thoughts in each section as to how intrinsic value compares to carrying value.

Insurance

Let’s look first at insurance, Berkshire’s core operation and the engine that has propelled our expansion over the years.

Property-casualty (“P/C”) insurers receive premiums upfront and pay claims later. In extreme cases, such as those arising from certain workers’ compensation accidents, payments can stretch over decades. This collect-now, pay-later model leaves us holding large sums – money we call “float” – that will eventually go to others. Meanwhile, we get to invest this float for Berkshire’s benefit. Though individual policies and claims come and go, the amount of float we hold remains remarkably stable in relation to premium volume. Consequently, as our business grows, so does our float. And how we have grown, as the following table shows:

Year	Float (in $ millions)

1970	$39
1980	237
1990	1,632
2000	27,871
2010	65,832
2011	70,571

It’s unlikely that our float will grow much – if at all – from its current level. That’s mainly because we already have an outsized amount relative to our premium volume. Were there to be a decline in float, I will add, it would almost certainly be very gradual and therefore impose no unusual demand for funds on us.

If our premiums exceed the total of our expenses and eventual losses, we  register an underwriting profit that adds to the investment income our float produces. When such a profit occurs, we enjoy the use of free money – and, better yet, get paid for holding it. Unfortunately, the wish of all insurers to achieve this happy result creates intense competition, so vigorous in most years that it causes the P/C industry as a whole to operate at a significant underwriting loss. For example, State Farm, by far the country’s largest insurer and a well-managed company besides, has incurred an underwriting loss in eight of the last eleven years. There are a lot of ways to lose money in insurance, and the industry is resourceful in creating new ones.

As noted in the first section of this report, we have now operated at an underwriting profit for nine consecutive years, our gain for the period having totaled $17 billion. I believe it likely that we will continue to underwrite profitably in most – though certainly not all – future years. If we accomplish that, our float will be better than cost-free. We will profit just as we would if some party deposited $70.6 billion with us, paid us a fee for holding its money and then let us invest its funds for our own benefit.

So how does this attractive float affect intrinsic value calculations? Our float is deducted in full as a liability in calculating Berkshire’s book value, just as if we had to pay it out tomorrow and were unable to replenish it. But that’s an incorrect way to view float, which should instead be viewed as a revolving fund. If float is both costless and long-enduring, the true value of this liability is far lower than the accounting liability.

Partially offsetting this overstated liability is $15.5 billion of “goodwill” attributable to our insurance companies that is included in book value as an asset. In effect, this goodwill represents the price we paid for the float-generating capabilities of our insurance operations. The cost of the goodwill, however, has no bearing on its true value. If an insurance business produces large and sustained underwriting losses, any goodwill asset attributable to it should be deemed valueless, whatever its original cost.

Fortunately, that’s not the case at Berkshire. Charlie and I believe the true economic value of our insurance goodwill – what we would pay to purchase float of similar quality – to be far in excess of its historic carrying value. The value of our float is one reason – a huge reason – why we believe Berkshire’s intrinsic business value substantially exceeds book value.

Let me emphasize once again that cost-free float is not an outcome to be expected for the P/C industry as a whole: We don’t think there is much “Berkshire-quality” float existing in the insurance world. In most years, including 2011, the industry’s premiums have been inadequate to cover claims plus expenses. Consequently, the industry’s overall return on tangible equity has for many decades fallen far short of the average return realized by American industry, a sorry performance almost certain to continue. Berkshire’s outstanding economics exist only because we have some terrific managers running some extraordinary insurance operations. Let me tell you about the major units.

* * * * * * * * * * * *

First by float size is the Berkshire Hathaway Reinsurance Group, run by Ajit Jain. Ajit insures risks that no one else has the desire or the capital to take on. His operation combines capacity, speed, decisiveness and, most importantly, brains in a manner that is unique in the insurance business. Yet he never exposes Berkshire to risks that are inappropriate in relation to our resources. Indeed, we are far more conservative in that respect than most large insurers. For example, if the insurance industry should experience a $250 billion loss from some mega-catastrophe – a loss about triple anything it has ever faced – Berkshire as a whole would likely record a moderate profit for the year because of its many streams of earnings. Concurrently, all other major insurers and reinsurers would be far in the red, and some would face insolvency.

From a standing start in 1985, Ajit has created an insurance business with float of $34 billion and significant underwriting profits, a feat that no CEO of any other insurer has come close to matching. By these accomplishments, he has added a great many billions of dollars to the value of Berkshire. Charlie would gladly trade me for a second Ajit. Alas, there is none.

* * * * * * * * * * * *

We have another insurance powerhouse in General Re, managed by Tad Montross.

At bottom, a sound insurance operation needs to adhere to four disciplines. It must (1) understand all exposures that might cause a policy to incur losses; (2) conservatively evaluate the likelihood of any exposure actually causing a loss and the probable cost if it does; (3) set a premium that will deliver a profit, on average, after both prospective loss costs and operating expenses are covered; and (4) be willing to walk away if the appropriate premium can’t be obtained.

Many insurers pass the first three tests and flunk the fourth. They simply can’t turn their back on business that their competitors are eagerly writing. That old line, “The other guy is doing it so we must as well,” spells trouble in any business, but in none more so than insurance. Indeed, a good underwriter needs an independent mindset akin to that of the senior citizen who received a call from his wife while driving home. “Albert, be careful,” she warned, “I just heard on the radio that there’s a car going the wrong way down the Interstate.” “Mabel, they don’t know the half of it,” replied Albert, “It’s not just one car, there are hundreds of them.”

Tad has observed all four of the insurance commandments, and it shows in his results. General Re’s huge float has been better than cost-free under his leadership, and we expect that, on average, it will continue to be. In the first few years after we acquired it, General Re was a major headache. Now it’s a treasure.

* * * * * * * * * * * *

Finally, there is GEICO, the insurer on which I cut my teeth 61 years ago. GEICO is run by Tony Nicely, who joined the company at 18 and completed 50 years of service in 2011.

GEICO’s much-envied record comes from Tony’s brilliant execution of a superb and almost-impossible-to-replicate business model. During Tony’s 18-year tenure as CEO, our market share has grown from 2.0% to 9.3%. If it had instead remained static – as it had for more than a decade before he took over – our premium volume would now be $3.3 billion rather than the $15.4 billion we attained in 2011. The extra value created by Tony and his associates is a major element in Berkshire’s excess of intrinsic value over book value.

There is still more than 90% of the auto-insurance market left for GEICO to rake in. Don’t bet against Tony acquiring chunks of it year after year in the future. Our low costs permit low prices, and every day more Americans discover that the Gecko is doing them a favor when he urges them to visit GEICO.com for a quote. (Our lizard has another endearing quality: Unlike human spokesmen or spokeswomen who expensively represent other insurance companies, our little fellow has no agent.)

* * * * * * * * * * * *

In addition to our three major insurance operations, we own a group of smaller companies, most of them plying their trade in odd corners of the insurance world. In aggregate, their results have consistently been profitable and the float they provide us is substantial. Charlie and I treasure these companies and their managers.

At yearend, we acquired Princeton Insurance, a New Jersey writer of medical malpractice policies. This bolt-on transaction expands the managerial domain of Tim Kenesey, the star CEO of Medical Protective, our Indiana-based med-mal insurer. Princeton brings with it more than $600 million of float, an amount that is included in the following table.

Here is the record of all four segments of our property-casualty and life insurance businesses:

	Underwriting Profit		Yearend Float
	(in millions)
Insurance Operations	2011	2010	2011	2010
BH Reinsurance	$(714)	$176	$33,728	$30,370
General Re	144	452	19,714	20,049
GEICO	576	1,117	11,169	10,272
Other Primary	242	268	5,960	5,141

	$248	$2,013	$70,571	$65,832

Among large insurance operations, Berkshire’s impresses me as the best in the world.

Regulated, Capital-Intensive Businesses

We have two very large businesses, BNSF and MidAmerican Energy, that have important common characteristics distinguishing them from our many other businesses. Consequently, we assign them their own sector in this letter and also split out their combined financial statistics in our GAAP balance sheet and income statement.

A key characteristic of both companies is the huge investment they have in very long-lived, regulated assets, with these partially funded by large amounts of long-term debt that is not guaranteed by Berkshire. Our credit is not needed: Both businesses have earning power that even under terrible business conditions amply covers their interest requirements. In a less than robust economy during 2011, for example, BNSF’s interest coverage was 9.5x. At MidAmerican, meanwhile, two key factors ensure its ability to service debt under all circumstances: The stability of earnings that is inherent in our exclusively offering an essential service and a diversity of earnings streams, which shield it from the actions of any single regulatory body.

Measured by ton-miles, rail moves 42% of America’s inter-city freight, and BNSF moves more than any other railroad – about 37% of the industry total. A little math will tell you that about 15% of all inter-city ton-miles of freight in the U.S. is transported by BNSF. It is no exaggeration to characterize railroads as the circulatory system of our economy. Your railroad is the largest artery.

All of this places a huge responsibility on us. We must, without fail, maintain and improve our 23,000 miles of track along with 13,000 bridges, 80 tunnels, 6,900 locomotives and 78,600 freight cars. This job requires us to have ample financial resources under all economic scenarios and to have the human talent that can instantly and effectively deal with the vicissitudes of nature, such as the widespread flooding BNSF labored under last summer.

To fulfill its societal obligation, BNSF regularly invests far more than its depreciation charge, with the excess amounting to $1.8 billion in 2011. The three other major U.S. railroads are making similar outlays. Though many people decry our country’s inadequate infrastructure spending, that criticism cannot be levied against the railroad industry. It is pouring money – funds from the private sector – into the investment projects needed to provide better and more extensive service in the future. If railroads were not making these huge expenditures, our country’s publicly-financed highway system would face even greater congestion and maintenance problems than exist today.

Massive investments of the sort that BNSF is making would be foolish if it could not earn appropriate returns on the incremental sums it commits. But I am confident it will do so because of the value it delivers. Many years ago Ben Franklin counseled, “Keep thy shop, and thy shop will keep thee.” Translating this to our regulated businesses, he might today say, “Take care of your customer, and the regulator – your customer’s representative – will take care of you.” Good behavior by each party begets good behavior in return.

At MidAmerican, we participate in a similar “social compact.” We are  expected to put up ever-increasing sums to satisfy the future needs of our customers. If we meanwhile operate reliably and efficiently, we know that we will obtain a fair return on these investments.

MidAmerican, 89.8% owned by Berkshire, supplies 2.5 million customers in the U.S. with electricity, operating as the largest supplier in Iowa, Utah and Wyoming and as an important provider in six other states as well. Our pipelines transport 8% of the country’s natural gas. Obviously, many millions of Americans depend on us every day. They haven’t been disappointed.

When MidAmerican purchased Northern Natural Gas pipeline in 2002, that company’s performance as a pipeline was rated dead last, 43 out of 43, by the leading authority in the field. In the most recent report, Northern Natural was ranked second. The top spot was held by our other pipeline, Kern River.

In its electric business, MidAmerican has a comparable record. In the most recent survey of customer satisfaction, MidAmerican’s U.S. utilities ranked second among 60 utility groups surveyed. The story was far different not many years back when MidAmerican acquired these properties.

MidAmerican will have 3,316 megawatts of wind generation in operation by the end of 2012, far more than any other regulated electric utility in the country. The total amount that we have invested or committed to wind is a staggering $6 billion. We can make this sort of investment because MidAmerican retains all of its earnings, unlike other utilities that generally pay out most of what they earn. In addition, late last year we took on two solar projects – one 100%-owned in California and the other 49%-owned in Arizona – that will cost about $3 billion to construct. Many more wind and solar projects will almost certainly follow.

As you can tell by now, I am proud of what has been accomplished for our society by Matt Rose at BNSF and by Greg Abel at MidAmerican. I am also both proud and grateful for what they have accomplished for Berkshire shareholders. Below are the relevant figures:

MidAmerican	Earnings (in millions)
	2011	2010
U.K. utilities	$469	$333
Iowa utility	279	279
Western utilities	771	783
Pipelines	388	378
HomeServices	39	42
Other (net)	36	47

Operating earnings before corporate interest and taxes	1,982	1,862
Interest, other than to Berkshire	(323)	(323)
Interest on Berkshire junior debt	(13)	(30)
Income tax	(315)	(271)

Net earnings	$1,331	$1,238

Earnings applicable to Berkshire*	$1,204	$1,131

*Includes interest earned by Berkshire (net of related income taxes) of $8 in 2011 and $19 in 2010.

BNSF (Historical accounting through 2/12/10; purchase accounting subsequently)	(in millions)
	2011	2010
Revenues	$19,548	$16,850
Operating earnings	5,310	4,495
Interest (Net)	560	507
Pre-Tax earnings	4,741	3,988
Net earnings	2,972	2,459

In the book value recorded on our balance sheet, BNSF and MidAmerican carry substantial goodwill components totaling $20 billion. In each instance, however, Charlie and I believe current intrinsic value is far greater than book value.

Manufacturing, Service and Retailing Operations

Our activities in this part of Berkshire cover the waterfront. Let’s look, though, at a summary balance sheet and earnings statement for the entire group.

Balance Sheet 12/31/11 (in millions)

Assets		Liabilities and Equity
Cash and equivalents	$4,241	Notes payable	$1,611
Accounts and notes receivable	6,584	Other current liabilities	15,124

Inventory	8,975	Total current liabilities	16,735
Other current assets	631

Total current assets	20,431
		Deferred taxes	4,661
Goodwill and other intangibles	24,755	Term debt and other liabilities	6,214
Fixed assets	17,866	Non-controlling interests	2,410
Other assets	3,661	Berkshire equity	36,693

	$66,713		$66,713

Earnings Statement (in millions)
	2011**		2010		2009
Revenues	$72,406		$66,610		$61,665
Operating expenses (including depreciation of $1,431 in 2011, $1,362 in 2010 and $1,422 in 2009)	67,239		62,225		59,509
Interest expense	130		111		98

Pre-tax earnings	5,037	*	4,274	*	2,058	*
Income taxes and non-controlling interests	1,998		1,812		945

Net earnings	$3,039		$2,462		$1,113

  *Does not include purchase-accounting adjustments.

**Includes earnings of Lubrizol from September 16.

This group of companies sells products ranging from lollipops to jet airplanes. Some of the businesses enjoy terrific economics, measured by earnings on unleveraged net tangible assets that run from 25% after-tax to more than 100%. Others produce good returns in the area of 12-20%. A few, however, have very poor returns, a result of some serious mistakes I made in my job of capital allocation. These errors came about because I misjudged either the competitive strength of the business being purchased or the future economics of the industry in which it operated. I try to look out ten or twenty years when making an acquisition, but sometimes my eyesight has been poor. Charlie’s has been better; he voted no more than “present” on several of my errant purchases.

Berkshire’s newer shareholders may be puzzled over our decision to hold on to my mistakes. After all, their earnings can never be consequential to Berkshire’s valuation, and problem companies require more managerial time than winners. Any management consultant or Wall Street advisor would look at our laggards and say “dump them.”

That won’t happen. For 29 years, we have regularly laid out Berkshire’s economic principles in these reports (pages 93-98) and Number 11 describes our general reluctance to sell poor performers (which, in most cases, lag because of industry factors rather than managerial shortcomings). Our approach is far from Darwinian, and many of you may disapprove of it. I can understand your position. However, we have made – and continue to make – a commitment to the sellers of businesses we buy that we will retain those businesses through thick and thin. So far, the dollar cost of that commitment has not been substantial and may well be offset by the goodwill it builds among prospective sellers looking for the right permanent home for their treasured business and loyal associates. These owners know that what they get with us can’t be delivered by others and that our commitments will be good for many decades to come.

Please understand, however, that Charlie and I are neither masochists nor Pollyannas. If either of the failings we set forth in Rule 11 is present – if the business will likely be a cash drain over the longer term, or if labor strife is endemic – we will take prompt and decisive action. Such a situation has happened only a couple of times in our 47-year history, and none of the businesses we now own is in straits requiring us to consider disposing of it.

* * * * * * * * * * * *

The steady and substantial comeback in the U.S. economy since mid-2009 is clear from the earnings shown at the front of this section. This compilation includes 54 of our companies. But one of these, Marmon, is itself the owner of 140 operations in eleven distinct business sectors. In short, when you look at Berkshire, you are looking across corporate America. So let’s dig a little deeper to gain a greater insight into what has happened in the last few years.

The four housing-related companies in this section (a group that excludes Clayton, which is carried under Finance and Financial Products) had aggregate pre-tax earnings of $227 million in 2009, $362 million in 2010 and $359 million in 2011. If you subtract these earnings from those in the combined statement, you will see that our multiple and diverse non-housing operations earned $1,831 million in 2009, $3,912 million in 2010 and $4,678 million in 2011. About $291 million of the 2011 earnings came from the Lubrizol acquisition. The profile of the remaining 2011 earnings – $4,387 million – illustrates the comeback of much of America from the devastation wrought by the 2008 financial panic. Though housing-related businesses remain in the emergency room, most other businesses have left the hospital with their health fully restored.

* * * * * * * * * * * *

Almost all of our managers delivered outstanding performances last year, among them those managers who run housing-related businesses and were therefore fighting hurricane-force headwinds. Here are a few examples:

•

Vic Mancinelli again set a record at CTB, our agricultural equipment operation. We purchased CTB in 2002 for $139 million. It has subsequently distributed $180 million to Berkshire, last year earned $124 million pre-tax and has $109 million in cash. Vic has made a number of bolt-on acquisitions over the years, including a meaningful one he signed up after yearend.

•

TTI, our electric components distributor, increased its sales to a record $2.1 billion, up 12.4% from 2010. Earnings also hit a record, up 127% from 2007, the year in which we purchased the business. In 2011, TTI performed far better than the large publicly-traded companies in its field. That’s no surprise: Paul Andrews and his associates have been besting them for years. Charlie and I are delighted that Paul negotiated a large bolt-on acquisition early in 2012. We hope more follow.

•

Iscar, our 80%-owned cutting-tools operation, continues to amaze us. Its sales growth and overall performance are unique in its industry. Iscar’s managers – Eitan Wertheimer, Jacob Harpaz and Danny Goldman – are brilliant strategists and operators. When the economic world was cratering in November 2008, they stepped up to buy Tungaloy, a leading Japanese cutting-tool manufacturer. Tungaloy suffered significant damage when the tsunami hit north of Tokyo last spring. But you wouldn’t know that now: Tungaloy went on to set a sales record in 2011. I visited the Iwaki plant in November and was inspired by the dedication and enthusiasm of Tungaloy’s management, as well as its staff. They are a wonderful group and deserve your admiration and thanks.

•

McLane, our huge distribution company that is run by Grady Rosier, added important new customers in 2011 and set a pre-tax earnings record of $370 million. Since its purchase in 2003 for $1.5 billion, the company has had pre-tax earnings of $2.4 billion and also increased its LIFO reserve by $230 million because the prices of the retail products it distributes (candy, gum, cigarettes, etc.) have risen. Grady runs a logistical machine second to none. You can look for bolt-ons at McLane, particularly in our new wine-and-spirits distribution business.

•

Jordan Hansell took over at NetJets in April and delivered 2011 pre-tax earnings of $227 million. That is a particularly impressive performance because the sale of new planes was slow during most of the year. In December, however, there was an uptick that was more than seasonally normal. How permanent it will be is uncertain.

A few years ago NetJets was my number one worry: Its costs were far out of line with revenues, and cash was hemorrhaging. Without Berkshire’s support, NetJets would have gone broke. These problems are behind us, and Jordan is now delivering steady profits from a well-controlled and smoothly-running operation. NetJets is proceeding on a plan to enter China with some first-class partners, a move that will widen our business “moat.” No other fractional-ownership operator has remotely the size and breadth of the NetJets operation, and none ever will. NetJets’ unrelenting focus on safety and service has paid off in the marketplace.

•

It’s a joy to watch Marmon’s progress under Frank Ptak’s leadership. In addition to achieving internal growth, Frank regularly makes bolt-on acquisitions that, in aggregate, will materially increase Marmon’s earning power. (He did three, costing about $270 million, in the last few months.) Joint ventures around the world are another opportunity for Marmon. At midyear Marmon partnered with the Kundalia family in an Indian crane operation that is already delivering substantial profits. This is Marmon’s second venture with the family, following a successful wire and cable partnership instituted a few years ago.

Of the eleven major sectors in which Marmon operates, ten delivered gains in earnings last year. You can be confident of higher earnings from Marmon in the years ahead.

•

“Buy commodities, sell brands” has long been a formula for business success. It has produced enormous and sustained profits for Coca-Cola since 1886 and Wrigley since 1891. On a smaller scale, we have enjoyed good fortune with this approach at See’s Candy since we purchased it 40 years ago.

Last year See’s had record pre-tax earnings of $83 million, bringing its total since we bought it to $1.65 billion. Contrast that figure with our purchase price of $25 million and our yearend carrying-value (net of cash) of less than zero. (Yes, you read that right; capital employed at See’s fluctuates seasonally, hitting a low after Christmas.) Credit Brad Kinstler for taking the company to new heights since he became CEO in 2006.

•	Nebraska Furniture Mart (80% owned) set an earnings record in 2011, netting more than ten times what it did in 1983, when we acquired our stake.

But that’s not the big news. More important was NFM’s acquisition of a 433-acre tract north of Dallas on which we will build what is almost certain to be the highest-volume home-furnishings store in the country. Currently, that title is shared by our two stores in Omaha and Kansas City, each of which had record-setting sales of more than $400 million in 2011. It will be several years before the Texas store is completed, but I look forward to cutting the ribbon at the opening. (At Berkshire, the managers do the work; I take the bows.)

Our new store, which will offer an unequalled variety of merchandise sold at prices that can’t be matched, will bring huge crowds from near and far. This drawing power and our extensive holdings of land at the site should enable us to attract a number of other major stores. (If any high-volume retailers are reading this, contact me.)

Our experience with NFM and the Blumkin family that runs it has been a real joy. The business was built by Rose Blumkin (known to all as “Mrs. B”), who started the company in 1937 with $500 and a dream. She sold me our interest when she was 89 and worked until she was 103. (After retiring, she died the next year, a sequence I point out to any other Berkshire manager who even thinks of retiring.)

Mrs. B’s son, Louie, now 92, helped his mother build the business after he returned from World War II and, along with his wife, Fran, has been my friend for 55 years. In turn, Louie’s sons, Ron and Irv, have taken the company to new heights, first opening the Kansas City store and now gearing up for Texas.

The “boys” and I have had many great times together, and I count them among my best friends. The Blumkins are a remarkable family. Never inclined to let an extraordinary gene pool go to waste, I am rejoicing these days because several members of the fourth Blumkin generation have joined NFM.

Overall, the intrinsic value of the businesses in this Berkshire sector significantly exceeds their book value. For many of the smaller companies, however, this is not true. I have made more than my share of mistakes buying small companies. Charlie long ago told me, “If something’s not worth doing at all, it’s not worth doing well,” and I should have listened harder. In any event, our large purchases have generally worked well – extraordinarily well in a few cases – and overall this sector is a winner for us.

* * * * * * * * * * * *

Certain shareholders have told me they hunger for more discussions of accounting arcana. So here’s a bit of GAAP-mandated nonsense I hope both of them enjoy.

Common sense would tell you that our varied subsidiaries should be carried on our books at their cost plus the earnings they have retained since our purchase (unless their economic value has materially decreased, in which case an appropriate write-down must be taken). And that’s essentially the reality at Berkshire – except for the weird situation at Marmon.

We purchased 64% of the company in 2008 and put this interest on our books at our cost, $4.8 billion. So far, so good. Then, in early 2011, pursuant to our original contract with the Pritzker family, we purchased an additional 16%, paying $1.5 billion as called for by a formula that reflected Marmon’s increased value. In this instance, however, we were required to immediately write off $614 million of the purchase price retroactive to the end of 2010. (Don’t ask!) Obviously, this write-off had no connection to economic reality. The excess of Marmon’s intrinsic value over its carrying value is widened by this meaningless write-down.

Finance and Financial Products

This sector, our smallest, includes two rental companies, XTRA (trailers) and CORT (furniture), and Clayton Homes, the country’s leading producer and financer of manufactured homes. Aside from these 100%-owned subsidiaries, we also include in this category a collection of financial assets and our 50% interest in Berkadia Commercial Mortgage.

It’s instructive to look at what transpired at our three operating businesses after the economy fell off a cliff in late 2008, because their experiences illuminate the fractured recovery that later came along.

Results at our two leasing companies mirrored the “non-housing” economy. Their combined pre-tax earnings were $13 million in 2009, $53 million in 2010 and $155 million in 2011, an improvement reflecting the steady recovery we have seen in almost all of our non-housing businesses. In contrast, Clayton’s world of manufactured housing (just like site-built housing) has endured a veritable depression, experiencing no recovery to date. Manufactured housing sales in the nation were 49,789 homes in 2009, 50,046 in 2010 and 51,606 in 2011. (When housing was booming in 2005, they were 146,744.)

Despite these difficult times, Clayton has continued to operate profitably, largely because its mortgage portfolio has performed well under trying circumstances. Because we are the largest lender in the manufactured homes sector and are also normally lending to lower-and-middle-income families, you might expect us to suffer heavy losses during a housing meltdown. But by sticking to old-fashioned loan policies – meaningful down payments and monthly payments with a sensible relationship to regular income – Clayton has kept losses to acceptable levels. It has done so even though many of our borrowers have had negative equity for some time.

As is well-known, the U.S. went off the rails in its home-ownership and mortgage-lending policies, and for these mistakes our economy is now paying a huge price. All of us participated in the destructive behavior – government, lenders, borrowers, the media, rating agencies, you name it. At the core of the folly was the almost universal belief that the value of houses was certain to increase over time and that any dips would be inconsequential. The acceptance of this premise justified almost any price and practice in housing transactions. Homeowners everywhere felt richer and rushed to “monetize” the increased value of their homes by refinancings. These massive cash infusions fueled a consumption binge throughout our economy. It all seemed great fun while it lasted. (A largely unnoted fact: Large numbers of people who have “lost” their house through foreclosure have actually realized a profit because they carried out refinancings earlier that gave them cash in excess of their cost. In these cases, the evicted homeowner was the winner, and the victim was the lender.)

In 2007, the bubble burst, just as all bubbles must. We are now in the fourth year of a cure that, though long and painful, is sure to succeed. Today, household formations are consistently exceeding housing starts.

Clayton’s earnings should improve materially when the nation’s excess housing inventory is worked off. As I see things today, however, I believe the intrinsic value of the three businesses in this sector does not differ materially from their book value.

Investments

Below we show our common stock investments that at yearend had a market value of more than $1 billion.

		12/31/11
Shares	Company	Percentage of Company Owned	Cost*	Market
			(in millions)

151,610,700	American Express Company	13.0	$1,287	$7,151
200,000,000	The Coca-Cola Company	8.8	1,299	13,994
29,100,937	ConocoPhillips	2.3	2,027	2,121
63,905,931	International Business Machines Corp.	5.5	10,856	11,751
31,416,127	Johnson & Johnson	1.2	1,880	2,060
79,034,713	Kraft Foods Inc.	4.5	2,589	2,953
20,060,390	Munich Re	11.3	2,990	2,464
3,947,555	POSCO	5.1	768	1,301
72,391,036	The Procter & Gamble Company	2.6	464	4,829
25,848,838	Sanofi	1.9	2,055	1,900
291,577,428	Tesco plc	3.6	1,719	1,827
78,060,769	U.S. Bancorp	4.1	2,401	2,112
39,037,142	Wal-Mart Stores, Inc.	1.1	1,893	2,333
400,015,828	Wells Fargo & Company	7.6	9,086	11,024
	Others		6,895	9,171

	Total Common Stocks Carried at Market		$48,209	$76,991

*This is our actual purchase price and also our tax basis; GAAP “cost” differs in a few cases because of write-ups or write-downs that have been required.

We made few changes in our investment holdings during 2011. But three moves were important: our purchases of IBM and Bank of America and the $1 billion addition we made to our Wells Fargo position.

The banking industry is back on its feet, and Wells Fargo is prospering. Its earnings are strong, its assets solid and its capital at record levels. At Bank of America, some huge mistakes were made by prior management. Brian Moynihan has made excellent progress in cleaning these up, though the completion of that process will take a number of years. Concurrently, he is nurturing a huge and attractive underlying business that will endure long after today’s problems are forgotten. Our warrants to buy 700 million Bank of America shares will likely be of great value before they expire.

As was the case with Coca-Cola in 1988 and the railroads in 2006, I was late to the IBM party. I have been reading the company’s annual report for more than 50 years, but it wasn’t until a Saturday in March last year that my thinking crystallized. As Thoreau said, “It’s not what you look at that matters, it’s what you see.”

Todd Combs built a $1.75 billion portfolio (at cost) last year, and Ted Weschler will soon create one of similar size. Each of them receives 80% of his performance compensation from his own results and 20% from his partner’s. When our quarterly filings report relatively small holdings, these are not likely to be buys I made (though the media often overlook that point) but rather holdings denoting purchases by Todd or Ted.

One additional point about these two new arrivals. Both Ted and Todd will be helpful to the next CEO of Berkshire in making acquisitions. They have excellent “business minds” that grasp the economic forces likely to determine the future of a wide variety of businesses. They are aided in their thinking by an understanding of what is predictable and what is unknowable.

* * * * * * * * * * * *

There is little new to report on our derivatives positions, which we have described in detail in past reports. (Annual reports since 1977 are available at www.berkshirehathaway.com.) One important industry change, however, must be noted: Though our existing contracts have very minor collateral requirements, the rules have changed for new positions. Consequently, we will not be initiating any major derivatives positions. We shun contracts of any type that could require the instant posting of collateral. The possibility of some sudden and huge posting requirement – arising from an out-of-the-blue event such as a worldwide financial panic or massive terrorist attack – is inconsistent with our primary objectives of redundant liquidity and unquestioned financial strength.

Our insurance-like derivatives contracts, whereby we pay if various issues included in high-yield bond indices default, are coming to a close. The contracts that most exposed us to losses have already expired, and the remainder will terminate soon. In 2011, we paid out $86 million on two losses, bringing our total payments to $2.6 billion. We are almost certain to realize a final “underwriting profit” on this portfolio because the premiums we received were $3.4 billion, and our future losses are apt to be minor. In addition, we will have averaged about $2 billion of float over the five-year life of these contracts. This successful result during a time of great credit stress underscores the importance of obtaining a premium that is commensurate with the risk.

Charlie and I continue to believe that our equity-put positions will produce a significant profit, considering both the $4.2 billion of float we will have held for more than fifteen years and the $222 million profit we’ve already realized on contracts that we repurchased. At yearend, Berkshire’s book value reflected a liability of $8.5 billion for the remaining contracts; if they had all come due at that time our payment would have been $6.2 billion.

The Basic Choices for Investors and the One We Strongly Prefer

Investing is often described as the process of laying out money now in the expectation of receiving more money in the future. At Berkshire we take a more demanding approach, defining investing as the transfer to others of purchasing power now with the reasoned expectation of receiving more purchasing power – after taxes have been paid on nominal gains – in the future. More succinctly, investing is forgoing consumption now in order to have the ability to consume more at a later date.

From our definition there flows an important corollary: The riskiness of an investment is not measured by beta (a Wall Street term encompassing volatility and often used in measuring risk) but rather by the probability – the reasoned probability – of that investment causing its owner a loss of purchasing-power over his contemplated holding period. Assets can fluctuate greatly in price and not be risky as long as they are reasonably certain to deliver increased purchasing power over their holding period. And as we will see, a non-fluctuating asset can be laden with risk.

Investment possibilities are both many and varied. There are three major categories, however, and it’s important to understand the characteristics of each. So let’s survey the field.

•

Investments that are denominated in a given currency include money-market funds, bonds, mortgages, bank deposits, and other instruments. Most of these currency-based investments are thought of as “safe.” In truth they are among the most dangerous of assets. Their beta may be zero, but their risk is huge.

Over the past century these instruments have destroyed the purchasing power of investors in many countries, even as the holders continued to receive timely payments of interest and principal. This ugly result, moreover, will forever recur. Governments determine the ultimate value of money, and systemic forces will sometimes cause them to gravitate to policies that produce inflation. From time to time such policies spin out of control.

Even in the U.S., where the wish for a stable currency is strong, the dollar has fallen a staggering 86% in value since 1965, when I took over management of Berkshire. It takes no less than $7 today to buy what $1 did at that time. Consequently, a tax-free institution would have needed 4.3% interest annually from bond investments over that period to simply maintain its purchasing power. Its managers would have been kidding themselves if they thought of any portion of that interest as “income.”

For tax-paying investors like you and me, the picture has been far worse. During the same 47-year period, continuous rolling of U.S. Treasury bills produced 5.7% annually. That sounds satisfactory. But if an individual investor paid personal income taxes at a rate averaging 25%, this 5.7% return would have yielded nothing in the way of real income. This investor’s visible income tax would have stripped him of 1.4 points of the stated yield, and the invisible inflation tax would have devoured the remaining 4.3 points. It’s noteworthy that the implicit inflation “tax” was more than triple the explicit income tax that our investor probably thought of as his main burden. “In God We Trust” may be imprinted on our currency, but the hand that activates our government’s printing press has been all too human.

High interest rates, of course, can compensate purchasers for the inflation risk they face with currency-based investments – and indeed, rates in the early 1980s did that job nicely. Current rates, however, do not come close to offsetting the purchasing-power risk that investors assume. Right now bonds should come with a warning label.

Under today’s conditions, therefore, I do not like currency-based investments. Even so, Berkshire holds significant amounts of them, primarily of the short-term variety. At Berkshire the need for ample liquidity occupies center stage and will never be slighted, however inadequate rates may be. Accommodating this need, we primarily hold U.S. Treasury bills, the only investment that can be counted on for liquidity under the most chaotic of economic conditions. Our working level for liquidity is $20 billion; $10 billion is our absolute minimum.

Beyond the requirements that liquidity and regulators impose on us, we will purchase currency-related securities only if they offer the possibility of unusual gain – either because a particular credit is mispriced, as can occur in periodic junk-bond debacles, or because rates rise to a level that offers the possibility of realizing substantial capital gains on high-grade bonds when rates fall. Though we’ve exploited both opportunities in the past – and may do so again – we are now 180 degrees removed from such prospects. Today, a wry comment that Wall Streeter Shelby Cullom Davis made long ago seems apt: “Bonds promoted as offering risk-free returns are now priced to deliver return-free risk.”

•

The second major category of investments involves assets that will never produce anything, but that are purchased in the buyer’s hope that someone else – who also knows that the assets will be forever unproductive – will pay more for them in the future. Tulips, of all things, briefly became a favorite of such buyers in the 17th century.

This type of investment requires an expanding pool of buyers, who, in turn, are enticed because they believe the buying pool will expand still further. Owners are not inspired by what the asset itself can produce – it will remain lifeless forever – but rather by the belief that others will desire it even more avidly in the future.

The major asset in this category is gold, currently a huge favorite of investors who fear almost all other assets, especially paper money (of whose value, as noted, they are right to be fearful). Gold, however, has two significant shortcomings, being neither of much use nor procreative. True, gold has some industrial and decorative utility, but the demand for these purposes is both limited and incapable of soaking up new production. Meanwhile, if you own one ounce of gold for an eternity, you will still own one ounce at its end.

What motivates most gold purchasers is their belief that the ranks of the fearful will grow. During the past decade that belief has proved correct. Beyond that, the rising price has on its own generated additional buying enthusiasm, attracting purchasers who see the rise as validating an investment thesis. As “bandwagon” investors join any party, they create their own truth – for a while.

Over the past 15 years, both Internet stocks and houses have demonstrated the extraordinary excesses that can be created by combining an initially sensible thesis with well-publicized rising prices. In these bubbles, an army of originally skeptical investors succumbed to the “proof” delivered by the market, and the pool of buyers – for a time – expanded sufficiently to keep the bandwagon rolling. But bubbles blown large enough inevitably pop. And then the old proverb is confirmed once again: “What the wise man does in the beginning, the fool does in the end.”

Today the world’s gold stock is about 170,000 metric tons. If all of this gold were melded together, it would form a cube of about 68 feet per side. (Picture it fitting comfortably within a baseball infield.) At $1,750 per ounce – gold’s price as I write this – its value would be $9.6 trillion. Call this cube pile A.

Let’s now create a pile B costing an equal amount. For that, we could buy all U.S. cropland (400 million acres with output of about $200 billion annually), plus 16 Exxon Mobils (the world’s most profitable company, one earning more than $40 billion annually). After these purchases, we would have about $1 trillion left over for walking-around money (no sense feeling strapped after this buying binge). Can you imagine an investor with $9.6 trillion selecting pile A over pile B?

Beyond the staggering valuation given the existing stock of gold, current prices make today’s annual production of gold command about $160 billion. Buyers – whether jewelry and industrial users, frightened individuals, or speculators – must continually absorb this additional supply to merely maintain an equilibrium at present prices.

A century from now the 400 million acres of farmland will have produced staggering amounts of corn, wheat, cotton, and other crops – and will continue to produce that valuable bounty, whatever the currency may be. Exxon Mobil will probably have delivered trillions of dollars in dividends to its owners and will also hold assets worth many more trillions (and, remember, you get 16 Exxons). The 170,000 tons of gold will be unchanged in size and still incapable of producing anything. You can fondle the cube, but it will not respond.

Admittedly, when people a century from now are fearful, it’s likely many will still rush to gold. I’m confident, however, that the $9.6 trillion current valuation of pile A will compound over the century at a rate far inferior to that achieved by pile B.

•

Our first two categories enjoy maximum popularity at peaks of fear: Terror over economic collapse drives individuals to currency-based assets, most particularly U.S. obligations, and fear of currency collapse fosters movement to sterile assets such as gold. We heard “cash is king” in late 2008, just when cash should have been deployed rather than held. Similarly, we heard “cash is trash” in the early 1980s just when fixed-dollar investments were at their most attractive level in memory. On those occasions, investors who required a supportive crowd paid dearly for that comfort.

My own preference – and you knew this was coming – is our third category: investment in productive assets, whether businesses, farms, or real estate. Ideally, these assets should have the ability in inflationary times to deliver output that will retain its purchasing-power value while requiring a minimum of new capital investment. Farms, real estate, and many businesses such as Coca-Cola, IBM and our own See’s Candy meet that double-barreled test. Certain other companies – think of our regulated utilities, for example – fail it because inflation places heavy capital requirements on them. To earn more, their owners must invest more. Even so, these investments will remain superior to nonproductive or currency-based assets.

Whether the currency a century from now is based on gold, seashells, shark teeth, or a piece of paper (as today), people will be willing to exchange a couple of minutes of their daily labor for a Coca-Cola or some See’s peanut brittle. In the future the U.S. population will move more goods, consume more food, and require more living space than it does now. People will forever exchange what they produce for what others produce.

Our country’s businesses will continue to efficiently deliver goods and services wanted by our citizens. Metaphorically, these commercial “cows” will live for centuries and give ever greater quantities of “milk” to boot. Their value will be determined not by the medium of exchange but rather by their capacity to deliver milk. Proceeds from the sale of the milk will compound for the owners of the cows, just as they did during the 20th century when the Dow increased from 66 to 11,497 (and paid loads of dividends as well). Berkshire’s goal will be to increase its ownership of first-class businesses. Our first choice will be to own them in their entirety – but we will also be owners by way of holding sizable amounts of marketable stocks. I believe that over any extended period of time this category of investing will prove to be the runaway winner among the three we’ve examined. More important, it will be by far the safest.

The Annual Meeting

The annual meeting will be held on Saturday, May 5th at the CenturyLink Center (renamed from “Qwest”). Last year, Carrie Kizer debuted as the ringmaster and earned a lifetime assignment. Everyone loved the job she did – especially me.

Soon after the 7 a.m. opening of the doors, we will have a new activity: The Newspaper Tossing Challenge. Late last year, Berkshire purchased the Omaha World-Herald and, in my meeting with its shareholder-employees, I told of the folding and throwing skills I developed while delivering 500,000 papers as a teenager.

I immediately saw skepticism in the eyes of the audience. That was no surprise to me. After all, the reporters’ mantra is: “If your mother says she loves you, check it out.” So now I have to back up my claim. At the meeting, I will take on all comers in making 35-foot tosses of the World-Herald to a Clayton porch. Any challenger whose paper lands closer to the doorstep than mine will receive a dilly bar. I’ve asked Dairy Queen to supply several for the contest, though I doubt that any will be needed. We will have a large stack of papers. Grab one. Fold it (no rubber bands). Take your best shot. Make my day.

At 8:30, a new Berkshire movie will be shown. An hour later, we will start the question-and-answer period, which (with a break for lunch at the CenturyLink’s stands) will last until 3:30. After a short recess, Charlie and I will convene the annual meeting at 3:45. If you decide to leave during the day’s question periods, please do so while Charlie is talking.

The best reason to exit, of course, is to shop. We will help you do so by filling the 194,300-square-foot hall that adjoins the meeting area with products from dozens of Berkshire subsidiaries. Last year, you did your part, and most locations racked up record sales. In a nine-hour period, we sold 1,249 pairs of Justin boots, 11,254 pounds of See’s candy, 8,000 Quikut knives (that’s 15 knives per minute) and 6,126 pairs of Wells Lamont gloves, a Marmon product whose very existence was news to me. (The product I focus on is money.) But you can do better. Remember: Anyone who says money can’t buy happiness simply hasn’t shopped at our meeting.

Among the new exhibitors this year will be Brooks, our running-shoe company. Brooks has been gobbling up market share and in 2011 had a sales gain of 34%, its tenth consecutive year of record volume. Drop by and congratulate Jim Weber, the company’s CEO. And be sure to buy a couple of pairs of limited edition “Berkshire Hathaway Running Shoes.”

GEICO will have a booth staffed by a number of its top counselors from around the country, all of them ready to supply you with auto insurance quotes. In most cases, GEICO will be able to give you a shareholder discount (usually 8%). This special offer is permitted by 44 of the 51 jurisdictions in which we operate. (One supplemental point: The discount is not additive if you qualify for another, such as that given certain groups.) Bring the details of your existing insurance and check out whether we can save you money. For at least half of you, I believe we can.

Be sure to visit the Bookworm. It will carry more than 35 books and DVDs, including a couple of new ones. I recommend MiTek, an informative history of one of our very successful subsidiaries. You’ll learn how my interest in the company was originally piqued by my receiving in the mail a hunk of ugly metal whose purpose I couldn’t fathom. Since we bought MiTek in 2001, it has made 33 “tuck-in” acquisitions, almost all successful. I think you’ll also like a short book that Peter Bevelin has put together explaining Berkshire’s investment and operating principles. It sums up what Charlie and I have been saying over the years in annual reports and at annual meetings. Should you need to ship your book purchases, a shipping service will be available nearby.

If you are a big spender – or aspire to become one – visit Elliott Aviation on the east side of the Omaha airport between noon and 5:00 p.m. on Saturday. There we will have a fleet of NetJets aircraft that will get your pulse racing. Come by bus; leave by private jet. I’ll OK your credit.

An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. Airlines have sometimes jacked up prices for the Berkshire weekend. If you are coming from far away, compare the cost of flying to Kansas City versus Omaha. The drive between the two cities is about 2 1/2 hours, and it may be that you can save significant money, particularly if you had planned to rent a car in Omaha. Spend the savings with us.

At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” discount pricing. Last year the store did $32.7 million of business during its annual meeting sale, a volume that exceeds the yearly sales of most furniture stores. To obtain the Berkshire discount, you must make your purchases between Tuesday, May 1st and Monday, May 7th inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but which, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m., NFM is having a picnic to which you are all invited.

At Borsheims, we will again have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 9 p.m. on Friday, May 4th. The second, the main gala, will be held on Sunday, May 6th, from 9 a.m. to 4 p.m. On Saturday, we will be open until 6 p.m. On Sunday, around 2 p.m., I will be clerking at Borsheims, desperate to beat my sales figure from last year. So come take advantage of me. Ask me for my “Crazy Warren” price.

We will have huge crowds at Borsheims throughout the weekend. For your convenience, therefore, shareholder prices will be available from Monday, April 30th through Saturday, May 12th. During that period, please identify yourself as a shareholder by presenting your meeting credentials or a brokerage statement that shows you are a Berkshire holder.

On Sunday, in the mall outside of Borsheims, a blindfolded Patrick Wolff, twice U.S. chess champion, will take on all comers – who will have their eyes wide open – in groups of six. Nearby, Norman Beck, a remarkable magician from Dallas, will bewilder onlookers. Additionally, we will have Bob Hamman and Sharon Osberg, two of the world’s top bridge experts, available to play bridge with our shareholders on Sunday afternoon. Two non-experts – Charlie and I – will also be at the tables.

Gorat’s and Piccolo’s will again be open exclusively for Berkshire shareholders on Sunday, May 6th. Both will be serving until 10 p.m., with Gorat’s opening at 1 p.m. and Piccolo’s opening at 4 p.m. These restaurants are my favorites, and I will eat at both of them on Sunday evening. (Actuarial tables tell me that I can consume another 12 million calories before my death. I’m terrified at the thought of leaving any of these behind, so will be frontloading on Sunday.) Remember: To make a reservation at Gorat’s, call 402-551-3733 on April 1st (but not before) and at Piccolo’s, call 402-342-9038. At Piccolo’s, show some class and order a giant root beer float for dessert. Only sissies get the small one.

We will again have the same three financial journalists lead the question-and-answer period at the meeting, asking Charlie and me questions that shareholders have submitted to them by e-mail. The journalists and their e-mail addresses are: Carol Loomis, of Fortune, who may be e-mailed at cloomis@fortunemail.com; Becky Quick, of CNBC, at BerkshireQuestions@cnbc.com, and Andrew Ross Sorkin, of The New York Times, at arsorkin@nytimes.com.

From the questions submitted, each journalist will choose the dozen or so he or she decides are the most interesting and important. The journalists have told me your question has the best chance of being selected if you keep it concise, avoid sending it in at the last moment, make it Berkshire-related and include no more than two questions in any e-mail you send them. (In your e-mail, let the journalist know if you would like your name mentioned if your question is selected.)

This year we are adding a second panel of three financial analysts who follow Berkshire. They are Cliff Gallant of KBW, Jay Gelb of Barclays Capital and Gary Ransom of Dowling and Partners. These analysts will bring their own Berkshire-specific questions and alternate with the journalists and the audience.

Charlie and I believe that all shareholders should have access to new Berkshire information simultaneously and should also have adequate time to analyze it, which is why we try to issue financial information after the market close on a Friday. We do not talk one-on-one to large institutional investors or analysts. Our new panel will let analysts ask questions – perhaps even a few technical ones – in a manner that may be helpful to many shareholders.

Neither Charlie nor I will get so much as a clue about the questions to be asked. We know the journalists and analysts will come up with some tough ones, and that’s the way we like it. All told, we expect at least 54 questions, which will allow for six from each analyst and journalist and 18 from the audience. If there is some extra time, we will take more from the audience. Audience questioners will be determined by drawings that will take place at 8:15 a.m. at each of the 13 microphones located in the arena and main overflow room.

* * * * * * * * * * * *

For good reason, I regularly extol the accomplishments of our operating managers. They are truly All-Stars, who run their businesses as if they were the only asset owned by their families. I believe their mindset to be as shareholder-oriented as can be found in the universe of large publicly-owned companies. Most have no financial need to work; the joy of hitting business “home runs” means as much to them as their paycheck.

Equally important, however, are the 23 men and women who work with me at our corporate office (all on one floor, which is the way we intend to keep it!).

This group efficiently deals with a multitude of SEC and other regulatory requirements and files a 17,839-page Federal income tax return – hello, Guinness! – as well as state and foreign returns. Additionally, they respond to countless shareholder and media inquiries, get out the annual report, prepare for the country’s largest annual meeting, coordinate the Board’s activities – and the list goes on and on.

They handle all of these business tasks cheerfully and with unbelievable efficiency, making my life easy and pleasant. Their efforts go beyond activities strictly related to Berkshire: They deal with 48 universities (selected from 200 applicants) who will send students to Omaha this school year for a day with me and also handle all kinds of requests that I receive, arrange my travel, and even get me hamburgers for lunch. No CEO has it better.

This home office crew, along with our operating managers, has my deepest thanks and deserves yours as well. Come to Omaha – the cradle of capitalism – on May 5th and tell them so.

February 25, 2012	Warren E. Buffett
Chairman of the Board

BERKSHIRE HATHAWAY INC.

ACQUISITION CRITERIA

We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:

(1)	Large purchases (at least $75 million of pre-tax earnings unless the business will fit into one of our existing units),
(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),
(3)	Businesses earning good returns on equity while employing little or no debt,
(4)	Management in place (we can’t supply it),
(5)	Simple businesses (if there’s lots of technology, we won’t understand it),
(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).

The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.

We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer – customarily within five minutes – as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.

Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Berkshire Hathaway Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 as required by the Securities Exchange Act of 1934 Rule 13a-15(c). In making this assessment, we used the criteria set forth in the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2011.

The effectiveness of our internal control over financial reporting as of December 31, 2011 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears on page 25.

Berkshire Hathaway Inc.

February 24, 2012

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Selected Financial Data for the Past Five Years

(dollars in millions except per-share data)

	2011	2010	2009	2008	2007
Revenues:
Insurance premiums earned (1)	$32,075	$30,749	$27,884	$25,525	$31,783
Sales and service revenues	72,803	67,225	62,555	65,854	58,243
Revenues of railroad, utilities and energy businesses (2)	30,839	26,364	11,443	13,971	12,628
Interest, dividend and other investment income	4,792	5,215	5,531	5,140	5,161
Interest and other revenues of finance and financial products businesses	4,009	4,286	4,293	4,757	4,921
Investment and derivative gains/losses (3)	(830)	2,346	787	(7,461)	5,509

Total revenues	$143,688	$136,185	$112,493	$107,786	$118,245

Earnings:
Net earnings attributable to Berkshire Hathaway (3)	$10,254	$12,967	$8,055	$4,994	$13,213

Net earnings per share attributable to Berkshire Hathaway shareholders (4)	$6,215	$7,928	$5,193	$3,224	$8,548

Year-end data:
Total assets	$392,647	$372,229	$297,119	$267,399	$273,160
Notes payable and other borrowings:
Insurance and other businesses	13,768	12,471	4,561	5,149	3,447
Railroad, utilities and energy businesses (2)	32,580	31,626	19,579	19,145	19,002
Finance and financial products businesses	14,036	14,477	13,769	12,588	11,377
Berkshire Hathaway shareholders’ equity	164,850	157,318	131,102	109,267	120,733
Class A equivalent common shares outstanding, in thousands	1,651	1,648	1,552	1,549	1,548
Berkshire Hathaway shareholders’ equity per outstanding Class A equivalent common share	$99,860	$95,453	$84,487	$70,530	$78,008

(1)	Insurance premiums earned in 2007 included $7.1 billion from a single reinsurance transaction with Equitas.

(2)

On February 12, 2010, BNSF became a wholly-owned subsidiary of Berkshire and BNSF’s accounts are consolidated in Berkshire’s financial statements beginning on that date. From December 31, 2008 to February 12, 2010, Berkshire’s investment in BNSF common stock was accounted for pursuant to the equity method.

(3)

Investment gains/losses include realized gains and losses and non-cash other-than-temporary impairment losses. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other factors. After-tax investment and derivative gains/losses were $(521) million in 2011, $1.87 billion in 2010, $486 million in 2009, $(4.65) billion in 2008 and $3.58 billion in 2007.

(4)	Represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to 1/1,500 of such amount.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Berkshire Hathaway Inc.

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. We also have audited the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 24, 2012

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in millions)

	December 31,
	2011	2010
ASSETS
Insurance and Other:
Cash and cash equivalents	$33,513	$34,767
Investments:
Fixed maturity securities	31,222	33,803
Equity securities	76,063	59,819
Other	13,111	19,333
Receivables	19,012	20,917
Inventories	8,975	7,101
Property, plant and equipment	18,177	15,741
Goodwill	32,125	27,891
Other	18,121	13,529

	250,319	232,901

Railroad, Utilities and Energy:
Cash and cash equivalents	2,246	2,557
Property, plant and equipment	82,214	77,385
Goodwill	20,056	20,084
Other	12,861	13,579

	117,377	113,605

Finance and Financial Products:
Cash and cash equivalents	1,540	903
Investments in fixed maturity securities	966	1,080
Other investments	3,810	3,676
Loans and finance receivables	13,934	15,226
Goodwill	1,032	1,031
Other	3,669	3,807

	24,951	25,723

	$392,647	$372,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses	$63,819	$60,075
Unearned premiums	8,910	7,997
Life, annuity and health insurance benefits	9,924	8,565
Accounts payable, accruals and other liabilities	18,466	15,826
Notes payable and other borrowings	13,768	12,471

	114,887	104,934

Railroad, Utilities and Energy:
Accounts payable, accruals and other liabilities	13,016	12,367
Notes payable and other borrowings	32,580	31,626

	45,596	43,993

Finance and Financial Products:
Accounts payable, accruals and other liabilities	1,224	1,168
Derivative contract liabilities	10,139	8,371
Notes payable and other borrowings	14,036	14,477

	25,399	24,016

Income taxes, principally deferred	37,804	36,352

Total liabilities	223,686	209,295

Shareholders’ equity:
Common stock	8	8
Capital in excess of par value	37,807	37,533
Accumulated other comprehensive income	17,654	20,583
Retained earnings	109,448	99,194
Treasury stock, at cost	(67)	—

Berkshire Hathaway shareholders’ equity	164,850	157,318
Noncontrolling interests	4,111	5,616

Total shareholders’ equity	168,961	162,934

	$392,647	$372,229

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions except per-share amounts)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Insurance and Other:
Insurance premiums earned	$32,075	$30,749	$27,884
Sales and service revenues	72,803	67,225	62,555
Interest, dividend and other investment income	4,792	5,215	5,531
Investment gains/losses	1,973	4,044	358
Other-than-temporary impairment losses on investments	(908)	(1,973)	(3,155)

	110,735	105,260	93,173

Railroad, Utilities and Energy:
Operating revenues	30,721	26,186	11,204
Other	118	178	239

	30,839	26,364	11,443

Finance and Financial Products:
Interest, dividend and other investment income	1,618	1,683	1,600
Investment gains/losses	209	14	(40)
Derivative gains/losses	(2,104)	261	3,624
Other	2,391	2,603	2,693

	2,114	4,561	7,877

	143,688	136,185	112,493

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses	20,829	18,087	18,251
Life, annuity and health insurance benefits	4,879	4,453	1,937
Insurance underwriting expenses	6,119	6,196	6,236
Cost of sales and services	59,839	55,585	52,647
Selling, general and administrative expenses	8,670	7,704	8,117
Interest expense	308	278	189

	100,644	92,303	87,377

Railroad, Utilities and Energy:
Cost of sales and operating expenses	22,736	19,637	8,739
Interest expense	1,703	1,577	1,176

	24,439	21,214	9,915

Finance and Financial Products:
Interest expense	653	703	627
Other	2,638	2,914	3,022

	3,291	3,617	3,649

	128,374	117,134	100,941

Earnings before income taxes	15,314	19,051	11,552
Income tax expense	4,568	5,607	3,538
Earnings from equity method investments	—	50	427

Net earnings	10,746	13,494	8,441
Less: Earnings attributable to noncontrolling interests	492	527	386

Net earnings attributable to Berkshire Hathaway	$10,254	$12,967	$8,055

Average common shares outstanding *	1,649,891	1,635,661	1,551,174
Net earnings per share attributable to Berkshire Hathaway shareholders *	$6,215	$7,928	$5,193

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per common share attributable to Berkshire Hathaway shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-fifteen-hundredth (1/1,500) of such amount or $4.14 per share for 2011, $5.29 per share for 2010 and $3.46 per share for 2009.

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in millions)

	2011	2010	2009
Comprehensive income attributable to Berkshire Hathaway:
Net earnings	$10,254	$12,967	$8,055

Other comprehensive income:
Net change in unrealized appreciation of investments	(2,146)	5,398	17,607
Applicable income taxes	811	(1,866)	(6,263)
Reclassification of investment appreciation in net earnings	(1,245)	(1,068)	2,768
Applicable income taxes	436	374	(969)
Foreign currency translation	(126)	(172)	851
Applicable income taxes	(18)	(21)	(17)
Prior service cost and actuarial gains/losses of defined benefit plans	(1,121)	(76)	(41)
Applicable income taxes	401	25	(1)
Other, net	3	195	(206)

Other comprehensive income, net	(3,005)	2,789	13,729

Comprehensive income attributable to Berkshire Hathaway	$7,249	$15,756	$21,784

Comprehensive income of noncontrolling interests	$385	$536	$585

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in millions)

	Berkshire Hathaway shareholders’ equity					Non- controlling interests
	Common stock and capital in excess of par value	Accumulated other comprehensive income	Retained earnings	Treasury stock	Total
Balance at December 31, 2008	$27,141	$3,954	$78,172	$—	$109,267	$4,440
Net earnings	—	—	8,055	—	8,055	386
Other comprehensive income, net	—	13,729	—	—	13,729	199
Issuance of common stock and other transactions	172	—	—	—	172	—
Changes in noncontrolling interests:
Interests acquired and other transactions	(231)	110	—	—	(121)	(342)

Balance at December 31, 2009	27,082	17,793	86,227	—	131,102	4,683
Net earnings	—	—	12,967	—	12,967	527
Other comprehensive income, net	—	2,789	—	—	2,789	9
Issuance of common stock and other transactions	11,096	—	—	—	11,096	—
Changes in noncontrolling interests:
Interests acquired and other transactions	(637)	1	—	—	(636)	397

Balance at December 31, 2010	37,541	20,583	99,194	—	157,318	5,616
Net earnings	—	—	10,254	—	10,254	492
Other comprehensive income, net	—	(3,005)	—	—	(3,005)	(107)
Issuance and repurchase of common stock	355	—	—	(67)	288	—
Changes in noncontrolling interests:
Interests acquired and other transactions	(81)	76	—	—	(5)	(1,890)

Balance at December 31, 2011	$37,815	$17,654	$109,448	$(67)	$164,850	$4,111

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net earnings	$10,746	$13,494	$8,441
Adjustments to reconcile net earnings to operating cash flows:
Investment (gains) losses and other-than-temporary impairment losses	(1,274)	(2,085)	2,837
Depreciation	4,683	4,279	3,127
Other	811	255	(149)
Changes in operating assets and liabilities before business acquisitions:
Losses and loss adjustment expenses	3,063	1,009	2,165
Deferred charges reinsurance assumed	(329)	147	(39)
Unearned premiums	852	110	(21)
Receivables and originated loans	(1,159)	(1,979)	697
Derivative contract assets and liabilities	1,881	(880)	(5,441)
Income taxes	1,493	2,348	2,035
Other assets	(1,601)	(1,070)	2,438
Other liabilities	1,310	2,267	(244)

Net cash flows from operating activities	20,476	17,895	15,846

Cash flows from investing activities:
Purchases of fixed maturity securities	(7,362)	(9,819)	(10,798)
Purchases of equity securities	(15,660)	(4,265)	(4,570)
Purchases of other investments	(5,000)	—	(7,068)
Sales of fixed maturity securities	3,353	5,435	4,338
Redemptions and maturities of fixed maturity securities	6,872	6,517	5,234
Sales of equity securities	1,518	5,886	5,626
Redemptions of other investments	12,645	—	—
Purchases of loans and finance receivables	(1,657)	(3,149)	(854)
Principal collections on loans and finance receivables	2,915	3,498	796
Acquisitions of businesses, net of cash acquired	(8,685)	(15,924)	(108)
Purchases of property, plant and equipment	(8,191)	(5,980)	(4,937)
Other	63	(476)	1,180

Net cash flows from investing activities	(19,189)	(18,277)	(11,161)

Cash flows from financing activities:
Proceeds from borrowings of insurance and other businesses	2,091	8,204	289
Proceeds from borrowings of railroad, utilities and energy businesses	2,290	1,731	1,241
Proceeds from borrowings of finance businesses	1,562	1,539	1,584
Repayments of borrowings of insurance and other businesses	(2,307)	(430)	(746)
Repayments of borrowings of railroad, utilities and energy businesses	(2,335)	(777)	(444)
Repayments of borrowings of finance businesses	(1,959)	(2,417)	(396)
Changes in short term borrowings, net	301	370	(885)
Acquisitions of noncontrolling interests and other	(1,860)	(95)	(410)

Net cash flows from financing activities	(2,217)	8,125	233

Effects of foreign currency exchange rate changes	2	(74)	101

Increase (decrease) in cash and cash equivalents	(928)	7,669	5,019
Cash and cash equivalents at beginning of year	38,227	30,558	25,539

Cash and cash equivalents at end of year *	$37,299	$38,227	$30,558

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$33,513	$34,767	$28,223
Railroad, Utilities and Energy	2,246	2,557	429
Finance and Financial Products	1,540	903	1,906

	$37,299	$38,227	$30,558

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

(1)	Significant accounting policies and practices

(a)	Nature of operations and basis of consolidation

Berkshire Hathaway Inc. (“Berkshire”) is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance and reinsurance, railroad, utilities and energy, finance, manufacturing, service and retailing. In these notes the terms “us,” “we,” or “our” refer to Berkshire and its consolidated subsidiaries. Further information regarding our reportable business segments is contained in Note 21. Significant business acquisitions completed over the past three years are discussed in Note 2.

The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all subsidiaries and affiliates in which we hold a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. We consolidate a variable interest entity (“VIE”) when we possess both the power to direct the activities of the VIE that most significantly impact its economic performance and we are either obligated to absorb the losses that could potentially be significant to the VIE or we hold the right to receive benefits from the VIE that could potentially be significant to the VIE.

Intercompany accounts and transactions have been eliminated. Certain amounts in prior year presentations have been reclassified to conform with the current year presentation.

(b)	Use of estimates in preparation of financial statements

The preparation of our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts that will be settled over many years. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, determinations of fair values of certain financial instruments and evaluations of goodwill for impairment require considerable judgment. Actual results may differ from the estimates used in preparing our Consolidated Financial Statements.

(c)	Cash and cash equivalents

Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, demand deposits and other investments with a maturity of three months or less when purchased.

(d)	Investments

We determine the appropriate classification of investments in fixed maturity and equity securities at the acquisition date and re-evaluate the classification at each balance sheet date. Held-to-maturity investments are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity. Trading investments are carried at fair value and include securities acquired with the intent to sell in the near term. All other securities are classified as available-for-sale and are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income.

We utilize the equity method of accounting with respect to investments when we possess the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when an investor possesses more than 20% of the voting interests of the investee. This presumption may be overcome based on specific facts and circumstances that demonstrate that the ability to exercise significant influence is restricted. We apply the equity method to investments in common stock and to other investments when such other investments possess substantially identical subordinated interests to common stock. In applying the equity method with respect to investments previously accounted for at cost or fair value, the carrying value of the investment is adjusted on a step-by-step basis as if the equity method had been applied from the time the investment was first acquired.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(d)	Investments (Continued)

In applying the equity method, we record our investment at cost and subsequently increase or decrease the carrying amount of the investment by our proportionate share of the net earnings or losses and other comprehensive income of the investee. We record dividends or other equity distributions as reductions in the carrying value of the investment. In the event that net losses of the investee reduce the carrying amount to zero, additional net losses may be recorded if other investments in the investee are at-risk even if we have not committed to provide financial support to the investee. Such additional equity method losses, if any, are based upon the change in our claim on the investee’s book value.

Investment gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired. If a decline in the value of an investment below cost is deemed other than temporary, the cost of the investment is written down to fair value, with a corresponding charge to earnings. Factors considered in judging whether an impairment is other than temporary include: the financial condition, business prospects and creditworthiness of the issuer, the relative amount of the decline, our ability and intent to hold the investment until the fair value recovers and the length of time that fair value has been less than cost. With respect to an investment in a debt security, we recognize an other-than-temporary impairment if we (a) intend to sell or expect to be required to sell before amortized cost is recovered or (b) do not expect to ultimately recover the amortized cost basis even if we do not intend to sell the security. We recognize losses under (a) in earnings and under (b) we recognize the credit loss component in earnings and the difference between fair value and the amortized cost basis net of the credit loss in other comprehensive income.

(e)	Receivables, loans and finance receivables

Receivables of the insurance and other businesses are stated at the outstanding principal amounts, net of estimated allowances for uncollectible balances. Allowances for uncollectible balances are provided when as of the balance sheet date it is probable counterparties will be unable to pay all amounts due based on the contractual terms and the loss amounts can be reasonably estimated. Receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Loans and finance receivables consist of consumer loans (primarily manufactured housing and other real estate loans) and commercial loans originated or purchased. Loans and finance receivables are stated at amortized cost based on our ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loan. Loans and finance receivables include loan securitizations issued when we have the power to direct and the right to receive residual returns. Substantially all of our consumer loans are secured by real or personal property.

Allowances for credit losses from manufactured housing and other real estate loans include estimates of losses on loans currently in foreclosure and losses on loans not currently in foreclosure. Estimates of losses on loans in foreclosure are based on historical experience and collateral recovery rates. Estimates of losses on loans not currently in foreclosure consider historical default rates, collateral recovery rates and existing economic conditions. Allowances for credit losses also incorporate the historical average time elapsed from the last payment until foreclosure.

Loans in which payments are delinquent (with no grace period) are considered past due. Loans which are over 90 days past due or in foreclosure are placed on nonaccrual status and interest previously accrued but not collected is reversed. Subsequent amounts received on the loans are first applied to the principal and interest owed for the most delinquent amount. Interest income accruals are resumed once a loan is less than 90 days delinquent.

Loans in the foreclosure process are considered non-performing. Once a loan is in foreclosure, interest income is not recognized unless the foreclosure is cured or the loan is modified. Once a modification is complete, interest income is recognized based on the terms of the new loan. Loans that have gone through foreclosure are charged off when the collateral is sold. Loans not in foreclosure are evaluated for charge off based on individual circumstances that indicate future collectability of the loan, including the condition of the collateral securing the loan.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(f)	Derivatives

We carry derivative contracts at estimated fair value. Such balances reflect reductions permitted under master netting agreements with counterparties. The changes in fair value of derivative contracts that do not qualify as hedging instruments for financial reporting purposes are recorded in earnings as derivative gains/losses.

Cash collateral received from or paid to counterparties to secure derivative contract assets or liabilities is included in other liabilities or other assets. Securities received from counterparties as collateral are not recorded as assets and securities delivered to counterparties as collateral continue to be reflected as assets in our Consolidated Balance Sheets.

(g)	Fair value measurements

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Different valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not under duress. Nonperformance or credit risk is considered in determining the fair value of liabilities. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange.

(h)	Inventories

Inventories consist of manufactured goods and goods acquired for resale. Manufactured inventory costs include raw materials, direct and indirect labor and factory overhead. Inventories are stated at the lower of cost or market. As of December 31, 2011, approximately 38% of the total inventory cost was determined using the last-in-first-out (“LIFO”) method, 33% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method or average cost methods. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under FIFO methods was $759 million and $637 million as of December 31, 2011 and 2010, respectively.

(i)	Property, plant and equipment

Additions to property, plant and equipment are recorded at cost. The cost of major additions and betterments are capitalized, while the cost of replacements, maintenance and repairs, that do not improve or extend the useful lives of the related assets are expensed as incurred. Interest over the construction period is capitalized as a component of cost of constructed assets.

Depreciation is provided principally on the straight-line method over estimated useful lives. Depreciation of assets of regulated utility and energy subsidiaries is provided over recovery periods based on composite asset class lives.

We evaluate property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable or the assets are being held for sale. Upon the occurrence of a triggering event, we review the asset to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, we write down the asset to the estimated fair value. Impairment losses are reflected in our Consolidated Statements of Earnings, except with respect to impairments of assets of certain domestic regulated utility and energy subsidiaries where impairment losses are offset by the establishment of a regulatory asset to the extent recovery in future rates is probable.

Our utility and energy and railroad businesses are very capital intensive and their large base of assets turns over on a continuous basis. Each year, a capital program is developed for the replacement of assets and for the acquisition or construction of assets to enhance the efficiency of operations, gain strategic benefit or provide new service offerings to customers. Assets purchased or constructed throughout the year are capitalized if they meet applicable minimum units of property criteria. The cost of constructed assets of certain of our regulated utility and energy subsidiaries that

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(i)	Property, plant and equipment (Continued)

are subject to ASC 980 Regulated Operations also includes an equity allowance for funds used during construction. Also see Note 1(p). Normal repairs and maintenance are charged to operating expense as incurred, while costs incurred that extend the useful life of an asset, improve the safety of our operations, or improve operating efficiency are capitalized. Rail grinding costs are expensed as incurred. Railroad properties are depreciated using the group method in which a single depreciation rate is applied to the gross investment in a particular class of property, despite differences in the service life or salvage value of individual property units within the same class.

(j)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business acquisitions. We evaluate goodwill for impairment at least annually. When evaluating goodwill for impairment we estimate the fair value of the reporting unit. There are several methods that may be used to estimate a reporting unit’s fair value, including market quotations, asset and liability fair values and other valuation techniques, including, but not limited to, discounted projected future net earnings or net cash flows and multiples of earnings. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then the identifiable assets and liabilities of the reporting unit are estimated at fair value as of the current testing date. The excess of the estimated fair value of the reporting unit over the current estimated fair value of net assets establishes the implied value of goodwill. The excess of the recorded goodwill over the implied goodwill value is charged to earnings as an impairment loss. A significant amount of judgment is required in estimating the fair value of the reporting unit and performing goodwill impairment tests.

(k)	Revenue recognition

Insurance premiums for prospective property/casualty and health insurance and reinsurance are earned over the loss exposure or coverage period, in proportion to the level of protection provided. In most cases, premiums are recognized as revenues ratably over the term of the contract with unearned premiums computed on a monthly or daily pro rata basis. Premiums for retroactive reinsurance property/casualty policies are earned at the inception of the contracts, as all of the underlying loss events covered by these policies occurred in the past. Premiums for life reinsurance contracts are earned when due. Premiums earned are stated net of amounts ceded to reinsurers. Premiums are estimated with respect to certain reinsurance contracts where reports from ceding companies for the period are not contractually due until after the balance sheet date. For contracts containing experience rating provisions, premiums are based upon estimated loss experience under the contracts.

Sales revenues derive from the sales of manufactured products and goods acquired for resale. Revenues from sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product delivery or acceptance, depending on terms of the sales arrangement.

Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period or upon completion of the elements specified in the contract depending on the terms of the contract. Revenues related to the sales of fractional ownership interests in aircraft are recognized ratably over the term of the related management services agreement as the transfer of ownership interest in the aircraft is inseparable from the management services agreement.

Interest income from investments in fixed maturity securities and loans is earned under the constant yield method and includes accrual of interest due under terms of the agreement as well as amortization of acquisition premiums, accruable discounts and capitalized loan origination fees, as applicable. In determining the constant yield for mortgage-backed securities, anticipated counterparty prepayments are estimated and evaluated periodically. Dividends from equity securities are recognized when earned, which is on the ex-dividend date or the declaration date, when there is no ex-dividend date.

Operating revenue of utilities and energy businesses resulting from the distribution and sale of natural gas and electricity to customers is recognized when the service is rendered or the energy is delivered. Amounts recognized include unbilled as well as billed amounts. Rates charged are generally subject to federal and state regulation or established under contractual arrangements. When preliminary rates are permitted to be billed prior to final approval by the applicable regulator, certain revenue collected may be subject to refund and a liability for estimated refunds is accrued.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(k)	Revenue recognition (Continued)

Railroad transportation revenues are recognized based upon the proportion of service provided as of the balance sheet date. Customer incentives, which are primarily provided for shipping a specified cumulative volume or shipping to/from specific locations, are recorded as a reduction to revenue on a pro-rata basis based on actual or projected future customer shipments. When using projected shipments, we rely on historic trends as well as economic and other indicators to estimate the liability for customer incentives.

(l)	Losses and loss adjustment expenses

Liabilities for unpaid losses and loss adjustment expenses represent estimated claim and claim settlement costs of property/casualty insurance and reinsurance contracts issued by our insurance subsidiaries with respect to losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted as discussed below. Estimated ultimate payment amounts are based upon (1) individual case estimates, (2) reports of losses from policyholders and (3) estimates of incurred but not reported losses.

Provisions for losses and loss adjustment expenses are charged to earnings after deducting amounts recovered and estimates of amounts ceded under reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.

The estimated liabilities of workers’ compensation claims assumed under certain reinsurance contracts are carried at discounted amounts. Discounted amounts are based upon an annual discount rate of 4.5% for claims arising prior to January 1, 2003 and 1% for claims arising thereafter, consistent with discount rates used under insurance statutory accounting principles. The change in such reserve discounts, including the periodic discount accretion is included in earnings as a component of losses and loss adjustment expenses.

(m)	Deferred charges reinsurance assumed

Estimated liabilities for claims and claim costs in excess of the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk are established as deferred charges at inception of such contracts. Deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. Changes to the estimated timing or amount of loss payments produce changes in periodic amortization. Changes in such estimates are applied retrospectively and are included in insurance losses and loss adjustment expenses in the period of the change. The unamortized balances of deferred charges reinsurance assumed are included in other assets and were $4,139 million and $3,810 million at December 31, 2011 and 2010, respectively.

(n)	Insurance premium acquisition costs

Costs that vary with and are related to the issuance of insurance policies are deferred, subject to ultimate recoverability, and are charged to underwriting expenses as the related premiums are earned. Acquisition costs consist of commissions, premium taxes, advertising and certain other costs. The recoverability of premium acquisition costs generally reflects anticipation of investment income. The unamortized balances of deferred premium acquisition costs are included in other assets and were $1,890 million and $1,768 million at December 31, 2011 and 2010, respectively.

(p)	Regulated utilities and energy businesses

Certain domestic energy subsidiaries prepare their financial statements in accordance with authoritative guidance for regulated operations, reflecting the economic effects of regulation from the ability to recover certain costs from customers and the requirement to return revenues to customers in the future through the regulated rate-setting process. Accordingly, certain costs are deferred as regulatory assets and obligations are accrued as regulatory liabilities which will be amortized over various future periods. At December 31, 2011, our Consolidated Balance Sheet includes $2,918 million in regulatory assets and $1,731 million in regulatory liabilities. At December 31, 2010, our Consolidated Balance Sheet includes $2,497 million in regulatory assets and $1,664 million in regulatory liabilities. Regulatory assets and liabilities are components of other assets and other liabilities of utilities and energy businesses.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(p)	Regulated utilities and energy businesses (Continued)

Regulatory assets and liabilities are continually assessed for probable future inclusion in regulatory rates by considering factors such as applicable regulatory or legislative changes and recent rate orders received by other regulated entities. If future inclusion in regulatory rates ceases to be probable, the amount no longer probable of inclusion in regulatory rates is charged to earnings or reflected as an adjustment to rates.

(q)	Life, annuity and health insurance benefits

The liability for insurance benefits under life contracts has been computed based upon estimated future investment yields, expected mortality, morbidity, and lapse or withdrawal rates and reflects estimates for future premiums and expenses under the contracts. These assumptions, as applicable, also include a margin for adverse deviation and may vary with the characteristics of the reinsurance contract’s date of issuance, policy duration and country of risk. The interest rate assumptions used may vary by reinsurance contract or jurisdiction and generally range from approximately 3% to 7%. Annuity contracts are discounted based on the implicit rate of return as of the inception of the contracts and such interest rates range from approximately 1% to 7%.

(r)	Foreign currency

The accounts of our non-U.S. based subsidiaries are measured in most instances using the local currency of the subsidiary as the functional currency. Revenues and expenses of these businesses are generally translated into U.S. Dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity that is party to the transaction are included in earnings.

(s)	Income taxes

We file a consolidated federal income tax return in the United States, which includes our eligible subsidiaries. In addition, we file income tax returns in state, local and foreign jurisdictions as applicable. Provisions for current income tax liabilities are calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year.

Deferred income taxes are calculated under the liability method. Deferred income tax assets and liabilities are based on differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense. Changes in deferred income tax assets and liabilities attributable to changes in enacted tax rates are charged or credited to income tax expense in the period of enactment. Valuation allowances are established for certain deferred tax assets where realization is not likely.

Assets and liabilities are established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions are judged to not meet the “more-likely-than-not” threshold based on the technical merits of the positions. Estimated interest and penalties related to uncertain tax positions are generally included as a component of income tax expense.

(t)	New accounting pronouncements

Pursuant to FASB Accounting Standards Update (“ASU”) 2010-06, in 2011 we began disclosing the gross activity in assets and liabilities measured on a recurring basis using significant Level 3 inputs. Also beginning in 2011, we adopted ASU 2010-28 which modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, Step 2 of the goodwill impairment test is required if it is more likely than not that a goodwill impairment exists, after considering whether there are any adverse qualitative factors indicating that an impairment may exist. The adoption of these standards did not have a material impact on our Consolidated Financial Statements.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(t)	New accounting pronouncements (Continued)

In October 2010, the FASB issued ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” ASU 2010-26 modifies the types of costs that may be deferred in the acquiring or renewing of insurance contracts. ASU 2010-26 specifies that only direct incremental costs related to successful efforts should be capitalized. Capitalized costs include certain advertising costs which may be capitalized if the primary purpose of the advertising is to elicit sales to customers who could be shown to have responded directly to the advertising and the probable future revenues generated from the advertising are in excess of expected future costs to be incurred in realizing those revenues. ASU 2010-26 is effective for Berkshire beginning January 1, 2012 and will be applied on a prospective basis.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in ASU 2011-04 clarify the intent of the application of existing fair value measurement and disclosure requirements, as well as change certain measurement requirements and disclosures. ASU 2011-04 is effective for Berkshire beginning January 1, 2012 and will be applied on a prospective basis.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.” ASU 2011-05 changes the way other comprehensive income (“OCI”) is presented within the financial statements. Financial statements will be required to reflect net income, OCI and total comprehensive income in one continuous statement or in two separate but consecutive statements. The accompanying Consolidated Financial Statements show net earnings, OCI and total comprehensive income in two separate, but consecutive statements. In December 2011, the FASB issued ASU 2011-12 that deferred the provisions of ASU 2011-05 relating to the requirement to report reclassification adjustments between OCI and net earnings in the statements of earnings.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 allows an entity to first assess qualitative factors in determining whether it is necessary to perform the two-step quantitative goodwill impairment test. Only if an entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount based on qualitative factors, would it be required to then perform the first step of the two-step quantitative goodwill impairment test. ASU 2011-08 is effective for and will be applied by Berkshire beginning January 1, 2012.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 enhances disclosures surrounding offsetting (netting) assets and liabilities. The standard applies to financial instruments and derivatives and requires companies to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to a master netting arrangement. ASU 2011-11 is effective retrospectively for Berkshire beginning January 1, 2013. We are still evaluating the effect this standard will have on our Consolidated Financial Statements.

Except as otherwise disclosed, we do not believe that the adoption of these new pronouncements will have a material effect on our Consolidated Financial Statements.

(2)	Significant business acquisitions

Our long-held acquisition strategy is to purchase businesses with consistent earning power, good returns on equity and able and honest management at sensible prices.

On March 13, 2011, Berkshire and The Lubrizol Corporation (“Lubrizol”) entered into a merger agreement, whereby Berkshire would acquire all of the outstanding shares of Lubrizol common stock for cash of $135 per share (approximately $8.7 billion in the aggregate). The merger was completed on September 16, 2011. Lubrizol, based in Cleveland, Ohio, is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include additives for engine oils, other transportation-related fluids and industrial lubricants, as well as additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics; and performance coatings. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

Notes to Consolidated Financial Statements (Continued)

(2)	Significant business acquisitions (Continued)

The allocation of the purchase price to Lubrizol’s assets and liabilities is summarized below (in millions):

Assets:
Cash and cash equivalents	$893
Inventories	1,598
Property, plant and equipment	2,344
Intangible assets	3,897
Goodwill	3,877
Other	1,077

$13,686

Liabilities, noncontrolling interests and net assets acquired:
Accounts payable, accruals and other liabilities	$1,684
Notes payable and other borrowings	1,607
Income taxes, principally deferred	1,563
Noncontrolling interests	128

4,982
Net assets acquired	8,704

$13,686

Lubrizol’s financial results are included in our Consolidated Financial Statements beginning as of September 16, 2011. The following table sets forth certain unaudited pro forma consolidated earnings data for each of the two years ending December 31, 2011, as if the acquisition was consummated on the same terms at the beginning of 2010. Amounts are in millions, except earnings per share.

	2011	2010
Total revenues	$148,160	$141,595
Net earnings attributable to Berkshire Hathaway shareholders	10,710	13,156
Earnings per equivalent Class A common share attributable to Berkshire Hathaway shareholders	6,491	8,043

We have owned a controlling interest in Marmon since 2008. In the first quarter of 2011, we acquired 16.6% of the outstanding common stock of Marmon Holdings, Inc. (“Marmon”) for approximately $1.5 billion in cash, thus increasing our ownership to 80.2%. We increased our interests in the underlying assets and liabilities of Marmon; however, under current GAAP, the excess of the purchase price over the carrying value of the noncontrolling interests acquired is allocable to shareholders’ equity and not to assets or liabilities. We recorded a charge of $614 million to capital in excess of par value in our consolidated shareholders’ equity as of December 31, 2010 to reflect this difference as such amount was fixed and determinable at that date.

In June 2011, we acquired all of the then outstanding noncontrolling interests in Wesco Financial Corporation for aggregate consideration of $543 million consisting of cash of approximately $298 million and 3,253,472 shares of Berkshire Class B common stock.

On February 12, 2010, we acquired all of the outstanding common stock of the Burlington Northern Santa Fe Corporation (“BNSF”) that we did not already own (about 264.5 million shares or 77.5% of the outstanding shares) for aggregate consideration of $26.5 billion that consisted of cash of approximately $15.9 billion with the remainder in Berkshire common stock (80,931 Class A shares and 20,976,621 Class B shares). We accounted for the acquisition using the purchase method and our allocation of the purchase price to BNSF’s assets and liabilities was completed as of December 31, 2010. BNSF’s financial statements are included in our Consolidated Financial Statements beginning on February 12, 2010. BNSF is based in Fort Worth, Texas, and through its wholly owned subsidiary, BNSF Railway Company, operates one of the largest railroad systems in North America with approximately 32,000 route miles of track (including 23,000 route miles of track owned by BNSF) in 28 states and two Canadian provinces.

Prior to February 12, 2010, we owned 76.8 million shares of BNSF (22.5% of the outstanding shares), which were acquired between August 2006 and January 2009. We accounted for those shares pursuant to the equity method and as of February 12, 2010, our investment had a carrying value of approximately $6.6 billion. Upon completion of the acquisition of the remaining BNSF shares, we re-measured our previously owned investment in BNSF at fair value as of the acquisition date. Accordingly, in 2010, we recognized a one-time holding gain of $979 million representing the difference between the fair value of the BNSF shares that we acquired prior to February 12, 2010 and our carrying value under the equity method.

Notes to Consolidated Financial Statements (Continued)

(3)	Investments in fixed maturity securities

Investments in securities with fixed maturities as of December 31, 2011 and 2010 are summarized by type below (in millions).

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2011
U.S. Treasury, U.S. government corporations and agencies	$2,894	$41	$—	$2,935
States, municipalities and political subdivisions	2,862	208	—	3,070
Foreign governments	10,608	283	(48)	10,843
Corporate bonds	11,120	1,483	(155)	12,448
Mortgage-backed securities	2,564	343	(15)	2,892

	$30,048	$2,358	$(218)	$32,188

December 31, 2010
U.S. Treasury, U.S. government corporations and agencies	$2,151	$48	$(2)	$2,197
States, municipalities and political subdivisions	3,356	225	—	3,581
Foreign governments	11,721	242	(51)	11,912
Corporate bonds	11,773	2,304	(23)	14,054
Mortgage-backed securities	2,838	312	(11)	3,139

	$31,839	$3,131	$(87)	$34,883

Investments in fixed maturity securities are reflected in our Consolidated Balance Sheets as follows (in millions).

	December 31,
	2011	2010
Insurance and other	$31,222	$33,803
Finance and financial products	966	1,080

	$32,188	$34,883

Investments in foreign government securities include securities issued by national and provincial government entities as well as instruments that are unconditionally guaranteed by such entities. As of December 31, 2011, approximately 95% of foreign government holdings were rated AA or higher by at least one of the major rating agencies. Investments in obligations issued or guaranteed by Germany, the United Kingdom, Canada, Australia and The Netherlands represent approximately 80% of the investments in foreign government obligations.

Fixed maturity investments that were in a continuous unrealized loss position for more than 12 months had unrealized losses of $20 million as of December 31, 2011 and $24 million as of December 31, 2010.

The amortized cost and estimated fair value of securities with fixed maturities at December 31, 2011 are summarized below by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Mortgage-backed securities	Total
Amortized cost	$6,969	$13,890	$4,192	$2,433	$2,564	$30,048
Fair value	7,063	14,487	4,823	2,923	2,892	32,188

Notes to Consolidated Financial Statements (Continued)

(4)	Investments in equity securities

Investments in equity securities as of December 31, 2011 and 2010 are summarized based on the primary industry of the investee in the table below (in millions).

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2011
Banks, insurance and finance	$16,697	$9,480	$(1,269)	$24,908
Consumer products	12,390	14,320	—	26,710
Commercial, industrial and other	20,523	4,973	(123)	25,373

	$49,610	$28,773	$(1,392)	$76,991

December 31, 2010
Banks, insurance and finance	$15,519	$9,549	$(454)	$24,614
Consumer products	13,551	12,410	(212)	25,749
Commercial, industrial and other	6,474	4,682	(6)	11,150

	$35,544	$26,641	$(672)	$61,513

Investments in equity securities are reflected in our Consolidated Balance Sheets as follows (in millions).

	December 31,
	2011	2010
Insurance and other	$76,063	$59,819
Railroad, utilities and energy *	488	1,182
Finance and financial products *	440	512

	$76,991	$61,513

*	Included in other assets.

As of December 31, 2011, there were no equity security investments that were in a continuous unrealized loss position for more than twelve months where other-than-temporary impairment (“OTTI”) losses were not recorded. As of December 31, 2010, such unrealized losses were $531 million. As of December 31, 2010, such losses generally ranged between 3% and 15% of the original cost of the related individual securities. As of December 31, 2011 and 2010, we believed that the impairment of each of the individual securities that had been in an unrealized loss position was temporary. Our belief was based on: (a) our ability and intent to hold the securities to recovery; (b) our assessment that the underlying business and financial condition of the issuers improved over the past year and that such conditions were currently favorable; (c) our opinion that the relative price declines were not significant; (d) the fact that the market prices of these issuers had increased over the past year; and (e) our belief that it was reasonably possible that market prices will increase to and exceed our cost in a relatively short period of time.

Notes to Consolidated Financial Statements (Continued)

(5)	Other investments

Other investments include fixed maturity and equity securities of The Goldman Sachs Group, Inc. (“GS”), General Electric Company (“GE”), Wm. Wrigley Jr. Company (“Wrigley”), The Dow Chemical Company (“Dow”) and Bank of America Corporation (“BAC”). A summary of other investments follows (in millions).

	Cost	Net Unrealized Gains	Fair Value	Carrying Value
December 31, 2011
Other fixed maturity and equity securities:
Insurance and other	$13,051	$1,055	$14,106	$13,111
Finance and financial products	3,198	623	3,821	3,810

	$16,249	$1,678	$17,927	$16,921

December 31, 2010
Other fixed maturity and equity securities:
Insurance and other	$15,700	$4,758	$20,458	$19,333
Finance and financial products	2,742	947	3,689	3,676

	$18,442	$5,705	$24,147	$23,009

In 2008, we acquired 50,000 shares of 10% Cumulative Perpetual Preferred Stock of GS (“GS Preferred”) and warrants to purchase 43,478,260 shares of common stock of GS (“GS Warrants”) for a combined cost of $5 billion. Under its terms, the GS Preferred was redeemable at any time by GS at a price of $110,000 per share ($5.5 billion in aggregate). On April 18, 2011, GS fully redeemed our GS Preferred investment and we received aggregate redemption proceeds of $5.5 billion. The GS Warrants remain outstanding and expire in 2013. The GS Warrants are exercisable for an aggregate cost of $5 billion ($115/share).

In 2008, we also acquired 30,000 shares of 10% Cumulative Perpetual Preferred Stock of GE (“GE Preferred”) and warrants to purchase 134,831,460 shares of common stock of GE (“GE Warrants”) for a combined cost of $3 billion. Under its terms, the GE Preferred was redeemable by GE beginning in October 2011 at a price of $110,000 per share ($3.3 billion in aggregate). On October 17, 2011, GE fully redeemed our GE Preferred investment and we received aggregate redemption proceeds of $3.3 billion. The GE Warrants remain outstanding and expire in 2013. The GE Warrants are exercisable for an aggregate cost of $3 billion ($22.25/share).

In 2008, we acquired $4.4 billion par amount of 11.45% Wrigley subordinated notes due in 2018 and $2.1 billion of 5% Wrigley preferred stock. In 2009, we also acquired $1.0 billion par amount of Wrigley senior notes due in 2013 and 2014. We currently own $800 million of the Wrigley senior notes and an unconsolidated joint venture in which we have a 50% economic interest owns $200 million of the Wrigley senior notes. The Wrigley subordinated and senior notes are classified as held-to-maturity and we carry these investments at cost, adjusted for foreign currency exchange rate changes that apply to certain of the senior notes. We carry the Wrigley preferred stock at fair value classified as available-for-sale.

In 2009, we acquired 3,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock of Dow (“Dow Preferred”) for a cost of $3 billion. Under certain conditions, we can convert each share of the Dow Preferred into 24.201 shares of Dow common stock (equivalent to a conversion price of $41.32 per share). Beginning in April 2014, if Dow’s common stock price exceeds $53.72 per share for any 20 trading days in a consecutive 30-day window, Dow, at its option, at any time, in whole or in part, may convert the Dow Preferred into Dow common stock at the then applicable conversion rate. The Dow Preferred is entitled to dividends at a rate of 8.5% per annum.

On September 1, 2011, we acquired 50,000 shares of 6% Cumulative Perpetual Preferred Stock of BAC (“BAC Preferred”) and warrants to purchase 700,000,000 shares of common stock of BAC (“BAC Warrants”) for a combined cost of $5 billion. Under its terms, the BAC Preferred is redeemable at any time by BAC at a price of $105,000 per share ($5.25 billion in aggregate). The BAC Warrants expire in 2021 and are exercisable for an additional aggregate cost of $5 billion ($7.142857/share).

Notes to Consolidated Financial Statements (Continued)

(6)	Investment gains/losses and other-than-temporary investment losses

Investment gains/losses for each of the three years ending December 31, 2011 are summarized below (in millions).

	2011	2010	2009
Fixed maturity securities —
Gross gains from sales and other disposals	$310	$720	$357
Gross losses from sales and other disposals	(10)	(16)	(54)
Equity securities and other investments —
Gross gains from sales and other disposals	1,889	2,603	701
Gross losses from sales and other disposals	(36)	(266)	(617)
Other	29	1,017	(69)

	$2,182	$4,058	$318

Investment gains from equity securities and other investments in 2011 included $1,775 million with respect to the redemptions of our GS and GE Preferred investments and $1.3 billion in 2010 from the redemption of the Swiss Re perpetual capital instrument. In 2010, other gains included a one-time holding gain of $979 million related to our BNSF acquisition.

Net investment gains/losses for each of the three years ending December 31, 2011 are reflected in our Consolidated Statements of Earnings as follows (in millions).

	2011	2010	2009
Insurance and other	$1,973	$4,044	$358
Finance and financial products	209	14	(40)

	$2,182	$4,058	$318

Other-than-temporary investment (“OTTI”) losses for each of the three years ending December 31, 2011 were as follows (in millions).

	2011	2010	2009
Equity securities	$506	$953	$3,127
Fixed maturity securities	402	1,020	28

	$908	$1,973	$3,155

We reflect investments in equity and fixed maturity securities classified as available-for-sale at fair value with the difference between fair value and cost included in other comprehensive income. OTTI losses recognized in earnings represent reductions in the cost basis of the investment, but not the fair value. Accordingly, such losses that are included in earnings are generally offset by a corresponding credit to other comprehensive income and therefore have no net effect on shareholders’ equity.

In the first quarter of 2011, we recorded OTTI losses of $506 million related to certain of our investments in equity securities. The OTTI losses included $337 million with respect to 103.6 million shares of our investment in Wells Fargo & Company common stock. These shares had an aggregate original cost of $3,621 million. At that time, we also held an additional 255.4 million shares of Wells Fargo which were acquired at an aggregate cost of $4,394 million. These shares had an unrealized gain of $3,704 million as of March 31, 2011. Due to the length of time that certain of our Wells Fargo shares were in a continuous unrealized loss position and because we account for gains and losses on a specific identification basis, accounting regulations required us to record the unrealized losses in earnings. However, the unrealized gains were not reflected in earnings but were instead recorded directly in shareholders’ equity as a component of accumulated other comprehensive income. In 2011, we also recognized OTTI losses of $402 million on fixed maturity securities, primarily related to a single issuer.

In the fourth quarter of 2010, we recorded OTTI losses of $938 million related to certain other equity securities. The amount of the impairments averaged about 20% of the original cost of each security. In the fourth quarter of 2010, we also recorded OTTI losses of $1,020 million with respect to certain fixed maturity securities (primarily of a single issuer) where we concluded that we were unlikely to receive all remaining contractual principal and interest amounts when due. OTTI losses in 2009 predominantly related to a loss with respect to our investment in ConocoPhillips common stock.

Notes to Consolidated Financial Statements (Continued)

(7)	Receivables

Receivables of insurance and other businesses are comprised of the following (in millions).

	December 31,
	2011	2010
Insurance premiums receivable	$6,663	$6,342
Reinsurance recoverable on unpaid losses	2,953	2,735
Trade and other receivables	9,772	12,223
Allowances for uncollectible accounts	(376)	(383)

	$19,012	$20,917

As of December 31, 2010, trade and other receivables included approximately $3.9 billion related to the redemption of an investment. The redemption proceeds were received on January 10, 2011.

Loans and finance receivables of finance and financial products businesses are comprised of the following (in millions).

	December 31,
	2011	2010
Consumer installment loans and finance receivables	$13,463	$14,042
Commercial loans and finance receivables	860	1,557
Allowances for uncollectible loans	(389)	(373)

	$13,934	$15,226

Allowances for uncollectible loans primarily relate to consumer installment loans. Provisions for consumer loan losses were $337 million in 2011 and $343 million in 2010. Loan charge-offs, net of recoveries, were $321 million in 2011 and $349 million in 2010. Consumer loan amounts are net of unamortized acquisition discounts of $500 million at December 31, 2011 and $580 million at December 31, 2010. At December 31, 2011, approximately 96% of consumer installment loan balances were evaluated collectively for impairment whereas about 82% of commercial loan balances were evaluated individually for impairment. As a part of the evaluation process, credit quality indicators are reviewed and loans are designated as performing or non-performing. At December 31, 2011, approximately 98% of consumer installment and commercial loan balances were determined to be performing and approximately 92% of those balances were current as to payment status.

(8)	Inventories

Inventories are comprised of the following (in millions).

	December 31,
	2011	2010
Raw materials	$1,598	$1,066
Work in process and other	897	509
Finished manufactured goods	3,114	2,180
Goods acquired for resale	3,366	3,346

	$8,975	$7,101

(9)	Goodwill and other intangible assets

A reconciliation of the change in the carrying value of goodwill is as follows (in millions).

	December 31,
	2011	2010
Balance at beginning of year	$49,006	$33,972
Acquisition of businesses	4,179	15,069
Other	28	(35)

Balance at end of year	$53,213	$49,006

Notes to Consolidated Financial Statements (Continued)

(9)	Goodwill and other intangible assets (Continued)

Intangible assets other than goodwill are included in other assets in our Consolidated Balance Sheets and are summarized by type as follows (in millions).

	December 31, 2011		December 31, 2010
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Insurance and other	$11,016	$2,319	$6,944	$1,816
Railroad, utilities and energy	2,088	623	2,082	306

	$13,104	$2,942	$9,026	$2,122

Trademarks and trade names	$2,655	$219	$2,027	$166
Patents and technology	4,900	1,496	2,922	1,013
Customer relationships	4,060	840	2,676	612
Other	1,489	387	1,401	331

	$13,104	$2,942	$9,026	$2,122

Intangible assets with definite lives are amortized based on the estimated pattern in which the economic benefits are expected to be consumed or on a straight-line basis over their estimated economic lives. Amortization expense was $809 million in 2011, $692 million in 2010 and $414 million in 2009. Estimated amortization expense over the next five years is as follows (in millions): 2012 – $979; 2013 – $959; 2014 – $928; 2015 – $621 and 2016 – $570. Intangible assets with indefinite lives as of December 31, 2011 and 2010 were $2,250 million and $1,635 million, respectively. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

(10)	Property, plant and equipment

Property, plant and equipment of our insurance and other businesses is comprised of the following (in millions).

	Ranges of estimated useful life	December 31,
		2011	2010
Land	—	$940	$744
Buildings and improvements	3 – 40 years	5,429	4,661
Machinery and equipment	3 – 25 years	13,589	11,573
Furniture, fixtures and other	2 – 20 years	2,397	1,932
Assets held for lease	12 – 30 years	5,997	5,832

		28,352	24,742
Accumulated depreciation		(10,175)	(9,001)

		$18,177	$15,741

Assets held for lease consist primarily of railroad tank cars, intermodal tank containers and other equipment in the transportation and equipment services businesses of Marmon. As of December 31, 2011, the minimum future lease rentals to be received on the equipment lease fleet (including rail cars leased from others) were as follows (in millions): 2012 – $674; 2013 – $510; 2014 – $361; 2015 – $250; 2016 – $160; and thereafter – $248.

Notes to Consolidated Financial Statements (Continued)

(10)	Property, plant and equipment (Continued)

Property, plant and equipment of our railroad, utilities and energy businesses is comprised of the following (in millions).

	Ranges of estimated useful life	December 31,
		2011	2010
Railroad:
Land	—	$5,925	$5,901
Track structure and other roadway	5 – 100 years	36,760	35,463
Locomotives, freight cars and other equipment	5 – 37 years	5,533	4,329
Construction in progress	—	885	453
Utilities and energy:
Utility generation, distribution and transmission system	5 – 80 years	40,180	37,643
Interstate pipeline assets	3 – 80 years	6,245	5,906
Independent power plants and other assets	3 – 30 years	1,106	1,097
Construction in progress	—	1,559	1,456

		98,193	92,248
Accumulated depreciation		(15,979)	(14,863)

		$82,214	$77,385

Railroad property, plant and equipment include the land, other roadway, track structure and rolling stock (primarily locomotives and freight cars) of BNSF. The utility generation, distribution and transmission system and interstate pipeline assets are the regulated assets of public utility and natural gas pipeline subsidiaries.

(11)	Derivative contracts

Derivative contracts are used primarily by our finance and financial products, railroad and utilities and energy businesses. As of December 31, 2011 and December 31, 2010, substantially all of the derivative contracts of our finance and financial products businesses were not designated as hedges for financial reporting purposes. These contracts were initially entered into with the expectation that the premiums received would exceed the amounts ultimately paid to counterparties. Changes in the fair values of such contracts are reported in earnings as derivative gains/losses. A summary of derivative contracts of our finance and financial products businesses follows (in millions).

	December 31, 2011				December 31, 2010
	Assets (3)	Liabilities	Notional Value		Assets (3)	Liabilities	Notional Value
Equity index put options	$—	$8,499	$34,014	(1)	$—	$6,712	$33,891	(1)
Credit default contracts:
High yield indexes	—	198	4,489	(2)	—	159	4,893	(2)
States/municipalities	—	1,297	16,042	(2)	—	1,164	16,042	(2)
Individual corporate	55	32	3,565	(2)	84	—	3,565	(2)
Other	268	156			341	375
Counterparty netting	(67)	(43)			(82)	(39)

	$256	$10,139			$343	$8,371

(1)	Represents the aggregate undiscounted amount payable at the contract expiration dates assuming that the value of each index is zero at the contract expiration date.

(2)

Represents the maximum undiscounted future value of losses payable under the contracts. The number of losses required to exhaust contract limits under substantially all of the contracts is dependent on the loss recovery rate related to the specific obligor at the time of a default.

(3)	Included in other assets of finance and financial products businesses.

Notes to Consolidated Financial Statements (Continued)

(11)	Derivative contracts (Continued)

Derivative gains/losses of our finance and financial products businesses included in our Consolidated Statements of Earnings for each of the three years ending December 31, 2011 were as follows (in millions).

	2011	2010	2009
Equity index put options	$(1,787)	$172	$2,713
Credit default obligations	(251)	250	789
Other	(66)	(161)	122

	$(2,104)	$261	$3,624

The equity index put option contracts are European style options written on four major equity indexes. Future payments, if any, under these contracts will be required if the underlying index value is below the strike price at the contract expiration dates which occur between June 2018 and January 2026. We received the premiums on these contracts in full at the contract inception dates and therefore have no counterparty credit risk. We entered into no new contracts in 2010 or 2011.

At December 31, 2011, the aggregate intrinsic value (the undiscounted liability assuming the contracts are settled on their future expiration dates based on the December 31, 2011 index values and foreign currency exchange rates) was approximately $6.2 billion. However, these contracts may not be unilaterally terminated or fully settled before the expiration dates and therefore the ultimate amount of cash basis gains or losses on these contracts will not be determined for many years. The remaining weighted average life of all contracts was approximately 9 years at December 31, 2011.

Our credit default contracts pertain to various indexes of non-investment grade (or “high yield”) corporate issuers, as well as investment grade state/municipal and individual corporate debt issuers. These contracts cover the loss in value of specified debt obligations of the issuers arising from default events, which are usually from their failure to make payments or bankruptcy. Loss amounts are subject to aggregate contract limits. We entered into no new contracts in 2010 or 2011.

The high yield index contracts are comprised of specified North American corporate issuers (usually 100 in number at inception) whose obligations are rated below investment grade. High yield contracts remaining in-force at December 31, 2011 expire in 2012 and 2013. State and municipality contracts are comprised of over 500 state and municipality issuers and had a weighted average contract life at December 31, 2011 of approximately 9.3 years. Potential obligations related to approximately 50% of the notional value of the state and municipality contracts cannot be settled before the maturity dates of the underlying obligations, which range from 2019 to 2054.

Premiums on the high yield index and state/municipality contracts were received in full at the inception dates of the contracts and, as a result, we have no counterparty credit risk. Our payment obligations under certain of these contracts are on a first loss basis. Losses under other contracts are subject to aggregate deductibles that must be satisfied before we have any payment obligations.

Individual corporate credit default contracts primarily relate to issuers of investment grade obligations. In most instances, premiums are due from counterparties on a quarterly basis over the terms of the contracts. As of December 31, 2011, all of the remaining contracts in-force will expire in 2013.

With limited exceptions, our equity index put option and credit default contracts contain no collateral posting requirements with respect to changes in either the fair value or intrinsic value of the contracts and/or a downgrade of Berkshire’s credit ratings. As of December 31, 2011, our collateral posting requirement under contracts with collateral provisions was $238 million compared to $31 million at December 31, 2010. If Berkshire’s credit ratings (currently AA+ from Standard & Poor’s and Aa2 from Moody’s) are downgraded below either A- by Standard & Poor’s or A3 by Moody’s, additional collateral of up to $1.1 billion could be required to be posted.

Our regulated utility subsidiaries and our railroad are exposed to variations in the market prices in the purchases and sales of natural gas and electricity and in the purchases of fuel. Derivative instruments, including forward purchases and sales, futures, swaps and options, are used to manage these price risks. Unrealized gains and losses under the contracts of our regulated utilities that are probable of recovery through rates are recorded as a regulatory net asset or liability. Unrealized gains or losses on contracts accounted for as cash flow or fair value hedges are recorded in accumulated other comprehensive income

Notes to Consolidated Financial Statements (Continued)

(11)	Derivative contracts (Continued)

or in net earnings, as appropriate. Derivative contract assets included in other assets of railroad, utilities and energy businesses were $71 million and $231 million as of December 31, 2011 and December 31, 2010, respectively. Derivative contract liabilities included in accounts payable, accruals and other liabilities of railroad, utilities and energy businesses were $336 million as of December 31, 2011 and $621 million as of December 31, 2010.

(12)	Supplemental cash flow information

A summary of supplemental cash flow information for each of the three years ending December 31, 2011 is presented in the following table (in millions).

	2011	2010	2009
Cash paid during the period for:
Income taxes	$2,885	$3,547	$2,032
Interest:
Insurance and other businesses	243	185	145
Railroad, utilities and energy businesses	1,821	1,667	1,142
Finance and financial products businesses	662	708	615

Non-cash investing and financing activities:
Liabilities assumed in connection with acquisitions	5,836	31,406	278
Common stock issued in connection with acquisition of BNSF	—	10,577	—
Common stock issued in connection with acquisition of noncontrolling interests in Wesco Financial Corporation	245	—	—

(13)	Unpaid losses and loss adjustment expenses

The liabilities for unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with property and casualty claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities.

A reconciliation of the changes in liabilities for unpaid losses and loss adjustment expenses of our property/casualty insurance subsidiaries for each of the three years ending December 31, 2011 is as follows (in millions).

	2011	2010	2009
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$60,075	$59,416	$56,620
Ceded losses and deferred charges at beginning of year	(6,545)	(6,879)	(7,133)

Net balance at beginning of year	53,530	52,537	49,487

Incurred losses recorded during the year:
Current accident year	23,031	20,357	19,156
Prior accident years	(2,202)	(2,270)	(905)

Total incurred losses	20,829	18,087	18,251

Payments during the year with respect to:
Current accident year	(9,269)	(7,666)	(7,207)
Prior accident years	(8,854)	(9,191)	(8,315)

Total payments	(18,123)	(16,857)	(15,522)

Unpaid losses and loss adjustment expenses:
Net balance at end of year	56,236	53,767	52,216
Ceded losses and deferred charges at end of year	7,092	6,545	6,879
Foreign currency translation adjustment	(100)	(312)	232
Acquisitions	591	75	89

Gross liabilities at end of year	$63,819	$60,075	$59,416

Notes to Consolidated Financial Statements (Continued)

(13)	Unpaid losses and loss adjustment expenses (Continued)

Incurred losses recorded during the current year but attributable to a prior accident year (“prior accident years”) reflects the amount of estimation error charged or credited to earnings in each calendar year with respect to the liabilities established as of the beginning of that year. We reduced the beginning of the year net losses and loss adjustment expenses liability by $2,544 million in 2011, $2,626 million in 2010 and $1,507 million in 2009, which excludes the effects of prior years’ discount accretion and deferred charge amortization referred to below. In 2011, the reduction in prior years’ liability estimates were primarily due to reductions in expected losses with respect to certain retroactive reinsurance contracts, as well as to lower than expected loss development in 2011 under primary private passenger auto and medical malpractice liabilities and casualty reinsurance liabilities business. In 2010 and 2009, the reductions in estimates for prior years’ were primarily due to lower than previously expected private passenger auto, commercial auto and medical malpractice losses, as well as lower than expected reported reinsurance losses in both property and casualty lines. Accident year loss estimates are regularly adjusted to consider emerging loss development patterns of prior years’ losses, whether favorable or unfavorable.

Incurred losses for prior accident years also include amortization of deferred charges related to retroactive reinsurance contracts incepting prior to the beginning of the year and the accretion of the net discounts recorded on liabilities for certain workers’ compensation claims. Amortization charges included in prior accident years’ incurred losses were $249 million in 2011, $261 million in 2010 and $504 million in 2009. Net discounted workers’ compensation liabilities at December 31, 2011 and 2010 were $2,250 million and $2,315 million, respectively, reflecting net discounts of $2,130 million and $2,269 million, respectively. The accretion of discounted liabilities related to prior accident years’ incurred losses was approximately $93 million in 2011, $95 million in 2010 and $98 million in 2009.

We are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Liability estimates for environmental and asbestos exposures include case basis reserves and also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon our historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

The liabilities for environmental, asbestos and latent injury claims and claims expenses net of reinsurance recoverables were approximately $13.9 billion at December 31, 2011 and $12.4 billion at December 31, 2010. These liabilities included approximately $12.3 billion at December 31, 2011 and $10.7 billion at December 31, 2010 of liabilities assumed under retroactive reinsurance contracts. The increase in liabilities in 2011 was primarily due to new retroactive reinsurance contracts entered into in 2011. Liabilities arising from retroactive contracts with exposure to claims of this nature are generally subject to aggregate policy limits. Thus, our exposure to environmental and latent injury claims under these contracts is, likewise, limited. We monitor evolving case law and its effect on environmental and latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to our results of operations. We are unable to reliably estimate the amount of additional net loss or the range of net loss that is reasonably possible.

(14)	Notes payable and other borrowings

Notes payable and other borrowings are summarized below (in millions). The average interest rates shown in the following tables are the weighted average interest rates on outstanding debt as of December 31, 2011. Maturity date ranges are based on borrowings as of December 31, 2011.

	Average Interest Rate	December 31,
		2011	2010
Insurance and other:
Issued by Berkshire parent company due 2012-2047	2.0%	$8,287	$8,360
Short-term subsidiary borrowings	0.2%	1,490	1,682
Other subsidiary borrowings due 2012-2036	5.9%	3,991	2,429

		$13,768	$12,471

Notes to Consolidated Financial Statements (Continued)

(14)	Notes payable and other borrowings (Continued)

In connection with the BNSF acquisition, the Berkshire parent company issued $8.0 billion aggregate par amount of senior unsecured notes, including $2.0 billion par amount of floating rate notes that matured in February 2011. In August 2011, the Berkshire parent company issued $2.0 billion of senior notes consisting of $750 million of 2.2% senior notes due in 2016, $500 million of 3.75% senior notes due in 2021 and $750 million of floating rate senior notes due in 2014. In January 2012, the Berkshire parent company also issued $1.1 billion of 1.9% senior notes due in 2017 and $600 million of 3.4% senior notes due in 2022 and in February 2012 redeemed $1.1 billion of floating rate notes and $600 million of 1.4% senior notes that were both due at that time. Other subsidiary borrowings as of December 31, 2011 included $1.6 billion in pre-acquisition debt issued by Lubrizol.

	Average Interest Rate	December 31,
		2011	2010
Railroad, utilities and energy:
Issued by MidAmerican Energy Holdings Company (“MidAmerican”) and its subsidiaries:
MidAmerican senior unsecured debt due 2012-2037	6.1%	$5,363	$5,371
Subsidiary and other debt due 2012-2039	5.2%	14,552	14,275
Issued by BNSF due 2012-2097	5.9%	12,665	11,980

		$32,580	$31,626

MidAmerican subsidiary debt represents amounts issued pursuant to separate financing agreements. All or substantially all of the assets of certain MidAmerican subsidiaries are or may be pledged or encumbered to support or otherwise secure the debt. These borrowing arrangements generally contain various covenants including, but not limited to, leverage ratios, interest coverage ratios and debt service coverage ratios. BNSF’s borrowings are primarily unsecured. As of December 31, 2011, BNSF and MidAmerican and their subsidiaries were in compliance with all applicable covenants. Berkshire does not guarantee any debt or other borrowings of BNSF, MidAmerican or their subsidiaries. In May 2011, BNSF issued $750 million in debentures comprised of $250 million of 4.1% debentures due in June 2021 and $500 million of 5.4% debentures due in June 2041. In August 2011, BNSF issued $750 million in debentures comprised of $450 million of 3.45% debentures due in September 2021 and $300 million of 4.95% debentures due in September 2041.

	Average Interest Rate	December 31,
		2011	2010
Finance and financial products:
Issued by Berkshire Hathaway Finance Corporation (“BHFC”) due 2012-2040	4.4%	$11,531	$11,535
Issued by other subsidiaries due 2012-2036	4.8%	2,505	2,942

		$14,036	$14,477

BHFC is a 100% owned finance subsidiary of Berkshire, which has fully and unconditionally guaranteed its securities. In January 2011, BHFC issued $1.5 billion of notes and repaid $1.5 billion of maturing notes. The new notes are unsecured and are comprised of $750 million of 4.25% senior notes due in 2021, $375 million of 1.5% senior notes due in 2014 and $375 million of floating rate senior notes due in 2014.

Our subsidiaries in the aggregate have approximately $3.7 billion of available unused lines of credit and commercial paper capacity at December 31, 2011, to support our short-term borrowing programs and provide additional liquidity. Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations.

Principal repayments expected during each of the next five years are as follows (in millions).

	2012	2013	2014	2015	2016
Insurance and other	$3,390	$2,725	$1,345	$1,918	$869
Railroad, utilities and energy	2,567	1,774	1,618	713	681
Finance and financial products	3,155	3,661	1,335	1,656	205

	$9,112	$8,160	$4,298	$4,287	$1,755

Notes to Consolidated Financial Statements (Continued)

(15)	Income taxes

The liabilities for income taxes reflected in our Consolidated Balance Sheets are as follows (in millions).

	December 31,
	2011	2010
Payable currently	$(229)	$(211)
Deferred	37,105	35,558
Other	928	1,005

	$37,804	$36,352

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are shown below (in millions).

	December 31,
	2011	2010
Deferred tax liabilities:
Investments – unrealized appreciation and cost basis differences	$11,404	$13,376
Deferred charges reinsurance assumed	1,449	1,334
Property, plant and equipment	28,414	24,746
Other	6,378	5,108

	47,645	44,564

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(967)	(1,052)
Unearned premiums	(572)	(508)
Accrued liabilities	(3,698)	(3,652)
Derivative contract liabilities	(1,676)	(862)
Other	(3,627)	(2,932)

	(10,540)	(9,006)

Net deferred tax liability	$37,105	$35,558

We have not established deferred income taxes with respect to undistributed earnings of certain foreign subsidiaries. Earnings expected to remain reinvested indefinitely were approximately $6.6 billion as of December 31, 2011. Upon distribution as dividends or otherwise, such amounts would be subject to taxation in the U.S. as well as foreign countries. However, U.S. income tax liabilities would be offset, in whole or in part, by allowable tax credits with respect to income taxes previously paid to foreign jurisdictions. Further, repatriation of all earnings of foreign subsidiaries would be impracticable to the extent that such earnings represent capital needed to support normal business operations in those jurisdictions. As a result, we currently believe that any incremental U.S. income tax liabilities arising from the repatriation of distributable earnings of foreign subsidiaries would not be material.

Income tax expense reflected in our Consolidated Statements of Earnings for each of the three years ending December 31, 2011 is as follows (in millions).

	2011	2010	2009
Federal	$3,474	$4,546	$2,833
State	444	337	124
Foreign	650	724	581

	$4,568	$5,607	$3,538

Current	$2,897	$3,668	$1,619
Deferred	1,671	1,939	1,919

	$4,568	$5,607	$3,538

Notes to Consolidated Financial Statements (Continued)

(15)	Income taxes (Continued)

Income tax expense is reconciled to hypothetical amounts computed at the U.S. federal statutory rate for each of the three years ending December 31, 2011 in the table below (in millions).

	2011	2010	2009
Earnings before income taxes	$15,314	$19,051	$11,552

Hypothetical amounts applicable to above computed at the federal statutory rate	$5,360	$6,668	$4,043
Dividends received deduction and tax exempt interest	(497)	(504)	(512)
State income taxes, less federal income tax benefit	289	219	81
Foreign tax rate differences	(208)	(154)	(92)
U.S. income tax credits	(241)	(182)	(134)
BNSF holding gain	—	(342)	—
Other differences, net	(135)	(98)	152

	$4,568	$5,607	$3,538

We file income tax returns in the United States and in state, local and foreign jurisdictions. We are under examination by the taxing authorities in many of these jurisdictions. We have settled tax return liabilities with U.S. federal taxing authorities for years before 2005. We anticipate that we will resolve all adjustments proposed by the U.S. Internal Revenue Service (“IRS”) for the 2005 and 2006 tax years at the IRS Appeals Division within the next 12 months and do not currently expect any significant adjustments to our consolidated tax liabilities for those years. The IRS is currently auditing our consolidated U.S. federal income tax returns for the 2007 through 2009 tax years. We are also under audit or subject to audit with respect to income taxes in many state and foreign jurisdictions. It is reasonably possible that certain of our income tax examinations will be settled within the next twelve months. We currently believe that there are no jurisdictions where the outcome of unresolved issues or claims is likely to be material to our Consolidated Financial Statements.

At December 31, 2011 and 2010, net unrecognized tax benefits were $928 million and $1,005 million, respectively. Included in the balance at December 31, 2011, are $698 million of tax positions that, if recognized, would impact the effective tax rate. The remaining balance in net unrecognized tax benefits principally relates to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. As of December 31, 2011, we do not expect any material changes to the estimated amount of unrecognized tax benefits in the next twelve months.

(16)	Dividend restrictions – Insurance subsidiaries

Payments of dividends by our insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, our principal insurance subsidiaries may declare up to approximately $9.5 billion as ordinary dividends before the end of 2012.

Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $95 billion at December 31, 2011 and $94 billion at December 31, 2010. Statutory surplus differs from the corresponding amount determined on the basis of GAAP due to differences in accounting for certain assets and liabilities. For instance, deferred charges reinsurance assumed, deferred policy acquisition costs, certain unrealized gains and losses on investments in fixed maturity securities and related deferred income taxes are recognized for GAAP but not for statutory reporting purposes. In addition, goodwill is amortized over 10 years, whereas under GAAP, goodwill is not amortized and is subject to periodic tests for impairment.

Notes to Consolidated Financial Statements (Continued)

(17)	Fair value measurements

The estimated fair values of our financial instruments are shown in the following table (in millions). The carrying values of cash and cash equivalents, accounts receivable and accounts payable, accruals and other liabilities are deemed to be reasonable estimates of their fair values.

	Carrying Value		Fair Value
	December 31,		December 31,
	2011	2010	2011	2010
Investments in fixed maturity securities	$32,188	$34,883	$32,188	$34,883
Investments in equity securities	76,991	61,513	76,991	61,513
Other investments	16,921	23,009	17,927	24,147
Loans and finance receivables	13,934	15,226	13,126	14,453
Derivative contract assets (1)	327	574	327	574
Notes payable and other borrowings:
Insurance and other	13,768	12,471	14,334	12,705
Railroad, utilities and energy	32,580	31,626	38,257	33,932
Finance and financial products	14,036	14,477	14,959	15,191
Derivative contract liabilities:
Railroad, utilities and energy (2)	336	621	336	621
Finance and financial products	10,139	8,371	10,139	8,371

(1)	Included in other assets

(2)	Included in accounts payable, accruals and other liabilities

Fair values for substantially all of our financial instruments were measured using market or income approaches. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in an actual current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

The hierarchy for measuring fair value consists of Levels 1 through 3.

Level 1 – Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets. Substantially all of our investments in equity securities are traded on an exchange in active markets and fair values are based on the closing prices as of the balance sheet date.

Level 2 – Inputs include directly or indirectly observable inputs (other than Level 1 inputs) such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that may be considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Fair values for our investments in fixed maturity securities are primarily based on price evaluations which incorporate market prices for identical instruments in inactive markets and market data available for instruments with similar characteristics. Pricing evaluations generally reflect discounted expected future cash flows, which incorporate yield curves for instruments with similar characteristics, such as credit rating, estimated duration and yields for other instruments of the issuer or entities in the same industry sector.

Level 3 – Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities. Measurements of non-exchange traded derivative contracts and certain other investments carried at fair value are based primarily on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. We value equity index put option contracts based on the Black-Scholes option valuation model which we believe is widely used by market participants. Inputs to this model include current index price, expected volatility, dividend and interest rates and contract duration. Our credit default contracts are primarily valued based on models that incorporate observable credit default spreads, contract durations, interest rates and other inputs

Notes to Consolidated Financial Statements (Continued)

(17)	Fair value measurements (Continued)

believed to be used by market participants in estimating fair value. Our credit default and equity index put option contracts are not exchange traded and certain contract terms are not standard in derivatives markets. For example, we are not required to post collateral under most of our contracts. For these reasons, we classified these contracts as Level 3.

Financial assets and liabilities measured and carried at fair value on a recurring basis in our financial statements are summarized, according to the hierarchy previously described, as follows (in millions).

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Investments in fixed maturity securities:
U.S. Treasury, U.S. government corporations and agencies	$2,935	$843	$2,090	$2
States, municipalities and political subdivisions	3,070	—	3,069	1
Foreign governments	10,843	4,444	6,265	134
Corporate bonds	12,448	—	11,801	647
Mortgage-backed securities	2,892	—	2,892	—
Investments in equity securities	76,991	76,906	63	22
Other investments	11,669	—	—	11,669

Net derivative contract (assets)/liabilities:
Railroad, utilities and energy	265	12	276	(23)
Finance and financial products:
Equity index put options	8,499	—	—	8,499
Credit default obligations	1,472	—	—	1,472
Other	(88)	—	(48)	(40)

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2010
Investments in fixed maturity securities:
U.S. Treasury, U.S. government corporations and agencies	$2,197	$535	$1,658	$4
States, municipalities and political subdivisions	3,581	—	3,581	—
Foreign governments	11,912	5,633	6,167	112
Corporate bonds	14,054	23	13,346	685
Mortgage-backed securities	3,139	—	3,139	—
Investments in equity securities	61,513	61,390	88	35
Other investments	17,589	—	—	17,589

Net derivative contract (assets)/liabilities:
Railroad, utilities and energy	390	7	52	331
Finance and financial products:
Equity index put options	6,712	—	—	6,712
Credit default obligations	1,239	—	—	1,239
Other	77	—	137	(60)

Notes to Consolidated Financial Statements (Continued)

(17)	Fair value measurements (Continued)

Reconciliations of assets and liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) for each of the three years ending December 31, 2011 follow (in millions).

	Investments in fixed maturity securities	Investments in equity securities	Other investments	Net derivative contract liabilities
Balance at December 31, 2008	$639	$328	$10,275	$(14,519)
Gains (losses) included in:
Earnings	1	4	—	3,635
Other comprehensive income	49	25	4,702	—
Regulatory assets and liabilities	—	—	—	47
Purchases, dispositions and settlements	244	(8)	5,637	1,664
Transfers into (out of) Level 3	(15)	(45)	—	(23)

Balance at December 31, 2009	$918	$304	$20,614	$(9,196)
Gains (losses) included in:
Earnings	—	—	1,305	471
Other comprehensive income	16	(8)	(358)	—
Regulatory assets and liabilities	—	—	—	(33)
Purchases, dispositions and settlements	9	(1)	(3,972)	533
Transfers into (out of) Level 3	(142)	(260)	—	3

Balance at December 31, 2010	$801	$35	$17,589	$(8,222)
Gains (losses) included in:
Earnings	—	—	—	(2,035)
Other comprehensive income	5	(13)	(2,120)	(3)
Regulatory assets and liabilities	—	—	—	144
Purchases/Issuances	17	—	5,000	(68)
Dispositions	(39)	—	—	—
Settlements	—	—	—	275
Transfers into (out of) Level 3	—	—	(8,800)	1

Balance at December 31, 2011	$784	$22	$11,669	$(9,908)

Gains and losses included in net earnings are included as components of investment gains/losses, derivative gains/losses and other revenues, as appropriate and are related to changes in valuations of derivative contracts and disposal or settlement transactions.

Other investments with Level 3 measurements over the past three years included our investments in various private placement transactions that are summarized in Note 5 to the accompanying Consolidated Financial Statements. As of March 31, 2011, we transferred our investment in GS Preferred Stock to Level 2 measurements given the then pending redemption of that investment which occurred on April 18, 2011. As of September 30, 2011, we transferred our investment in GE Preferred Stock from Level 3 to Level 2, as a result of the then pending redemption which occurred on October 17, 2011. Earnings in 2010 related to other investments were attributable to a gain on the redemption of the Swiss Re 12% convertible perpetual capital instrument.

Notes to Consolidated Financial Statements (Continued)

(18) Common stock

Changes in Berkshire’s issued and outstanding common stock for the three years ending December 31, 2011 are shown in the table below.

	Class A, $5 Par Value (1,650,000 shares authorized)			Class B, $0.0033 Par Value (3,225,000,000 shares authorized)
	Issued	Treasury	Outstanding	Issued	Treasury	Outstanding
Balance at December 31, 2008	1,059,001	—	1,059,001	735,349,800	—	735,349,800
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in business acquisitions	(3,720)	—	(3,720)	9,351,500	—	9,351,500

Balance at December 31, 2009	1,055,281	—	1,055,281	744,701,300	—	744,701,300
Shares issued in the acquisition of BNSF (See Note 2)	80,931	—	80,931	20,976,621	—	20,976,621
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in a business acquisition	(188,752)	—	(188,752)	285,312,547	—	285,312,547

Balance at December 31, 2010	947,460	—	947,460	1,050,990,468	—	1,050,990,468
Shares issued to acquire noncontrolling interests of Wesco Financial Corporation (See Note 2)	—	—	—	3,253,472	—	3,253,472
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in a business acquisition	(9,118)	—	(9,118)	15,401,421	—	15,401,421
Treasury shares acquired	—	(98)	(98)	—	(801,985)	(801,985)

Balance at December 31, 2011	938,342	(98)	938,244	1,069,645,361	(801,985)	1,068,843,376

Each Class A common share is entitled to one vote per share. Class B common stock possesses dividend and distribution rights equal to one-fifteen-hundredth (1/1,500) of such rights of Class A common stock. Each Class B common share possesses voting rights equivalent to one-ten-thousandth (1/10,000) of the voting rights of a Class A share. Unless otherwise required under Delaware General Corporation Law, Class A and Class B common shares vote as a single class. Each share of Class A common stock is convertible, at the option of the holder, into 1,500 shares of Class B common stock. Class B common stock is not convertible into Class A common stock.

On an equivalent Class A common stock basis, there were 1,650,806 shares outstanding as of December 31, 2011 and 1,648,120 shares outstanding as of December 31, 2010. In addition to our common stock, 1,000,000 shares of preferred stock are authorized, but none of which are issued and outstanding.

In September 2011, our Board of Directors approved a common stock repurchase program whereby it authorized Berkshire to repurchase its Class A and Class B shares at prices no higher than a 10% premium over the book value of the shares. Berkshire may repurchase shares in the open market or through privately negotiated transactions, at management’s discretion. Berkshire’s Board of Directors’ authorization does not specify a maximum number of shares to be repurchased. However, repurchases will not be made if they would reduce Berkshire’s consolidated cash equivalent holdings below $20 billion. The repurchase program is expected to continue indefinitely and the amount of repurchases will depend entirely upon the level of cash available, the attractiveness of investment and business opportunities either at hand or on the horizon and the degree of discount of the market price relative to management’s estimate of intrinsic value. The repurchase program does not obligate Berkshire to repurchase any dollar amount or number of Class A or Class B shares.

Notes to Consolidated Financial Statements (Continued)

(19)	Pension plans

Several of our subsidiaries individually sponsor defined benefit pension plans covering certain employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. Contributions to the plans are made, generally, to meet regulatory requirements. Additional amounts may be contributed as determined by management based on actuarial valuations.

The components of net periodic pension expense for each of the three years ending December 31, 2011 are as follows (in millions).

	2011	2010	2009
Service cost	$191	$165	$162
Interest cost	568	543	455
Expected return on plan assets	(579)	(528)	(417)
Other	102	69	35

Net pension expense	$282	$249	$235

The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. As of December 31, 2011 and 2010, the accumulated benefit obligation was $11,947 million and $9,954 million, respectively. The projected benefit obligation (“PBO”) is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and, if applicable, includes assumptions regarding future compensation levels. In 2011, actuarial losses and other of $1,197 million were primarily attributable to the impact of lower discount rates used in determining the PBOs. Information regarding PBOs is shown in the table that follows (in millions).

	December 31,
	2011	2010
Projected benefit obligation, beginning of year	$10,598	$8,136
Service cost	191	165
Interest cost	568	543
Benefits paid	(579)	(528)
Business acquisitions	1,017	1,986
Actuarial (gains) or losses and other	1,197	296

Projected benefit obligation, end of year	$12,992	$10,598

Benefit obligations under qualified U.S. defined benefit pension plans are funded through assets held in trusts and are not included as assets in our Consolidated Financial Statements. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. As of December 31, 2011, PBOs of non-qualified U.S. plans and non-U.S. plans which are not funded through assets held in trusts were $890 million. A reconciliation of the changes in plan assets and a summary of plan assets held as of December 31, 2011 and 2010 is presented in the table that follows (in millions).

	December 31,
	2011	2010
Plan assets at beginning of year	$8,246	$5,926
Employer contributions	523	776
Benefits paid	(579)	(528)
Actual return on plan assets	361	795
Business acquisitions	632	1,342
Other	(33)	(65)

Plan assets at end of year	$9,150	$8,246

Notes to Consolidated Financial Statements (Continued)

(19)	Pension plans (Continued)

Fair value measurements for pension assets as of December 31, 2011 and 2010 follow (in millions).

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Cash and equivalents	$830	$797	$33	$—
Government obligations	915	534	380	1
Investment funds	1,872	402	1,465	5
Corporate debt obligations	1,180	95	1,085	—
Equity securities	3,618	3,432	186	—
Other	735	37	314	384

	$9,150	$5,297	$3,463	$390

December 31, 2010
Cash and equivalents	$474	$423	$51	$—
Government obligations	895	609	285	1
Investment funds	2,020	597	1,423	—
Corporate debt obligations	1,015	147	868	—
Equity securities	3,069	3,069	—	—
Other	773	54	349	370

	$8,246	$4,899	$2,976	$371

Refer to Note 17 for a discussion of the three levels in the hierarchy of fair values. Pension assets measured at fair value with significant unobservable inputs (Level 3) for the years ending December 31, 2011 and 2010 consisted primarily of real estate and limited partnership interests. Pension plan assets are generally invested with the long-term objective of earning sufficient amounts to cover expected benefit obligations, while assuming a prudent level of risk. Allocations may change as a result of changing market conditions and investment opportunities. The expected rates of return on plan assets reflect subjective assessments of expected invested asset returns over a period of several years. Generally, past investment returns are not given significant consideration when establishing assumptions for expected long-term rates of returns on plan assets. Actual experience will differ from the assumed rates.

The defined benefit pension plans expect to pay benefits to participants over the next ten years, reflecting expected future service as appropriate, as follows (in millions): 2012 – $686; 2013 – $685; 2014 – $700; 2015 – $715; 2016 – $734; and 2017 to 2021 – $3,852. Sponsoring subsidiaries expect to contribute $545 million to defined benefit pension plans in 2012.

The net funded status of the defined benefit pension plans is summarized in the table that follows (in millions).

	December 31,
	2011	2010
Amounts recognized in the Consolidated Balance Sheets:
Accounts payable, accruals and other liabilities	$3,900	$2,425
Other assets	(58)	(73)

	$3,842	$2,352

Notes to Consolidated Financial Statements (Continued)

(19)	Pension plans (Continued)

A reconciliation of amounts included in accumulated other comprehensive income (“AOCI”) related to defined benefit pension plans for each of the two years ending December 31, 2011 follows (in millions). We estimate that $177 million of the balance in AOCI at December 31, 2011 will be included in pension expense in 2012.

	2011	2010
Accumulated other comprehensive income (loss), beginning of year	$(1,395)	$(1,368)
Amount included in net periodic pension expense	76	53
Gains (losses) current period and other	(1,202)	(80)

Accumulated other comprehensive income (loss), end of year	$(2,521)	$(1,395)

Weighted average interest rate assumptions used in determining projected benefit obligations and net periodic pension expense were as follows.

	2011	2010
Applicable to pension benefit obligations:
Discount rate	4.6%	5.4%
Expected long-term rate of return on plan assets	6.9	7.1
Rate of compensation increase	3.7	3.7
Discount rate applicable to pension expense	5.3	5.8

Several of our subsidiaries also sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Several of the plans provide that the subsidiary match these contributions up to levels specified in the plans and provide for additional discretionary contributions as determined by management. Employer contributions expensed with respect to these plans were $572 million, $567 million and $540 million for the years ending December 31, 2011, 2010 and 2009, respectively.

(20)	Contingencies and Commitments

We are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect our insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. We do not believe that such normal and routine litigation will have a material effect on our financial condition or results of operations. Berkshire and certain of its subsidiaries are also involved in other kinds of legal actions, some of which assert or may assert claims or seek to impose fines and penalties. We believe that any liability that may arise as a result of other pending legal actions will not have a material effect on our financial condition or results of operations.

We lease certain manufacturing, warehouse, retail and office facilities as well as certain equipment. Rent expense for all operating leases was $1,288 million in 2011, $1,204 million in 2010 and $701 million in 2009. The increase in 2010 was due to the BNSF acquisition. Minimum rental payments for operating leases having initial or remaining non-cancelable terms in excess of one year are as follows. Amounts are in millions.

2012	2013	2014	2015	2016	After 2016	Total
$1,169	$1,044	$915	$813	$738	$4,209	$8,888

Several of our subsidiaries have made commitments in the ordinary course of business to purchase goods and services used in their businesses. The most significant of these relate to our railroad, utilities and energy businesses. As of December 31, 2011, commitments under all such subsidiary arrangements were approximately $10.8 billion in 2012, $4.3 billion in 2013, $3.3 billion in 2014, $3.2 billion in 2015, $1.9 billion in 2016 and $10.3 billion after 2016.

Notes to Consolidated Financial Statements (Continued)

(20)	Contingencies and Commitments (Continued)

In the first quarter of 2011, we acquired an additional 16.6% of the outstanding common stock of Marmon, thus increasing our total ownership interest to 80.2%. The cost of this additional share purchase was approximately $1.5 billion. The purchase of these shares was accounted for as an acquisition of noncontrolling interests. Accordingly, the difference of $614 million between the consideration paid and the prior carrying amount of the noncontrolling interests acquired was recorded as a reduction to Berkshire’s shareholders’ equity in 2010. Berkshire will acquire substantially all of the remaining noncontrolling interests in Marmon in 2013 or 2014. However, the consideration ultimately payable is contingent upon future operating results of Marmon and the per-share cost could be greater than or less than the price paid in 2011.

Pursuant to the terms of shareholder agreements with noncontrolling shareholders in certain of our other less than wholly-owned subsidiaries, we may be obligated to acquire their equity ownership interests. The consideration payable for such interests is generally based on the fair value. If we acquired all such outstanding noncontrolling interests as of December 31, 2011, the cost would have been approximately $4 billion. However, the timing and the amount of any such future payments that might be required are contingent on future actions of the noncontrolling owners and future operating results of the related subsidiaries.

(21)	Business segment data

Our reportable business segments are organized in a manner that reflects how management views those business activities. Certain businesses have been grouped together for segment reporting based upon similar products or product lines, marketing, selling and distribution characteristics, even though those business units are operated under separate local management.

The tabular information that follows shows data of reportable segments reconciled to amounts reflected in our Consolidated Financial Statements. Intersegment transactions are not eliminated in instances where management considers those transactions in assessing the results of the respective segments. Furthermore, our management does not consider investment and derivative gains/losses or amortization of purchase accounting adjustments related to Berkshire’s acquisition in assessing the performance of reporting units. Collectively, these items are included in reconciliations of segment amounts to consolidated amounts.

Business Identity	Business Activity

GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

BNSF	Operates one of the largest railroad systems in North America

BH Finance, Clayton Homes, XTRA, CORT and other financial services (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing and furniture leasing

Marmon	An association of approximately 140 manufacturing and service businesses that operate within 11 diverse business sectors

McLane Company	Wholesale distribution of groceries and non-food items

MidAmerican	Regulated electric and gas utility, including power generation and distribution activities in the U.S. and internationally; domestic real estate brokerage

Notes to Consolidated Financial Statements (Continued)

(21)	Business segment data (Continued)

Other businesses not specifically identified with reportable business segments consist of a large, diverse group of manufacturing, service and retailing businesses. A disaggregation of our consolidated data for each of the three most recent years is presented in the tables which follow on this and the following two pages (in millions).

	Revenues			Earnings before income taxes
	2011	2010	2009	2011	2010	2009
Operating Businesses:
Insurance group:
Underwriting:
GEICO	$15,363	$14,283	$13,576	$576	$1,117	$649
General Re	5,816	5,693	5,829	144	452	477
Berkshire Hathaway Reinsurance Group	9,147	9,076	6,706	(714)	176	250
Berkshire Hathaway Primary Group	1,749	1,697	1,773	242	268	84
Investment income	4,746	5,186	5,509	4,725	5,145	5,459

Total insurance group	36,821	35,935	33,393	4,973	7,158	6,919

BNSF (1)	19,548	15,059	—	4,741	3,611	—
Finance and financial products	4,014	4,264	4,301	774	689	653
Marmon	6,925	5,967	5,067	992	813	686
McLane Company	33,279	32,687	31,207	370	369	344
MidAmerican	11,291	11,305	11,443	1,659	1,539	1,528
Other businesses (2)	32,202	27,956	25,391	3,675	3,092	1,028

	144,080	133,173	110,802	17,184	17,271	11,158

Reconciliation of segments to consolidated amount:
Investment and derivative gains/losses	(830)	2,346	787	(830)	2,346	787
Interest expense, not allocated to segments	—	—	—	(221)	(208)	(101)
Eliminations and other	438	666	904	(819)	(358)	(292)

	$143,688	$136,185	$112,493	$15,314	$19,051	$11,552

(1)	From acquisition date of February 12, 2010.

(2)	Includes Lubrizol from the acquisition date of September 16, 2011.

	Capital expenditures			Depreciation of tangible assets
	2011	2010	2009	2011	2010	2009
Operating Businesses:
Insurance group	$40	$40	$50	$56	$66	$71
BNSF (1)	3,325	1,829	—	1,480	1,221	—
Finance and financial products	331	233	148	180	204	219
Marmon	514	307	436	484	507	521
McLane Company	188	166	172	129	129	120
MidAmerican	2,684	2,593	3,413	1,333	1,262	1,246
Other businesses (2)	1,109	812	718	1,021	890	950

	$8,191	$5,980	$4,937	$4,683	$4,279	$3,127

(1)	From acquisition date of February 12, 2010.

(2)	Includes Lubrizol from the acquisition date of September 16, 2011.

Notes to Consolidated Financial Statements (Continued)

(21)	Business segment data (Continued)

	Goodwill at year-end		Identifiable assets at year-end
	2011	2010	2011	2010	2009
Operating Businesses:
Insurance group:
GEICO	$1,372	$1,372	$27,253	$25,631	$22,996
General Re	13,532	13,532	28,442	29,196	30,894
Berkshire Hathaway Reinsurance and Primary Groups	607	589	104,913	104,383	102,787

Total insurance group	15,511	15,493	160,608	159,210	156,677

BNSF	14,803	14,803	55,282	53,476	—
Finance and financial products	1,032	1,031	23,919	24,692	24,027
Marmon	727	709	10,597	10,047	9,768
McLane Company	155	155	4,107	4,018	3,505
MidAmerican	5,253	5,281	42,039	40,045	39,437
Other businesses *	15,732	11,534	34,994	24,144	22,888

	$53,213	$49,006	331,546	315,632	256,302

Reconciliation of segments to consolidated amount:
Corporate and other			7,888	7,591	6,845
Goodwill			53,213	49,006	33,972

			$392,647	$372,229	$297,119

*	Includes Lubrizol, acquired in 2011.

Insurance premiums written by geographic region (based upon the domicile of the insured or reinsured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2011	2010	2009	2011	2010	2009
United States	$22,253	$21,539	$19,280	$3,100	$3,210	$1,095
Western Europe	4,495	3,377	5,236	880	945	761
All other	1,089	918	737	1,090	927	774

	$27,837	$25,834	$25,253	$5,070	$5,082	$2,630

In 2011, 2010 and 2009, premiums written and earned attributable to Western Europe were primarily in the United Kingdom, Germany, Switzerland and Luxembourg. In 2011, 2010 and 2009, property/casualty insurance premiums earned included approximately $2.9 billion, $2.4 billion and $4.6 billion, respectively, from Swiss Reinsurance Company Ltd. and its affiliates. Life/health insurance premiums written and earned in the United States in 2011 and 2010 included approximately $1.5 billion and $2.1 billion, respectively, from a single contract with Swiss Re Life & Health America Inc., an affiliate of Swiss Reinsurance Company Ltd.

Consolidated sales and service revenues in 2011, 2010 and 2009 were $72.8 billion, $67.2 billion and $62.6 billion, respectively. Approximately 86% of such amounts in 2011 were in the United States compared with approximately 88% in 2010 and 90% in 2009. The remainder of sales and service revenues were primarily in Europe and Canada. In 2011, consolidated sales and service revenues included $11.6 billion of sales to Wal-Mart Stores, Inc. which were primarily related to McLane’s wholesale distribution business.

Notes to Consolidated Financial Statements (Continued)

(21)	Business segment data (Continued)

Approximately 96% of our revenues in 2011 from railroad, utilities and energy businesses were in the United States versus 97% in 2010 and 91% in 2009. In each year most of the remainder was attributed to the United Kingdom. At December 31, 2011, 91% of our consolidated net property, plant and equipment were located in the United States with the remainder primarily in the United Kingdom, Canada and Europe.

Premiums written and earned by the property/casualty and life/health insurance businesses are summarized below (in millions).

	Property/Casualty			Life/Health
	2011	2010	2009	2011	2010	2009
Premiums Written:
Direct	$18,512	$17,128	$16,484	$67	$3	$—
Assumed	9,867	9,171	9,321	5,133	5,203	2,727
Ceded	(542)	(465)	(552)	(130)	(124)	(97)

	$27,837	$25,834	$25,253	$5,070	$5,082	$2,630

Premiums Earned:
Direct	$18,038	$16,932	$16,553	$67	$3	$—
Assumed	9,523	9,266	9,284	5,099	5,208	2,723
Ceded	(522)	(536)	(579)	(130)	(124)	(97)

	$27,039	$25,662	$25,258	$5,036	$5,087	$2,626

(22)	Quarterly data

A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2011
Revenues	$33,720	$38,274	$33,739	$37,955
Net earnings attributable to Berkshire *	1,511	3,417	2,278	3,048
Net earnings attributable to Berkshire per equivalent Class A common share	917	2,072	1,380	1,846
2010
Revenues	$32,037	$31,709	$36,274	$36,165
Net earnings attributable to Berkshire *	3,633	1,968	2,989	4,377
Net earnings attributable to Berkshire per equivalent Class A common share	2,272	1,195	1,814	2,656

*	Includes realized investment gains/losses, other-than-temporary impairment losses on investments and derivative gains/losses. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other factors. After-tax investment and derivative gains/losses for the periods presented above are as follows (in millions):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Investment and derivative gains/losses – 2011	$(82)	$713	$(1,534)	$382
Investment and derivative gains/losses – 2010	1,411	(1,106)	202	1,367

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

Net earnings attributable to Berkshire for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and exclude earnings attributable to noncontrolling interests. Amounts are in millions.

	2011	2010		2009
Insurance – underwriting	$154	$1,301		$949
Insurance – investment income	3,555	3,860		4,271
Railroad	2,972	2,235	(1)	—
Utilities and energy	1,204	1,131		1,071
Manufacturing, service and retailing	3,039 (2)	2,462		1,113
Finance and financial products	516	441		411
Other	(665)	(337)		(246)
Investment and derivative gains/losses	(521)	1,874		486

Net earnings attributable to Berkshire	$10,254	$12,967		$8,055

(1)	Includes earnings of BNSF from February 12.

(2)	Includes earnings of Lubrizol from September 16.

Through our subsidiaries, we engage in a number of diverse business activities. Our operating businesses are managed on an unusually decentralized basis. There are essentially no centralized or integrated business functions (such as sales, marketing, purchasing, legal or human resources) and there is minimal involvement by our corporate headquarters in the day-to-day business activities of the operating businesses. Our senior corporate management team participates in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses. It also is responsible for establishing and monitoring Berkshire’s corporate governance efforts, including, but not limited to, communicating the appropriate “tone at the top” messages to its employees and associates, monitoring governance efforts, including those at the operating businesses, and participating in the resolution of governance-related issues as needed. The business segment data (Note 21 to the Consolidated Financial Statements) should be read in conjunction with this discussion.

On February 12, 2010, BNSF became a wholly-owned subsidiary when we completed the acquisition of the 77.5% of BNSF common stock that we did not already own. As a result, beginning at that date, BNSF’s results and net earnings are included fully in our consolidated results. Prior to February 12, 2010, our share of BNSF’s net earnings determined under the equity method is reflected in the preceeding table as a component of insurance investment income. We completed the acquisition of The Lubrizol Corporation on September 16, 2011 and included its results as a component of manufacturing, service and retailing businesses in the table above.

Insurance underwriting earnings in 2011 of $154 million included after-tax losses of approximately $1.7 billion from several significant catastrophe events occurring primarily in the first quarter. After-tax losses from catastrophes occurring in 2010 were approximately $600 million. Our railroad and utilities and energy businesses continued to generate significant earnings in 2011. Several of our manufacturing, service and retailing businesses benefitted in 2011 from improved customer demand, which helped generate increased revenues and earnings.

Our after-tax investment and derivative losses in 2011 were $521 million. In 2011, we incurred non-cash after-tax losses in connection with our equity index put option derivative contracts of $1.2 billion. In 2011, we also recognized after-tax investment gains of $1.2 billion from the redemptions of our Goldman Sachs and General Electric Preferred Stock investments and other-than-temporary impairment (“OTTI”) losses of $590 million related to certain equity and fixed maturity securities. In 2010, after-tax investment and derivatives gains were $1,874 million, which included a one-time holding gain of $979 million related to our acquisition of BNSF, net realized gains from the dispositions of investments and net gains from derivative contracts, partially offset by OTTI losses recorded with respect to certain fixed maturity and equity securities. These gains and losses have caused and likely will continue to cause significant volatility in our periodic earnings.

Management’s Discussion (Continued)

Insurance—Underwriting

We engage in both primary insurance and reinsurance of property and casualty risks. In primary insurance activities, we assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, we assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Our insurance and reinsurance businesses are: (1) GEICO, (2) General Re, (3) Berkshire Hathaway Reinsurance Group (“BHRG”) and (4) Berkshire Hathaway Primary Group. Through General Re and BHRG, we also reinsure life and health risks.

Our management views insurance businesses as possessing two distinct operations – underwriting and investing. Underwriting decisions are the responsibility of the unit managers; investing, with limited exceptions, is the responsibility of Berkshire’s Chairman and CEO, Warren E. Buffett. Accordingly, we evaluate performance of underwriting operations without any allocation of investment income.

The timing and amount of catastrophe losses can produce significant volatility in our periodic underwriting results, particularly with respect to BHRG and General Re. In 2011, we recorded aggregate pre-tax losses from catastrophe events of approximately $2.6 billion, arising primarily from the earthquakes in Japan and New Zealand, as well as weather related events in the Pacific Rim and the U.S.

Our periodic underwriting results are often affected significantly by changes in estimates for unpaid losses and loss adjustment expenses, including amounts established for occurrences in prior years. In 2011, we reduced estimated liabilities related to certain retroactive reinsurance contracts which resulted in an increase in pre-tax underwriting earnings of approximately $875 million. These reductions were primarily due to lower than expected loss experience of one ceding company. Actual claim settlements and revised loss estimates will develop over time, which will likely differ from the liability estimates recorded as of year-end (approximately $64 billion). Accordingly, the unpaid loss estimates recorded as of December 31, 2011 may develop upward or downward in future periods with a corresponding decrease or increase, respectively, to pre-tax earnings.

Our periodic underwriting results may also include significant foreign currency transaction gains and losses arising from the changes in the valuation of certain non-U.S. Dollar denominated reinsurance liabilities into U.S. Dollars as a result of foreign currency exchange rate fluctuations. In recent years, currency exchange rates have been volatile and the resulting impact on our underwriting earnings has been significant.

A key marketing strategy followed by all of our insurance businesses is the maintenance of extraordinary capital strength. Statutory surplus of our insurance businesses was approximately $95 billion at December 31, 2011. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet the unique needs of insurance and reinsurance buyers.

Underwriting results from our insurance businesses are summarized below. Amounts are in millions.

	2011	2010	2009
Underwriting gain (loss) attributable to:
GEICO	$576	$1,117	$649
General Re	144	452	477
Berkshire Hathaway Reinsurance Group	(714)	176	250
Berkshire Hathaway Primary Group	242	268	84

Pre-tax underwriting gain (loss)	248	2,013	1,460
Income taxes and noncontrolling interests	94	712	511

Net underwriting gain (loss)	$154	$1,301	$949

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

GEICO

Through GEICO, we primarily write private passenger automobile insurance, offering coverages to insureds in all 50 states and the District of Columbia. GEICO’s policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company via the Internet or over the telephone. This is a significant element in our strategy to be a low-cost auto insurer. In addition, we strive to provide excellent service to customers, with the goal of establishing long-term customer relationships. GEICO’s underwriting results are summarized below. Dollars are in millions.

	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Premiums written	$15,664		$14,494		$13,758

Premiums earned	$15,363	100.0	$14,283	100.0	$13,576	100.0

Losses and loss adjustment expenses	12,013	78.2	10,631	74.4	10,457	77.0
Underwriting expenses	2,774	18.1	2,535	17.8	2,470	18.2

Total losses and expenses	14,787	96.3	13,166	92.2	12,927	95.2

Pre-tax underwriting gain	$576		$1,117		$649

Premiums earned in 2011 increased $1,080 million (7.6%) over 2010. Over the past year, voluntary auto policies-in-force increased approximately 7.0%. The increase in policies-in-force in 2011 reflected an increase of 9.4% in voluntary auto new business sales. Voluntary auto policies-in-force at December 31, 2011 were approximately 709,000 greater than at December 31, 2010. Losses and loss adjustment expenses incurred in 2011 increased $1,382 million (13.0%) over 2010. As a result, the ratio of losses and loss adjustment expenses to premiums earned (“loss ratio”) increased from 74.4% in 2010 to 78.2% in 2011. The increase in the loss ratio in 2011 was primarily due to higher average injury and physical damage severities estimates and increased catastrophe losses incurred. In 2011, bodily injury severities estimates generally increased in the three to six percent range over 2010, while physical damage severities increased in the three to five percent range. In 2011, catastrophe losses were $252 million compared with $109 million in 2010.

In 2011, underwriting expenses increased $239 million (9.4%) over 2010. The increase reflected additional advertising and increased payroll costs related to generating new business and servicing existing business. In 2012, we will adopt a new accounting standard that modifies the types of costs that may be deferred in acquiring or renewing insurance policies. We anticipate that the impact of adopting this new standard on the Berkshire insurance group will be concentrated in GEICO, which will cease deferring a significant portion of its direct advertising costs. If the new standard had been in effect as of December 31, 2011, we estimate that GEICO’s deferred costs as of that date would have been reduced by approximately $350 million with a corresponding reduction in retained earnings of approximately $230 million (represents the after-tax impact on earnings that accumulated over many years). Through the prospective adoption of the new standard, the deferred costs as of December 31, 2011 will be expensed over the remaining policy periods, which, for the most part, will occur over the first six months of 2012. New acquisition cost expenditures in 2012 will be deferred at a lower rate. As a result, underwriting expenses incurred during the first half of 2012 are expected to increase as a result of the new standard. Thereafter, the impact of the new standard on periodic underwriting results is expected to be relatively insignificant.

Premiums earned in 2010 increased $707 million (5.2%) over 2009. The growth in premiums earned for voluntary auto was 5.3% in 2010, reflecting a 5.9% increase in policies-in-force over 2009. Premiums earned in 2010 also reflected a very slight increase in average premiums per policy over the year, although by the end of 2010 average premiums per policy declined to year-end 2009 levels. Voluntary auto new business sales in 2010 declined 2.6% from relatively high levels during 2009 when new business sales increased 9.0% versus 2008. Voluntary auto policies-in-force at December 31, 2010 were approximately 563,000 greater than at December 31, 2009.

Losses and loss adjustment expenses incurred in 2010 increased 1.7% over amounts incurred in 2009. The loss ratio was 74.4% in 2010 compared to 77.0% in 2009. The lower loss ratio in 2010 reflected the favorable impact of increased premium volume which was partially offset by changes in claims frequencies and severities. Claims frequencies in 2010 for property damage and collision coverages increased in the one to two percent range versus 2009, while frequencies for comprehensive coverages rose in the five to seven percent range from 2009 due to higher numbers of glass claims. Injury claims frequencies

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

GEICO (Continued)

increased in the two to four percent range versus 2009. Claim severities in 2010 for physical damage coverages rose in the two to four percent range compared to 2009, while injury severities increased in the three to seven percent range. Incurred losses from catastrophe events in 2010 were $109 million compared to $83 million in 2009. Underwriting expenses incurred in 2010 increased 2.6% versus 2009 and primarily reflected increased advertising costs.

General Re

Through General Re, we conduct a reinsurance business offering property and casualty and life and health coverages to clients worldwide. We write property and casualty reinsurance in North America on a direct basis through General Reinsurance Corporation and internationally through Germany-based General Reinsurance AG and other wholly-owned affiliates. Property and casualty reinsurance is also written through brokers with respect to Faraday in London. Life and health reinsurance is written in North America through General Re Life Corporation and internationally through General Reinsurance AG. General Re strives to generate underwriting profits in essentially all of its product lines. Our management does not evaluate underwriting performance based upon market share and our underwriters are instructed to reject inadequately priced risks. General Re’s underwriting results are summarized in the following table. Amounts are in millions.

	Premiums written			Premiums earned			Pre-tax underwriting gain
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Property/casualty	$2,910	$2,923	$3,091	$2,941	$2,979	$3,203	$7	$289	$300
Life/health	2,909	2,709	2,630	2,875	2,714	2,626	137	163	177

	$5,819	$5,632	$5,721	$5,816	$5,693	$5,829	$144	$452	$477

Property/casualty

Premiums written in 2011 were relatively unchanged from 2010, while premiums earned in 2011 declined $38 million (1.3%) from 2010. Excluding the effects of foreign currency exchange rate changes, premiums written and earned in 2011 declined $94 million (3.2%) and $132 million (4.4%), respectively, compared with 2010. The declines in premiums written and earned reflected lower premium volume in North American property treaty business, substantially offset by higher premiums in European property lines and broker market motor liability. Price competition in most property and casualty lines persists. Our underwriters continue to exercise discipline by not accepting offers to write business where prices are deemed inadequate. We remain prepared to increase premium volumes should market conditions improve.

Underwriting gains were $7 million in 2011 and consisted of a net underwriting gain of $127 million from casualty/workers’ compensation business substantially offset by a net underwriting loss of $120 million from property business. Our property results in 2011 included $861 million of catastrophe losses for events occurring in 2011. The catastrophe losses in 2011 were primarily attributable to the earthquakes in New Zealand and Japan, as well as to weather related loss events in the United States, Europe and Australia. The timing and magnitude of catastrophe and large individual losses has produced and is expected to continue to produce significant volatility in periodic underwriting results. The underwriting gain in 2011 of $127 million from casualty/workers’ compensation business reflected overall reductions in prior years’ loss reserve estimates, due generally to lower than expected claim reports from cedants, which was partially offset by $111 million of recurring accretion of discounted workers’ compensation liabilities and amortization of deferred charges on retroactive reinsurance contracts written many years ago.

Premiums written in 2010 declined $168 million (5.4%) from 2009, while premiums earned in 2010 declined $224 million (7.0%) from 2009. Excluding the effects of foreign currency exchange rate changes, premiums written and earned in 2010 declined $202 million (6.5%) and $169 million (5.3%), respectively, compared with 2009. Premiums written and earned in 2010 reflected decreased volume due to price competition in most property and casualty lines.

Underwriting gains were $289 million in 2010 and consisted of gains of $236 million from property business and $53 million from casualty/workers’ compensation business. The property results in 2010 included $339 million of catastrophe losses incurred primarily from the Chilean and New Zealand earthquakes and weather related losses in Europe, Australia and New England, offset by reductions in liability estimates for prior years’ losses. The underwriting gains of $53 million from casualty/workers’ compensation business reflected overall reductions in estimated prior years’ loss reserves, offset in part by $125 million of accretion of discounted workers’ compensation liabilities and amortization of deferred charges.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Property/casualty (Continued)

Underwriting results in 2009 included underwriting gains of $478 million from property business and losses of $178 million from casualty/workers’ compensation business. The net underwriting gain from property business was due to relatively lower losses occurring in 2009 and reductions in estimated liabilities for prior years’ losses. The underwriting losses from casualty/workers’ compensation business were primarily the result of establishing higher loss reserves for 2009 accident year occurrences to reflect higher loss trends as well as $118 million of accretion of discounted workers’ compensation liabilities and amortization of deferred charges, offset in part by overall reductions in estimated liabilities for losses occurring in prior years.

Life/health

Premiums earned in 2011 were $2,875 million, an increase of 5.9% over 2010, while premiums earned in 2010 increased 3.4% over 2009. Adjusting for the effects of foreign currency exchange rate changes, premiums earned increased 2.2% over 2010, which increased 4.8% over 2009. The increases in premiums earned since 2009 were primarily due to higher volumes of international life business, which in 2011 represented about 60% of aggregate life/health premiums earned. The life/health operations produced net underwriting gains of $137 million in 2011, $163 million in 2010 and $177 million in 2009. Underwriting results for 2011 included losses of $15 million attributable to the earthquake in Japan. Underwriting results in each of the past three years were driven by generally lower than expected mortality in the life business.

Berkshire Hathaway Reinsurance Group

Through BHRG, we underwrite excess-of-loss reinsurance and quota-share coverages on property and casualty risks for insurers and reinsurers worldwide. BHRG’s business includes catastrophe excess-of-loss reinsurance and excess primary and facultative reinsurance for large or otherwise unusual property risks referred to as individual risk. BHRG also writes retroactive reinsurance, which provides indemnification of losses and loss adjustment expenses with respect to past loss events. Other multi-line business refers to other property and casualty business written on both a quota-share and excess basis and includes a quota-share contract with Swiss Reinsurance Company Ltd. (“Swiss Re”) covering a 20% share of substantially all of Swiss Re’s property/casualty risks incepting between January 1, 2008 and December 31, 2012. We currently do not anticipate that the Swiss Re quota-share contract will be renewed or extended. BHRG’s underwriting activities also include life reinsurance as well as a life annuity business. BHRG’s underwriting results are summarized in the table below. Amounts are in millions.

	Premiums earned			Pre-tax underwriting gain/loss
	2011	2010	2009	2011	2010	2009
Catastrophe and individual risk	$751	$623	$823	$(321)	$260	$782
Retroactive reinsurance	2,011	2,621	1,989	645	(90)	(448)
Other multi-line property/casualty	4,224	3,459	3,894	(338)	203	15
Life and annuity	2,161	2,373	—	(700)	(197)	(99)

	$9,147	$9,076	$6,706	$(714)	$176	$250

Catastrophe and individual risk contracts may provide exceptionally large limits of indemnification and cover catastrophe risks (such as hurricanes, earthquakes or other natural disasters) or other property and liability risks. The timing and magnitude of losses produces extraordinary volatility in periodic underwriting results of this business.

Catastrophe and individual risk premiums written were approximately $720 million in 2011, $584 million in 2010 and $725 million in 2009. The level of business written in a given period will vary significantly due to changes in market conditions and management’s assessment of the adequacy of premium rates. We have constrained the volume of business written in recent years as premium rates have not been attractive enough to warrant significantly increasing volume. However, we have the capacity and desire to write substantially more business when appropriate pricing can be obtained. Premiums earned in 2011 from catastrophe and individual risk contracts increased 21% compared with 2010, which declined 24% from 2009. The increase in premiums written and earned in 2011 was primarily attributable to a few new contracts and to relatively higher premiums to reinstate coverage with respect to contracts that suffered catastrophe losses.

Catastrophe and individual risk underwriting results in 2011 included estimated catastrophe losses of approximately $800 million attributable to the earthquakes in Japan and New Zealand. Underwriting results from catastrophe and individual risk

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

business in 2010 included estimated losses of $322 million arising from several significant property catastrophe and casualty loss occurrences in 2010. Underwriting results in 2009 reflected no significant losses from catastrophes during the year. Changes in estimated losses attributable to prior years’ events were insignificant in 2011. In 2010 and 2009, underwriting results also included gains from the reductions of estimated unpaid losses for prior years’ loss events due to lower than expected reported claims.

Retroactive reinsurance policies generally provide very large, but limited, indemnification of unpaid losses and loss adjustment expenses with respect to past loss events that are generally expected to be paid over long periods of time. Premiums earned under retroactive reinsurance contracts in 2011 included approximately $1.7 billion from a reinsurance contract with Eaglestone Reinsurance Company, a subsidiary of American International Group, Inc. (“AIG”). Under the contract, we agreed to reinsure the bulk of AIG’s U.S. asbestos liabilities. The agreement provides for a maximum limit of indemnification of $3.5 billion. Premiums earned in 2010 included approximately $2.25 billion from a contract with Continental Casualty Company, a subsidiary of CNA Financial Corporation, and several of its other insurance subsidiaries (collectively the “CNA Companies”). Under the terms of the reinsurance agreement, BHRG assumed certain asbestos and environmental pollution liabilities of the CNA Companies subject to an aggregate limit of indemnification of $4 billion. Premiums earned in 2009 included 2.0 billion Swiss Francs (“CHF”), or approximately $1.7 billion, from an adverse loss development contract with Swiss Re. The Swiss Re retroactive contract covers substantially all of Swiss Re’s non-life insurance losses and allocated loss adjustment expenses for loss events occurring prior to January 1, 2009, and is subject to a maximum limit of indemnification of CHF 5 billion.

Underwriting results attributable to retroactive reinsurance include the recurring periodic amortization of deferred charges that are established with respect to these contracts. At the inception of a contract, deferred charges represent the difference between the premium received and the estimated ultimate losses payable. Deferred charges are subsequently amortized over the estimated claims payment period using the interest method and are based on estimates of the timing and amount of loss payments. The original estimates of the timing and amount of loss payments are analyzed against actual experience and if necessary are revised based on an actuarial evaluation of the expected remaining losses. Amortization charges and deferred charge adjustments resulting from changes to the estimated timing and amount of future loss payments are included as a component of losses and loss adjustment expenses. At December 31, 2011 and 2010, unamortized deferred charges for all of BHRG’s retroactive contracts were approximately $4.0 billion and $3.7 billion, respectively.

In 2011, the net underwriting gain from retroactive reinsurance contracts was $645 million, which reflected the favorable impact of a reduction in the estimated liability originally established under the Swiss Re contract of approximately $865 million, which was attributable to lower than expected loss experience. Gross unpaid losses from retroactive reinsurance contracts were approximately $18.8 billion at December 31, 2011 compared to approximately $18.7 billion and $18.0 billion as of December 31, 2010 and 2009, respectively.

Premiums earned from other multi-line property and casualty business included $2.9 billion in 2011, $2.4 billion in 2010 and $2.8 billion in 2009 from the Swiss Re 20% quota-share contract. Underwriting results of our other multi-line property/casualty business can be significantly impacted by the timing and magnitude of catastrophe losses and fluctuations in foreign currency exchange rates. In 2011, other multi-line property and casualty business included estimated catastrophe losses of approximately $933 million, which were primarily from the earthquakes in Japan and New Zealand and from floods in Thailand. Underwriting results in 2010 included estimated catastrophe losses of approximately $308 million from the Chilean and New Zealand earthquakes, the Gulf of Mexico BP Deepwater Horizon oil rig explosion and the Australian floods. The catastrophe losses in both years arose primarily under the Swiss Re quota-share contract. There were no significant catastrophe losses in 2009.

Underwriting results in 2011 also included foreign currency transaction gains of $140 million arising from the conversion of certain reinsurance loss reserves and other liabilities that are payable in foreign currencies into U.S. Dollars. In 2010 and 2009, underwriting results included foreign currency transaction losses of approximately $168 million and $280 million, respectively.

Substantially all of BHRG’s life and annuity premiums generated in 2011 and 2010 were from a life reinsurance contract entered into in January 2010 with Swiss Re Life & Health America Inc. (“SRLHA”) and a life reinsurance business acquired as of December 31, 2010 from Sun Life Assurance Company of Canada (“SLACC”). We anticipate that the SRLHA contract and the business acquired from SLACC will generate substantial premiums earned and life benefits incurred in the future.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

In the fourth quarter of 2011, we recorded a pre-tax underwriting loss of $581 million ($642 million for the full year) with respect to the SRLHA contract. Since the inception of the SRLHA contract, mortality rates have continued to exceed the assumptions we made at the inception of the contract. During the fourth quarter of 2011, after considerable internal actuarial analysis, our management concluded that future mortality rates are expected to be greater than our original assumptions. As a result we increased our estimated liabilities for future policyholder benefits to reflect the new assumptions. The liabilities established in connection with the SRLHA contract reflect our best estimates for expected mortality, lapse rates, future premiums on the underlying policies and discount rates. We believe that our revised estimates for policyholder benefits are now adequate. However, under certain scenarios considered only remotely possible, additional increases in these liabilities and net underwriting losses of up to $300 million may occur. We do not currently believe significant additional net underwriting losses under this contract are likely.

The underwriting results of the life and annuity business also include a portfolio of annuity contracts, most of which were written several years ago. These contracts generated underwriting losses of $118 million, $114 million, and $99 million in 2011, 2010 and 2009, respectively, primarily related to periodic interest that accretes with respect to the related liabilities. At December 31, 2011, annuity liabilities were approximately $2.1 billion.

Berkshire Hathaway Primary Group

Our primary insurance group consists of a wide variety of independently managed insurance businesses that principally write liability coverages for commercial accounts. These businesses include: Medical Protective Corporation (“MedPro”) and Princeton Insurance Company (acquired as of December 30, 2011), providers of professional liability insurance to physicians, dentists and other healthcare providers; National Indemnity Company’s primary group (“NICO Primary Group”), writers of commercial motor vehicle and general liability coverages; U.S. Investment Corporation, whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Berkshire Hathaway Homestate Companies,” providers of standard commercial multi-line insurance; Central States Indemnity Company, a provider of credit and disability insurance to individuals nationwide through financial institutions; Applied Underwriters, a provider of integrated workers’ compensation solutions; and BoatU.S., a writer of insurance for owners of boats and small watercraft.

Earned premiums by our primary insurance businesses were approximately $1.7 billion in each of the last three years. In recent years, premium volume of our primary insurers, in general, has been constrained by soft market conditions. We have the capacity and desire to write substantially more volume if market conditions improve. Underwriting gains as percentages of premiums earned were 14% in 2011, 16% in 2010 and 5% in 2009. The underwriting gain in 2011 reflects favorable loss experience at MedPro and Applied Underwriters, including overall reductions of estimated liabilities for prior years’ losses, partially offset by increased underwriting losses of the Berkshire Hathaway Homestate Companies. The improvement in underwriting results in 2010 was primarily due to reductions of MedPro’s estimated prior years’ loss reserves and reduced underwriting loss ratios of the Berkshire Hathaway Homestate Companies.

Insurance—Investment Income

A summary of net investment income of our insurance operations follows. Amounts are in millions.

	2011	2010	2009
Investment income before taxes, noncontrolling interests and equity method earnings	$4,725	$5,145	$5,459
Income taxes and noncontrolling interests	1,170	1,335	1,615

Net investment income before equity method earnings	3,555	3,810	3,844
Equity method earnings	—	50	427

Net investment income	$3,555	$3,860	$4,271

Investment income consists of interest and dividends earned on cash equivalents and investments of our insurance businesses. Pre-tax investment income in 2011 declined $420 million (8%) compared to 2010. Investment income in 2011 was negatively impacted by redemptions at the end of 2010 and in 2011 of certain investments we made in 2008 and 2009,

Management’s Discussion (Continued)

Insurance—Investment Income (Continued)

including: (1) the Swiss Re 12% capital instrument (CHF 3 billion); (2) the Goldman Sachs 10% Preferred Stock ($4.36 billion of the $5 billion aggregate Preferred Stock was held by insurance subsidiaries); and (3) the General Electric 10% Preferred Stock ($3 billion). Our insurance subsidiaries earned dividends from these three investments of $420 million in 2011 compared with approximately $1.0 billion in both 2010 and 2009. Our investment income in the future will be negatively affected by these redemptions, given the comparatively lower yields currently available from new investment opportunities. In 2011, investment income was favorably impacted by increased dividend rates with respect to several of our common stock holdings.

Pre-tax investment income in 2010 declined $314 million (5.8%) compared with 2009. The decline in 2010 investment income reflected lower dividends earned from our investments in Wells Fargo common stock and the impact of a realized gain in 2009 of approximately $100 million from a short-term currency transaction made in anticipation of our investment in the Swiss Re capital instrument.

Investment income in 2010 and 2009 included earnings from equity method investments. As a result of a reduction in our ownership of Moody’s in July of 2009, we discontinued the use of the equity method as of the beginning of the third quarter of 2009. As a result of our acquisition of the remaining outstanding stock of BNSF on February 12, 2010, we discontinued the use of the equity method and since that date, BNSF’s accounts have been consolidated in our financial statements. Dividends received on equity method investments are not reflected in our earnings.

Invested assets derive from shareholder capital and reinvested earnings as well as net liabilities under insurance contracts or “float.” The major components of float are unpaid losses, life, annuity and health benefit liabilities, unearned premiums and other liabilities to policyholders less premium and reinsurance receivables, deferred charges assumed under retroactive reinsurance contracts and deferred policy acquisition costs. Float approximated $70 billion at December 31, 2011, $66 billion at December 31, 2010 and $63 billion at December 31, 2009. The cost of float, as represented by the ratio of underwriting gain or loss to average float, was negative for the last three years, as our insurance business generated underwriting gains in each year.

A summary of cash and investments held in our insurance businesses as of December 31, 2011 and 2010 follows. Other investments include investments in Wrigley, Goldman Sachs, General Electric, Dow Chemical and Bank of America (See Note 5 to the Consolidated Financial Statements). Amounts are in millions.

	December 31,
	2011	2010
Cash and cash equivalents	$21,571	$24,818
Equity securities	75,759	59,517
Fixed maturity securities	29,899	32,889
Other	13,111	19,133

	$140,340	$136,357

Fixed maturity investments as of December 31, 2011 were as follows. Amounts are in millions.

	Amortized cost	Unrealized gains/losses	Fair value
U.S. Treasury, U.S. government corporations and agencies	$2,894	$41	$2,935
States, municipalities and political subdivisions	2,862	208	3,070
Foreign governments	9,467	235	9,702
Corporate bonds, investment grade	5,075	603	5,678
Corporate bonds, non-investment grade	5,349	682	6,031
Mortgage-backed securities	2,203	280	2,483

	$27,850	$2,049	$29,899

U.S. government obligations are rated AA+ or Aaa by the major rating agencies and approximately 86% of all state, municipal and political subdivisions, foreign government obligations and mortgage-backed securities were rated AA or higher. Non-investment grade securities represent securities that are rated below BBB- or Baa3. Foreign government securities include obligations issued or unconditionally guaranteed by national or provincial government entities.

Management’s Discussion (Continued)

Railroad (“Burlington Northern Santa Fe”)

We acquired control of Burlington Northern Santa Fe Corporation including its subsidiary BNSF Railway Company, (“BNSF”) on February 12, 2010. BNSF’s revenues and operating results are included in our consolidated results beginning immediately after the acquisition. Prior to that date, we accounted for our investment in BNSF pursuant to the equity method. Our share of BNSF’s earnings for that period is included in net investment income of our insurance group. Earnings of BNSF are summarized below (in millions). BNSF’s earnings for the years ending December 31, 2010 and 2009 are provided for comparison, although these results are not fully reflected in our Consolidated Financial Statements.

	2011	Feb. 13, 2010 – Dec. 31, 2010	2010	2009
Revenues	$19,548	$15,059	$16,850	$14,016

Operating expenses	14,247	11,013	12,355	10,762
Interest expense	560	435	507	613

	14,807	11,448	12,862	11,375

Pre-tax earnings	4,741	3,611	3,988	2,641
Income taxes	1,769	1,376	1,529	920

Net earnings	$2,972	$2,235	$2,459	$1,721

BNSF operates one of the largest railroad systems in North America with approximately 32,000 route miles of track in 28 states and two Canadian provinces. BNSF’s major business groups are classified by product shipped and include consumer products, coal, industrial products and agricultural products. The following discussion compares BNSF’s results for the years ending December 31, 2011, 2010 and 2009.

Revenues for the year ending December 31, 2011 were approximately $19.5 billion, representing an increase of approximately $2.7 billion (16%) over 2010. Revenues from each of the four business groups increased between 8% and 19% as compared to 2010. Overall, the increases in revenues in 2011 reflected a 12% increase in average revenues per car/unit across all four business groups, as well as a 3% increase in the volume of cars/units handled. Revenues in each period include fuel surcharges to customers under programs intended to recover incremental fuel costs when fuel prices exceed threshold fuel prices. Average revenues per car/unit in 2011 included the effects of fuel surcharge increases of 35% in 2011 as compared to 2010.

The 3% increase in volume is comprised of increases of 7% in cars/units handled in the consumer products and industrial products groups combined with a 4% decrease in volume for coal products. The consumer products volume increase was attributable primarily to higher domestic intermodal and international volume. The decline in coal unit volume was partially attributable to the impacts of severe flooding along key coal routes. Industrial products volume increased primarily as a result of increased steel and sand shipments, as well as increased demand in petroleum products. Agricultural product volume remained relatively unchanged, as higher wheat exports and U.S. corn shipments were mostly offset by declining soybean exports.

Operating expenses in 2011 were $14.2 billion, representing an increase of $1.9 billion (15%) over 2010. Fuel expenses increased $1.3 billion in 2011 primarily due to higher fuel prices. The remainder of the increase in fuel costs was driven by higher overall freight volumes and severe weather conditions, which negatively impacted efficiency. Compensation and benefits expenses increased $311 million, reflecting volume-related costs, as well as salaries and benefits inflation, increased personnel training costs and flood-related costs. Purchased services expenses increased $49 million due primarily to volume-related and flood-related costs, offset by lower locomotive maintenance costs. In 2010, purchased services also included one-time merger-related legal and consulting fees. Materials and other expenses increased $186 million, reflecting higher locomotive and freight car material costs and increased crew transportation, travel and casualty costs offset by lower environmental costs.

Revenues for the year ending December 31, 2010 were approximately $16.9 billion, representing an increase of approximately $2.8 billion (20%) over 2009. Revenues from each of the four business groups increased between 17% and 23% as compared to 2009. The increases reflected increased volume as well as overall increased yields. In addition, annual revenues in 2010 included an increase in fuel surcharges of $740 million as compared to 2009.

Operating expenses in 2010 were $12.4 billion, an increase of $1.6 billion (15%) over 2009, reflecting an increase in costs to handle the increase in freight volume as well as higher fuel and wage costs. Fuel costs increased $644 million primarily due to higher prices. Compensation and benefits expense increased $523 million in 2010 primarily due to increased incentive compensation, increased health and welfare expenses and general wage increases. Operating expenses in 2010 also reflected increased depreciation and amortization expense versus 2009.

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”)

We hold an 89.8% ownership interest in MidAmerican Energy Holdings Company (“MidAmerican”), which operates an international energy business. MidAmerican’s domestic regulated energy interests are comprised of two regulated utility companies, PacifiCorp and MidAmerican Energy Company (“MEC”). MidAmerican also operates two interstate natural gas pipeline companies. In the United Kingdom, MidAmerican operates two electricity distribution businesses, operating as Northern Powergrid Holdings Company (“Northern Powergrid”). The rates that utility and natural gas pipeline companies charge customers for energy and other services are generally subject to regulatory approval. Rates are based in large part on the costs of business operations, including a return on capital. To the extent these operations are not allowed to include such costs in the approved rates, operating results will be adversely affected. In addition, MidAmerican also operates a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm in the United States.

Revenues and earnings of MidAmerican are summarized below. Amounts are in millions.

	Revenues			Earnings
	2011	2010	2009	2011	2010	2009
PacifiCorp	$4,639	$4,518	$4,543	$771	$783	$788
MidAmerican Energy Company	3,530	3,824	3,711	279	279	285
Natural gas pipelines	993	994	1,073	388	378	457
Northern Powergrid	1,016	804	829	469	333	248
Real estate brokerage	1,007	1,046	1,071	39	42	43
Other	106	119	216	36	47	25

	$11,291	$11,305	$11,443

Earnings before corporate interest and income taxes				1,982	1,862	1,846
Corporate interest				(323)	(323)	(318)
Interest on Berkshire junior debt				(13)	(30)	(58)
Income taxes and noncontrolling interests				(315)	(271)	(313)

Net earnings				$1,331	$1,238	$1,157

Earnings attributable to Berkshire *				$1,204	$1,131	$1,071
Debt owed to others at December 31				19,915	19,646	19,579
Debt owed to Berkshire at December 31				22	165	353

*	Net of noncontrolling interests and includes interest earned by Berkshire (net of related income taxes).

PacifiCorp’s revenues in 2011 were $4,639 million, an increase of $121 million (3%) over 2010. The increase was primarily attributable to an increase of $350 million in retail operating revenue, partially offset by a decrease of $196 million in wholesale and other operating revenue. The increase in retail revenue was due to higher prices approved by regulators and higher customer load. The decrease in wholesale and other revenue was due to a 24% decrease in average prices and a 6% decrease in volumes. Additionally, wholesale and other revenue decreased $57 million due to lower sales and higher deferrals of renewable energy credits. PacifiCorp’s earnings before corporate interest and taxes (“EBIT”) in 2011 were $771 million, a decrease of $12 million (2%) from 2010. Increased revenues were more than offset by an overall increase in energy and operating costs, as well as higher net interest expense.

PacifiCorp’s revenues and EBIT in 2010 were $4,518 million and $783 million, respectively, relatively unchanged from 2009. Revenues in 2010 reflected lower average wholesale prices and a decrease in wholesale sales volume of approximately 8%, offset by higher retail prices approved by regulators and higher renewable energy credit sales. PacifiCorp’s EBIT reflected decreased prices of purchased electricity and natural gas and lower natural gas volumes, offset by higher transmission costs from higher contract rates, higher volumes of purchased electricity and higher coal prices.

MEC’s revenues of $3,530 million in 2011 declined $294 million (8%) from 2010 due to lower regulated electric and gas revenues as well as lower nonregulated and other operating revenues. Regulated retail and wholesale electric revenues declined $117 million (7%), primarily due to a 19% reduction in wholesale volume and due to lower average wholesale prices. Regulated natural gas revenues declined $83 million (10%), primarily due to a 30% decline in wholesale volume. Nonregulated and other operating revenues decreased $112 million (9%), due principally to lower electricity volumes and prices. MEC’s EBIT of $279 million in 2011 was unchanged from 2010. The effect of the declines in revenues were essentially offset by lower energy costs, which was driven by lower sales volumes, and to a lesser degree, by lower net interest expense.

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

Revenues of MEC in 2010 increased $113 million (3%) over 2009, primarily due to higher volumes of regulated and non-regulated electricity sales which are attributable to higher customer usage, impacted by weather conditions and customer growth. EBIT was $279 million in 2010, a slight decrease compared to 2009, primarily due to higher energy costs and operating expenses. Energy costs increased due to higher coal prices and greater thermal generation as a result of higher sales volume. Operating expenses increased due to higher maintenance costs from plant outages and storm damages.

Natural gas pipelines revenues and EBIT in 2011 were relatively unchanged from 2010. Natural gas pipelines revenues and EBIT each declined $79 million in 2010 from 2009, which was primarily due to lower transportation volume resulting from less favorable economic conditions and lower natural gas price spreads.

Revenues of Northern Powergrid were $1,016 million in 2011, an increase of $212 million (26%) from 2010. The increase was primarily due to an increase of $197 million in distribution revenue, and to a lesser degree to a weaker U.S. Dollar. EBIT in 2011 was $469 million, an increase of $136 million (41%) over 2010. The increase was also primarily due to higher distribution revenues and the weaker U.S. Dollar. In addition, EBIT in 2010 included a $45 million gain on the sale of a subsidiary. Revenues decreased $25 million in 2010 from 2009 due to lower contracting revenue and lower gas production, partially offset by higher distribution revenue. The increase in EBIT of $85 million in 2010 as compared to 2009 was due to the aforementioned subsidiary sale during 2010 and an impairment charged recorded during 2009.

Revenues of the real estate brokerage business were $1,007 million in 2011, down 4% from $1,046 million in 2010, primarily due to a 4% decrease in average home sale prices. EBIT of the real estate brokerage business of $39 million was 7% lower than the $42 million in 2010 which was relatively unchanged as compared to 2009.

Manufacturing, Service and Retailing

A summary of revenues and earnings of our manufacturing, service and retailing businesses follows. Amounts are in millions.

	Revenues			Earnings
	2011	2010	2009	2011	2010	2009
Marmon	$6,925	$5,967	$5,067	$992	$813	$686
McLane Company	33,279	32,687	31,207	370	369	344
Other manufacturing	21,191	17,664	15,937	2,397	1,911	958
Other service	7,934	7,355	6,585	1,039	984	(91)
Retailing	3,077	2,937	2,869	239	197	161

	$72,406	$66,610	$61,665

Pre-tax earnings				$5,037	$4,274	$2,058
Income taxes and noncontrolling interests				1,998	1,812	945

				$3,039	$2,462	$1,113

Marmon

Through Marmon, we operate approximately 140 manufacturing and service businesses that operate independently within eleven diverse business sectors. Revenues in 2011 were $6.9 billion, an increase of approximately 16% over 2010. An estimated 25% of the aggregate revenue increase was attributed to increased copper prices affecting the Building Wire and Flow Products sectors, where copper cost increases are passed on to customers with little or no additional margin. Ten of the eleven business sectors produced comparative revenue increases. The only sector reporting a comparative revenue decrease was the Retail Store Fixtures sector, where its largest customer significantly reduced its purchases.

Pre-tax earnings in 2011 were $992 million, an increase of approximately 22% over 2010. Pre-tax earnings as a percent of revenues was 14.3% in 2011 as compared to 13.6% in 2010. Pre-tax earnings to revenues percentages were negatively impacted by the increases in copper prices in both 2011 and 2010. Ten of the eleven sectors produced increased pre-tax earnings in 2011 compared to 2010. The Retail Store Fixtures sector reported lower pre-tax earnings consistent with the revenue decline. The improvements in revenues and pre-tax earnings generally reflected continued recoveries in many of Marmon’s end markets, increased product innovation and Marmon’s ongoing effort to control overhead costs.

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Marmon (Continued)

Marmon’s revenues in 2010 were $6.0 billion, an increase of approximately 18% over 2009. About 40% of the aggregate revenue increase was the result of increased copper prices in the Building Wire and Flow Products sectors. The balance of the revenue increase in 2010 was associated with a gradual rebound in the other sectors, as Marmon’s end markets improved from the low levels in 2009. Pre-tax earnings in 2010 of $813 million increased 19% over 2009. With the exception of Distribution Services, all sectors had improvements in pre-tax earnings in 2010. Pre-tax earnings as a percent of revenues were 13.6% in 2010 and 13.5% in 2009. The pre-tax earnings to revenues percentage in 2010 was negatively impacted by the increase in copper prices, as the increased cost is passed on to customers with little or no additional margin. The Transportation Services & Engineered Products and the Building Wire sectors had the largest dollar increases in pre-tax earnings in 2010 compared to 2009.

McLane Company

Through McLane, we operate a wholesale distribution business that provides grocery and non-food products to retailers, convenience stores and restaurants. McLane’s business is marked by high sales volume and very low profit margins. McLane’s significant customers include Wal-Mart, 7-Eleven and Yum! Brands. Approximately 30% of McLane’s annual revenues are attributable to Wal-Mart. A curtailment of purchasing by Wal-Mart or another of its significant customers could have a material adverse impact on McLane’s periodic revenues and earnings. In 2010, McLane acquired Empire Distributors, based in Georgia and North Carolina, and Horizon Wine and Spirits Inc., based in Tennessee. Empire and Horizon are wholesale distributors of distilled spirits, wine and beer.

McLane’s revenues of $33.3 billion in 2011 increased approximately $600 million (2%) over 2010. The increase in revenues in 2011 was partially attributable to the inclusion of the full-year results of Empire and Horizon. Otherwise, revenues in 2011 from the grocery business were relatively unchanged from 2010, while revenues from the foodservice business increased approximately 7% over 2010. Pre-tax earnings in 2011 were essentially unchanged from 2010 which reflected the inclusion of Empire and Horizon and increased earnings from the grocery business, offset by lower earnings from the foodservice business. In 2011, McLane benefitted from a slight increase in its consolidated gross sales margin, which was offset by increased fuel, trucking and legal and professional costs.

McLane’s revenues in 2010 were $32.7 billion, representing an increase of $1.5 billion (5%) over 2009 reflecting an 11% increase in foodservice revenues (driven by increased unit volume) and a relatively minor increase in grocery revenues. Pre-tax earnings in 2010 of $369 million increased $25 million (7%) over 2009. The increase in earnings in 2010 reflected the favorable impact of the Empire acquisition and increased foodservice earnings, partially offset by lower earnings from the grocery division. The combined gross margin rate in 2010 was 5.75% versus 5.72% in 2009. Earnings in 2009 included the impact of a substantial inventory price change gain in the grocery division associated with an increase in federal excise taxes on cigarettes. Many tobacco manufacturers raised prices in anticipation of the tax increase, which allowed McLane to generate a one-time price change gain.

Other manufacturing

Our other manufacturing businesses include several manufacturers of building products (Acme Building Brands, Benjamin Moore, Johns Manville, Shaw and MiTek) and apparel (led by Fruit of the Loom which includes the Russell athletic apparel and sporting goods business and the Vanity Fair Brands women’s intimate apparel business). Also included in this group are Forest River, a leading manufacturer of leisure vehicles, IMC Metalworking Companies (“Iscar”), an industry leader in the metal cutting tools business with operations worldwide and CTB, a manufacturer of equipment and systems for the livestock and agricultural industries. Other manufacturing businesses also include The Lubrizol Corporation (“Lubrizol”), a specialty chemical manufacturer, beginning as of September 16, 2011. In 2011, our other manufacturing businesses generally experienced increased levels of business and improved operating results, although the rates of improvement have been uneven.

Other manufacturing revenues increased $3.5 billion (20%) in 2011 to $21.2 billion compared with 2010. In 2011, Lubrizol accounted for approximately $1.7 billion of the increase. Otherwise, revenues of our other manufacturing group increased 10%. Iscar and CTB in particular experienced strong demand for their products.

Pre-tax earnings of our other manufacturing businesses were $2.4 billion in 2011, an increase of $486 million (25%) over 2010. Excluding the impact of Lubrizol, earnings increased 10% compared to 2010. Increased earnings were generated by Iscar

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Other manufacturing (Continued)

and CTB, which were partially offset by lower earnings of the apparel group and, particularly from the Fruit of the Loom group of businesses, which were negatively impacted by significantly higher cotton costs. Our building products businesses continue to be negatively impacted by slow residential housing construction activity. Overall, our manufacturing businesses benefitted in 2011 and 2010 from higher customer demand and ongoing cost containment efforts.

Revenues from our other manufacturing activities were $17.7 billion in 2010, an increase of $1.7 billion (11%) over 2009. The increase was primarily due to volume driven increases of Forest River, Iscar, CTB and Johns Manville. These operations rebounded in 2010 from slow business activity in 2009. Pre-tax earnings of our other manufacturing businesses were $1.9 billion in 2010, an increase of $953 million (99%) compared with earnings in 2009. The improvements in earnings were driven by significant earnings increases at almost all of our manufacturing businesses, including our apparel and building products businesses.

Other service

Our other service businesses include NetJets, the world’s leading provider of fractional ownership programs for general aviation aircraft and FlightSafety, a provider of high technology training to operators of aircraft. Among the other businesses included in this group are: TTI, a leading electronic components distributor; Business Wire, a leading distributor of corporate news, multimedia and regulatory filings; Pampered Chef, a direct seller of high quality kitchen tools; Dairy Queen, which licenses and services a system of over 6,100 stores that offer prepared dairy treats and food; Buffalo News, a publisher of a daily and Sunday newspaper; and businesses that provide management and other services to insurance companies. At the end of 2011, we acquired the Omaha World-Herald Company, a publisher of daily and weekly newpapers in Nebraska and Iowa.

Revenues of our other service businesses were approximately $7.9 billion in 2011, an increase of $579 million (8%) over 2010. The revenue increase was primarily attributable to stronger demand for electronic components (TTI) and pilot training (FlightSafety) and from higher revenues at NetJets. TTI revenues increased 12% as revenues increased rapidly during the first half of 2011, and then moderated over the second half. FlightSafety’s revenues increased approximately 8% due primarily to increases in training demand within the business aviation and regional airline markets, partially offset by lower revenues from government customers. The comparative revenue increases of NetJets reflected revenues related to aircraft operating cost increases that are passed through to customers (with little or no margin), and slight increases in rates. Revenue hours flown in 2011 were essentially unchanged from 2010.

Pre-tax earnings were $1,039 million in 2011, which exceeded 2010 by $55 million (6%). The increase in earnings was driven by higher earnings of FlightSafety, NetJets and TTI, partially offset by lower earnings from Pampered Chef and Buffalo News. FlightSafety’s earnings increased approximately 16%, reflecting the increased revenues and ongoing cost containment efforts. NetJets’ earnings increased 10% and was primarily attributable to higher revenues and lower aircraft maintenance costs due to a 10% reduction in the size of the fleet, partially offset by comparatively higher impairment charges related to the planned disposition of certain aircraft and fees incurred to cancel certain aircraft purchase commitments. Since the end of 2008, NetJets has reduced the number of aircraft in its fleet by approximately 20% and lowered its operating cost structure to better match customer demand, which we believe will help NetJets continue to operate profitably in the future.

In 2010, revenues of our other service businesses were $7.4 billion, an increase of $770 million (12%) compared to 2009. Pre-tax earnings in 2010 were $984 million compared to a loss of $91 million in 2009. The improved results were significantly driven by improved operating results of NetJets and TTI. NetJets generated pre-tax earnings of $207 million in 2010 compared to a pre-tax loss of $711 million in 2009, which included $676 million of asset writedowns and other downsizing costs. The asset writedowns were primarily related to excess aircraft that have been subsequently sold or are expected to be sold for cash consideration approximating their written down values. Such costs were relatively minor in 2010. Revenues of TTI increased by approximately 45% which was driven by very strong worldwide demand. As a result of the increase in revenues, pre-tax earnings of TTI were significantly higher.

Retailing

Our retailing operations consist of four home furnishings businesses (Nebraska Furniture Mart, R.C. Willey, Star Furniture and Jordan’s), three jewelry businesses (Borsheims, Helzberg and Ben Bridge) and See’s Candies. Revenues of these businesses

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Retailing (Continued)

were $3.1 billion in 2011, an increase of $140 million over 2010. Pre-tax earnings were $239 million, an increase of $42 million over 2010. Each of our retailing businesses generated comparatively higher revenues and pre-tax earnings.

In 2010, revenues were $2.9 billion, an increase of 2% compared to 2009 and pre-tax earnings were $197 million, an increase of 22% compared to 2009. The increase in earnings in 2010 was due to the modest increase in sales and ongoing cost containment efforts.

Finance and Financial Products

Our finance and financial products businesses include manufactured housing and finance (“Clayton Homes”), transportation equipment leasing (“XTRA”), furniture leasing (“CORT”) as well as various miscellaneous financing activities. A summary of revenues and earnings from our finance and financial products businesses follows. Amounts are in millions.

	Revenues			Earnings
	2011	2010	2009	2011	2010	2009
Manufactured housing and finance	$2,932	$3,256	$3,257	$154	$176	$187
Furniture/transportation equipment leasing	739	660	661	155	53	14
Other	343	348	383	465	460	452

	$4,014	$4,264	$4,301

Pre-tax earnings				774	689	653
Income taxes and noncontrolling interests				258	248	242

				$516	$441	$411

Revenues of Clayton Homes were $2.9 billion in 2011, a decline of $324 million (10%) from 2010. Revenues from home sales declined approximately 17%, as unit sales declined about 14%. Sales in 2010 benefitted from the U.S. federal tax credit program offered to homebuyers, which expired on June 30, 2010. In addition, the average price per home sold declined slightly in 2011, as a larger percentage of homes sold were lower priced single section units. Clayton’s financial services income in 2011 also declined slightly, due primarily to lower interest income from installment loans. Net consumer loan balances at December 31, 2011 declined by approximately $600 million from December 31, 2010 to approximately $12.9 billion. The decline reflects runoff of the loan portfolio and fewer new loans. Pre-tax earnings of Clayton Homes were $154 million in 2011, a decline of $22 million (12.5%) versus 2010. Earnings in 2011 were negatively impacted by lower revenues and a $27 million increase in insurance claims (primarily from severe storms in the spring and summer), partially offset by lower selling, general and administrative and interest expenses.

Revenues of Clayton Homes were essentially unchanged in 2010 as compared to 2009. Sales of manufactured homes declined approximately $40 million, reflecting an increase in unit sales of approximately 6%, which was more than offset by lower average selling prices primarily attributable to product mix. Unit sales in the first half of 2010 benefitted from the home buyer tax credit, which expired in the second quarter and as a result demand declined over the second half of the year. Interest and finance income increased in 2010 as a result of the adoption of a new accounting pronouncement, which required us to consolidate securitized loan portfolios that we originated several years ago. Upon the adoption of the new accounting standard, our installment loan balances increased approximately $1.5 billion, which was accompanied by a corresponding increase to borrowings. Pre-tax earnings of Clayton Homes decreased $11 million (6%) in 2010 versus 2009. Operating results in 2010 were negatively impacted by reduced earnings from manufactured home sales, partially offset by increased financial services earnings.

Clayton Homes’ operating results continue to be negatively affected by the ongoing soft housing markets and the surplus of traditional single family homes for sale. In addition, our manufactured housing programs continue to operate at a competitive disadvantage compared to traditional single family housing markets, which have been receiving significant interest rate subsidies from the U.S. government through government agency insured mortgages. For the most part, these subsidies are not available to factory built homes. Nevertheless, Clayton Homes remains the largest manufactured housing business in the United States and we believe that it will continue to operate profitably, even under the current conditions.

Management’s Discussion (Continued)

Finance and Financial Products (Continued)

Revenues of CORT and XTRA increased $79 million in 2011 compared to 2010, while earnings increased $102 million. The increases in revenues and earnings were primarily attributable to an increased proportion of assets on lease (utilization rates) and lower depreciation expense. A significant portion of the expense structures of our leasing businesses, such as depreciation and facilities expenses, do not change significantly with rental volume, so the impact of revenue changes can have a disproportionate impact on earnings.

In 2010, revenues from CORT and XTRA were essentially unchanged from 2009. Pre-tax earnings were $53 million, an increase of $39 million. The earnings increase was primarily attributable to cost containment efforts as well as improved transportation equipment utilization.

Earnings from our other finance business activities in each of the past three years included investment income from a portfolio of fixed maturity and equity investments and from a small portfolio of long-held commercial real estate loans. In addition, other earnings include income from interest rate spreads representing the difference between interest rates charged to Clayton Homes on borrowings (approximately $11.5 billion as of December 31, 2011), which are used in connection with its lending activities and interest paid by a Berkshire financing subsidiary to fund the loans to Clayton. A corresponding charge is reflected in Clayton Homes’ earnings. In addition, other finance business activity includes guaranty fee income of $41 million in 2011 and $38 million in 2010 received from NetJets. NetJets has recorded corresponding charges to its earnings.

Investment and Derivative Gains/Losses

A summary of investment and derivative gains and losses and other-than-temporary impairment losses on investments follows. Amounts are in millions.

	2011	2010	2009
Investment gains/losses
Sales and other disposals of investments
Insurance and other	$1,991	$3,032	$277
Finance and financial products	162	9	110
Other-than-temporary impairment losses on investments	(908)	(1,973)	(3,155)
Other	29	1,017	(69)

	1,274	2,085	(2,837)

Derivative gains/losses
Credit default contracts	(251)	250	789
Equity index put option contracts	(1,787)	172	2,713
Other derivative contracts	(66)	(161)	122

	(2,104)	261	3,624

Gains/losses before income taxes and noncontrolling interests	(830)	2,346	787
Income taxes and noncontrolling interests	(309)	472	301

Net gains/losses	$(521)	$1,874	$486

Investment gains/losses arise from the sale or redemption of investments. The timing of gains or losses from sales or redemptions can have a material effect on periodic earnings. Investment gains and losses usually have minimal impact on the periodic changes in our consolidated shareholders’ equity since most of our investments are regularly recorded at fair value in the Consolidated Balance Sheets with the unrealized gains and losses included in shareholders’ equity as a component of accumulated other comprehensive income.

We believe the amount of investment gains/losses included in earnings in any given period typically has little analytical or predictive value. Our decisions to sell securities are not motivated by the impact that the resulting gains or losses will have on our reported earnings. Although our management does not consider investment gains and losses in a given period as necessarily meaningful or useful in evaluating periodic earnings, we are providing information to explain the nature of such gains and losses when they are reflected in earnings.

Management’s Discussion (Continued)

Investment and Derivative Gains/Losses (Continued)

Investment gains/losses from sales and other dispositions were $2.2 billion in 2011 and included an aggregate pre-tax gain of $1.8 billion from the redemptions of our GS and GE Preferred investments. In 2010, investment gains/losses from sales and other dispositions included a $1.3 billion gain with respect to the redemption of the Swiss Re capital instrument. Other investment gains and losses were $1.0 billion in 2010, which included a one-time holding gain of $979 million that arose in connection with our acquisition of BNSF as a result of the application of acquisition accounting under GAAP.

In each of the three years ending December 31, 2011, we recognized other-than-temporary impairment (“OTTI”) losses on certain of our equity and fixed maturity investments. In 2011, we recognized OTTI losses related to our investments in Kraft Foods ($169 million) and Wells Fargo ($337 million). Such OTTI losses averaged about 7.5% of the original cost of the impaired securities. As of that time, most of the impaired securities were in an unrealized loss position for more than two years. However, in each case, the issuer had been profitable and we expected and continue to expect that they will remain profitable. As discussed in Note 6 to the Consolidated Financial Statements, the OTTI loss related to Wells Fargo pertained to 103.6 million shares that had unrealized losses determined on a specific identification basis. We also held 255.4 million shares of Wells Fargo in which we had unrealized gains of approximately $3.7 billion as of March 31, 2011. However, none of these gains were included in our past or current earnings. This odd result occurs because existing accounting rules require that impairments be evaluated as to whether or not they are other than temporary on an individual purchase lot basis, since that is how we determine realized investment gains/losses on sales of such investments. In addition, we recorded OTTI losses of approximately $400 million in 2011 on certain debt instruments where, after evaluation, we concluded that we would likely not receive all contractual cash flows when due. Substantially all of these OTTI losses were attributable to a single issuer.

OTTI losses recorded in the fourth quarter of 2010 included unrealized losses on equity securities of $938 million. Such losses averaged about 20% of the original cost of the impaired securities. In each case, the issuer had been profitable in recent periods and in some cases highly profitable. In addition, we recorded OTTI losses of $1.0 billion in 2010 on certain debt instruments where, after evaluation, we concluded that we would likely not receive all contractual cash flows when due. Substantially all of these OTTI losses were attributable to a single issuer. OTTI losses in 2009 predominantly related to a loss with respect to our investment in ConocoPhillips common stock.

The OTTI losses had no impact whatsoever on the asset values that were recorded in our Consolidated Balance Sheets or on our consolidated shareholders’ equity as of any given balance sheet date. Although we have periodically recorded OTTI losses in earnings in 2011, 2010 and 2009, we continue to hold positions in certain of the related securities. In cases where the market values of these investments have increased since the dates the OTTI losses were recorded in earnings, these increases are not reflected in earnings but are instead included in shareholders’ equity as a component of accumulated other comprehensive income. The recognition of such losses in earnings rather than in accumulated other comprehensive income does not necessarily indicate that sales are imminent or planned and sales ultimately may not occur for years or even decades. Furthermore, the recognition of OTTI losses does not necessarily indicate that the loss in value of the security is permanent or that the market price of the security will not subsequently increase to and ultimately exceed our original cost.

We consider several factors in determining whether or not impairments are deemed to be other than temporary, including the current and expected long-term business prospects and if applicable, the creditworthiness of the issuer, our ability and intent to hold the investment until the price recovers and the length of time and relative magnitude of the price decline. Security prices may remain below cost for a period of time that may be deemed excessive from the standpoint of interpreting existing accounting rules even though other factors suggest that the prices will eventually recover. As a result, accounting regulations may require that we recognize OTTI losses in earnings in instances where we may strongly believe that the market price of the impaired security will recover to at least our original cost and where we possess the ability and intent to hold the security until, at least, that time.

As of December 31, 2011, unrealized losses on our investments in equity securities (determined on an individual purchase lot basis) were approximately $1.4 billion. Approximately 91% was concentrated in our investments in banks, insurance and finance companies. Unrealized losses averaged 12% of cost. In our judgment, the future earnings potential and underlying business economics of these companies are favorable and we possess the ability and intent to hold these securities until their prices recover. Changing market conditions and other facts and circumstances may change the business prospects of these issuers as well as our ability and intent to hold these securities until their prices recover.

Derivative gains/losses primarily represent the changes in fair value of our credit default and equity index put option contracts. Periodic changes in the fair values of these contracts are reflected in earnings and can be significant, reflecting the volatility of

Management’s Discussion (Continued)

Investment and Derivative Gains/Losses (Continued)

underlying equity and credit markets. We have not actively traded into and out of credit default and equity index put option contracts. Under many of the contracts, no settlements will occur until the contract expiration dates, which may occur many years from now.

We recorded pre-tax losses of $251 million on our credit default contracts in 2011 and gains of $250 million in 2010 and $789 million in 2009. Gains and losses generated by our credit default contracts reflect changes in the estimated values of the contracts which reflect changes in credit default spreads relative to the remaining terms of the contracts. In 2011, the losses were primarily related to our contracts involving non-investment grade corporate issuers, due to widening credit default spreads and loss events. The gains in 2010 reflected the overall narrowing of credit default spreads for corporate issuers and were somewhat offset by losses due to the widening of spreads for municipalities. The gains from our credit default contracts in 2009 derived primarily from the narrowing of spreads for corporate issuers.

During the fourth quarter of 2011, two losses occurred under our contracts covering non-investment grade issuers and one additional loss occurred in early 2012. Our risk of additional cash losses with respect to our non-investment grade issuers will decline significantly in 2012 as a result of contract expirations. We paid $86 million to settle the two losses occurring in 2011. No credit loss events occurred under our contracts in 2010. There were several credit loss events in the first half of 2009, primarily related to contracts involving non-investment grade (or high-yield) corporate issuers and during 2009 we paid losses of about $1.9 billion.

In 2011, we recorded pre-tax losses of approximately $1.8 billion on our equity index put option contracts. The losses reflected declines ranging from about 5.5% to 17% with respect to three of the four equity indexes covered under our contracts and lower interest rate inputs. In 2010 and 2009, gains on equity index put option contracts were $172 million and $2.7 billion, respectively. In the fourth quarter of 2010, we settled certain equity index put option contracts early at the request of the counterparty. The net gain in 2010 arising from these settled contracts was $561 million, which is represented by the difference between the recorded fair values of the contracts at December 31, 2009 and the settlement payment amounts. Otherwise, we recognized pre-tax losses of $389 million under our remaining equity index put option contracts reflecting generally lower interest rate assumptions and the effect of foreign currency exchange rate changes. The derivative contract gains in 2009 reflected increases in the underlying equity indexes ranging from approximately 19% to 23%, partially offset by the impact of a weaker U.S. Dollar on non-U.S. equity index put option contracts and lower interest rates. Our ultimate payment obligations, if any, under our remaining equity index put option contracts will be determined as of the contract expiration dates, which begin in 2018, based on the intrinsic value as of those dates. Our recorded liability for these contracts was $8.5 billion as of December 31, 2011.

Financial Condition

Our balance sheet continues to reflect significant liquidity and a strong capital base. Our consolidated shareholders’ equity at December 31, 2011 was $164.8 billion, an increase of approximately $7.5 billion from December 31, 2010. Consolidated cash and investments of insurance and other businesses approximated $153.9 billion at December 31, 2011, including cash and cash equivalents of $33.5 billion. These assets are held predominantly in our insurance businesses.

In February 2011, $2.0 billion of the parent company’s senior unsecured notes matured. In August 2011, we issued $2.0 billion of parent company senior unsecured notes. On January 31, 2012, we issued an additional $1.7 billion of parent company senior unsecured notes, the proceeds of which were used to fund the repayment of $1.7 billion of notes maturing in February 2012. On September 16, 2011, we acquired all of the outstanding stock of The Lubrizol Corporation for cash consideration of $135 per share or approximately $8.7 billion in the aggregate. We funded the acquisition price with existing cash balances. See Note 2 to the Consolidated Financial Statements.

In late September 2011, our Board of Directors authorized Berkshire Hathaway to repurchase Class A and Class B shares of Berkshire at prices no higher than a 10% premium over the book value of the shares. Berkshire may repurchase shares in open market purchases or through privately negotiated transactions, at management’s discretion. The repurchase program is expected to continue indefinitely and the amount of purchases will depend entirely upon the levels of cash available, the attractiveness of investment and business opportunities either at hand or on the horizon and the degree of discount of the market price to management’s estimate of intrinsic value. The repurchase program does not obligate Berkshire to repurchase any dollar amount or number of Class A or Class B shares. Berkshire plans to use cash on hand to fund repurchases and repurchases will not be made if they would reduce Berkshire’s consolidated cash equivalent holdings below $20 billion. Financial strength and redundant liquidity will always be of paramount importance at Berkshire. To date, share repurchases have been insignificant.

Management’s Discussion (Continued)

Financial Condition (Continued)

Our railroad, utilities and energy businesses (conducted by BNSF and MidAmerican) maintain very large investments in capital assets (property, plant and equipment) and will regularly make capital expenditures in the normal course of business. In 2011, MidAmerican’s capital expenditures were approximately $2.7 billion, which excluded approximately $750 million of non-cash property and equipment additions that were offset by a corresponding amount of debt or other liabilities. BNSF’s capital expenditures in 2011 were approximately $3.3 billion. MidAmerican’s forecasted capital expenditures for 2012 are $3.8 billion, while BNSF’s forecasted capital expenditures are approximately $3.9 billion. Future capital expenditures are expected to be funded from cash flows from operations and debt issuances. In 2011, BNSF issued debt of $1.5 billion with maturities in 2021 and 2041, and its outstanding debt increased $685 million to $12.7 billion as of December 31. In 2011, MidAmerican’s new borrowings were $1.4 billion and its aggregate outstanding borrowings increased $269 million to $19.9 billion at December 31. MidAmerican and BNSF have aggregate debt and capital lease maturities in 2012 of $2.6 billion. Berkshire has committed until February 28, 2014 to provide up to $2 billion of additional capital to MidAmerican to permit the repayment of its debt obligations or to fund its regulated utility subsidiaries. Berkshire does not guarantee the repayment of debt issued by BNSF, MidAmerican or any of their subsidiaries.

Assets of the finance and financial products businesses, which consisted primarily of loans and finance receivables, fixed maturity securities, other investments and cash and cash equivalents were approximately $25.0 billion as of December 31, 2011 and $25.7 billion at December 31, 2010. Liabilities were approximately $25.4 billion as of December 31, 2011 and $24.0 billion as of December 31, 2010. As of December 31, 2011, notes payable and other borrowings of $14.0 billion included approximately $11.5 billion of notes issued by Berkshire Hathaway Finance Corporation (“BHFC”). In January 2011, BHFC issued $1.5 billion of notes and repaid $1.5 billion of maturing notes. In January 2012, $250 million of BHFC notes matured and an additional $2.45 billion will mature in the second and third quarters of 2012. BHFC notes are unsecured and maturities currently range from 2012 to 2040. The proceeds from the BHFC notes are used to finance originated and acquired loans of Clayton Homes. The full and timely payment of principal and interest on the BHFC notes is guaranteed by Berkshire.

We regularly access the credit markets, particularly through our parent company and through our railroad, utilities and energy and the finance and financial products businesses. Restricted access to credit markets at affordable rates in the future could have a significant negative impact on our operations.

On July 21, 2010, President Obama signed into law financial regulatory reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”). The Reform Act reshapes financial regulations in the United States by creating new regulators, regulating new markets and market participants and providing new enforcement powers to regulators. Virtually all major areas of the Reform Act will be subject to regulatory interpretation and implementation rules requiring rulemaking that may take several years to complete.

We are party to several equity index put option and credit default contracts as described in Note 11 to the Consolidated Financial Statements. With limited exception, these contracts contain no collateral posting requirements under any circumstances, including changes in either the fair value or intrinsic value of the contracts or a downgrade in Berkshire’s credit ratings. Substantially all of these contracts were entered into prior to December 31, 2008. At December 31, 2011, the liabilities recorded for these contracts were approximately $10.0 billion and our collateral posting requirements were $238 million. With respect to such collateral requirements, we receive the income attributable to such collateral or, in certain instances, interest credit from the counterparty. Although the ultimate outcome of the regulatory rulemaking proceedings described in the preceding paragraph cannot be predicted with certainty, we do not believe that the provisions of the Reform Act that concern collateral requirements apply to derivatives contracts that were entered into prior to the enactment of the Reform Act, as ours were. As such, although the Reform Act may adversely affect some of our business activities, it is not currently expected to have a material impact on our consolidated financial results or financial condition.

Contractual Obligations

We are party to contracts associated with ongoing business and financing activities, which will result in cash payments to counterparties in future periods. Certain obligations reflected in our Consolidated Balance Sheets, such as notes payable, require future payments on contractually specified dates and in fixed and determinable amounts. Other obligations pertain to the acquisition of goods or services in the future, which are not currently reflected in the financial statements, such as minimum rentals under operating leases. Such obligations will be reflected in future periods as the goods are delivered or services provided. Amounts due as of the balance sheet date for purchases where the goods and services have been received and a liability incurred are not included to the extent that such amounts are due within one year of the balance sheet date.

Management’s Discussion (Continued)

Contractual Obligations (Continued)

The timing and/or amount of the payments of other obligations are contingent upon the outcome of future events. Actual payments will likely vary, perhaps significantly, from estimates reflected in our Consolidated Balance Sheet. The timing and amount of payments arising under property and casualty insurance and derivative contract obligations which are reported in other in the table below are contingent upon the outcome of claim settlement activities or events that may occur over many years. Obligations arising under life, annuity and health insurance benefits are estimated based on assumptions as to future premium payments, allowances, mortality, morbidity, expenses and policy lapse rates. The amounts presented in the following table are based on the liability estimates reflected in our Consolidated Balance Sheet as of December 31, 2011. Although certain insurance losses and loss adjustment expenses and life, annuity and health benefits are ceded to and receivable from others under reinsurance contracts, such receivables are not reflected in the table below. A summary of contractual obligations as of December 31, 2011 follows. Amounts are in millions.

	Estimated payments due by period
	Total	2012	2013-2014	2015-2016	After 2016
Notes payable and other borrowings (1)	$92,430	$11,677	$16,734	$9,624	$54,395
Operating leases	8,888	1,169	1,959	1,551	4,209
Purchase obligations	33,749	10,750	7,626	5,121	10,252
Losses and loss adjustment expenses (2)	65,949	14,762	14,624	8,346	28,217
Life, annuity and health insurance benefits (3)	15,869	1,530	166	162	14,011
Other	21,883	1,586	3,691	1,383	15,223

Total	$238,768	$41,474	$44,800	$26,187	$126,307

(1)	Includes interest.

(2)	Before reserve discounts of $2,130 million.

(3)	Amounts represent estimated undiscounted benefit obligations net of estimated future premiums.

Critical Accounting Policies

Certain accounting policies require us to make estimates and judgments that affect the amounts reflected in the Consolidated Financial Statements. Such estimates are necessarily based on assumptions about numerous factors involving varying, and possibly significant, degrees of judgment and uncertainty. Accordingly, certain amounts currently recorded in the financial statements, with the benefit of hindsight, will likely be adjusted in the future based on additional information made available and changes in other facts and circumstances.

Property and casualty losses

A summary of our consolidated liabilities for unpaid property and casualty losses is presented in the table below. Except for certain workers’ compensation liabilities, all liabilities for unpaid property and casualty losses (referred to in this section as “gross unpaid losses”) are reflected in the Consolidated Balance Sheets without discounting for time value, regardless of the length of the claim-tail. Amounts are in millions.

	Gross unpaid losses		Net unpaid losses *
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
GEICO	$10,167	$9,376	$9,705	$8,928
General Re	16,288	16,425	15,267	15,690
BHRG	31,489	29,124	26,413	24,422
Berkshire Hathaway Primary Group	5,875	5,150	5,442	4,802

Total	$63,819	$60,075	$56,827	$53,842

*	Net of reinsurance recoverable and deferred charges on reinsurance assumed and before foreign currency translation effects.

We record liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts with respect to losses occurring on or before

Management’s Discussion (Continued)

Property and casualty losses (Continued)

the balance sheet date. The timing and amount of loss payments is subject to a great degree of variability and is contingent upon, among other things, the timing of claim reporting from insureds and cedants and the determination of the ultimate loss amount through the loss adjustment process. A variety of techniques are used in establishing the liabilities for unpaid losses. Regardless of the techniques used, significant judgments and assumptions are necessary in projecting the ultimate amounts payable in the future. As a result, uncertainties are imbedded in and permeate the actuarial loss reserving techniques and processes used.

As of any balance sheet date, not all claims that have occurred have been reported and not all reported claims have been settled. Loss and loss adjustment expense reserves include provisions for reported claims (referred to as “case reserves”) and for claims that have not been reported (referred to as incurred but not yet reported (“IBNR”) reserves). The time period between the loss occurrence date and settlement payment date is referred to as the “claim-tail.” Property claims usually have fairly short claim-tails and, absent litigation, are reported and settled within a few years of occurrence. Casualty losses usually have very long claim-tails, occasionally extending for decades. Casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations. The legal environment further contributes to extending claim-tails.

Receivables are recorded with respect to losses ceded to other reinsurers and are estimated in a manner similar to liabilities for insurance losses. In addition to the factors cited above, reinsurance receivables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

We utilize processes and techniques to establish liability estimates that are believed to best fit the particular business. Additional information regarding those processes and techniques of our significant insurance businesses (GEICO, General Re and BHRG) follows.

GEICO

GEICO’s gross unpaid losses and loss adjustment expense liabilities as of December 31, 2011 were $10.2 billion, which included $7.3 billion of reported average, case and case development reserves and $2.9 billion of IBNR reserves. GEICO predominantly writes private passenger auto insurance which has a relatively short claim-tail. The key assumptions affecting the setting of our reserves include projections of ultimate claim counts (“frequency”) and average loss per claim (“severity”), which includes loss adjustment expenses.

Our reserving methodologies produce reserve estimates based upon the individual claims (or a “ground-up” approach), which yields an aggregate estimate of the ultimate losses and loss adjustment expenses. Ranges of loss estimates are not determined in the aggregate.

Our actuaries establish and evaluate unpaid loss reserves using recognized standard actuarial loss development methods and techniques. The significant reserve components (and percentage of gross reserves as of December 31, 2011) are: (1) average reserves (15%), (2) case and case development reserves (60%) and (3) IBNR reserves (25%). Each component of loss reserves is affected by the expected frequency and average severity of claims. Such amounts are analyzed using statistical techniques on historical claims data and adjusted when appropriate to reflect perceived changes in loss patterns. Data is analyzed by policy coverage, rated state, reporting date and occurrence date, among other ways. A brief discussion of each reserve component follows.

We establish average reserve amounts for reported auto damage claims and new liability claims prior to the development of an individual case reserve. The average reserves are intended to represent a reasonable estimate for incurred claims for which our claims adjusters have insufficient time and information to make specific claim estimates and for a large number of minor physical damage claims that are paid within a relatively short time after being reported. Average reserve amounts are driven by the estimated average severity per claim and the number of new claims opened.

Our claims adjusters generally establish individual liability claim case loss and loss adjustment expense reserve estimates as soon as the specific facts and merits of each claim can be evaluated. Case reserves represent the amounts that in the judgment of the adjusters are reasonably expected to be paid in the future to completely settle the claim, including expenses. Individual case reserves are revised as more information becomes known.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

GEICO (Continued)

For most liability coverages, case reserves alone are an insufficient measure of the ultimate cost due in part to the longer claim-tail, the greater chance of protracted litigation and the incompleteness of facts available at the time the case reserve is established. Therefore, we establish additional case development reserve estimates, which are usually percentages of the case reserve. As of December 31, 2011, case development reserves averaged approximately 25% of total established case reserves. In general, case development factors are selected by a retrospective analysis of the overall adequacy of historical case reserves. Case development factors are reviewed and revised periodically.

For unreported claims, IBNR reserve estimates are calculated by first projecting the ultimate number of claims expected (reported and unreported) for each significant coverage by using historical quarterly and monthly claim counts to develop age-to-age projections of the ultimate counts by accident quarter. Reported claims are subtracted from the ultimate claim projections to produce an estimate of the number of unreported claims. The number of unreported claims is multiplied by an estimate of the average cost per unreported claim to produce the IBNR reserve amount. Actuarial techniques are difficult to apply reliably in certain situations, such as to new legal precedents, class action suits or recent catastrophes. Consequently, supplemental IBNR reserves for these types of events may be established through the collaborative effort of actuarial, claims and other management.

For each significant coverage, we test the adequacy of the total loss reserves using one or more actuarial projections based on claim closure models, paid loss triangles and incurred loss triangles. Each type of projection analyzes loss occurrence data for claims occurring in a given period and projects the ultimate cost.

Unpaid loss and loss adjustment expense estimates recorded at the end of 2010 developed downward by $474 million when reevaluated through December 31, 2011, producing a corresponding increase to pre-tax earnings in 2011. These downward reserve developments represented approximately 3.1% of earned premiums in 2011 and approximately 5.1% of prior year-end recorded liabilities. Reserving assumptions at December 31, 2011 were modified appropriately to reflect the most recent frequency and severity results. Future reserve development will depend on whether actual frequency and severity are more or less than anticipated.

Within the automobile line of business, reserves for liability coverages are more uncertain due to the longer claim-tails. Approximately 92% of GEICO’s reserves as of December 31, 2011 were for automobile liability, of which bodily injury (“BI”) coverage accounted for approximately 55%. We believe it is reasonably possible that the average BI severity will change by at least one percentage point from the severity used. If actual BI severity changes one percentage point from what was used in establishing the reserves, our reserves would develop up or down by approximately $147 million resulting in a corresponding decrease or increase in pre-tax earnings. Many of the same economic forces that would likely cause BI severity to be different from expected would likely also cause severities for other injury coverages to differ in the same direction.

Our exposure at GEICO to highly uncertain losses is believed to be limited to certain commercial excess umbrella policies written during a period from 1981 to 1984. Remaining liabilities associated with such exposure are currently a relatively insignificant component of GEICO’s total reserves (approximately 1.8%) and there is minimal apparent asbestos or environmental liability exposure. Related claim activity over the past year was insignificant.

General Re and BHRG

Liabilities for unpaid property and casualty losses and loss adjustment expenses of our General Re and BHRG underwriting units derive primarily from assumed reinsurance. Additional uncertainties are unique to the processes used in estimating such reinsurance liabilities. The nature, extent, timing and perceived reliability of information received from ceding companies varies widely depending on the type of coverage, the contractual reporting terms (which are affected by market conditions and practices) and other factors. Due to the lack of standardization of contract terms and conditions, the wide variability of coverage needs of individual clients and the tendency for those needs to change rapidly in response to market conditions, the ongoing economic impact of such uncertainties, in and of themselves, cannot be reliably measured.

The nature and extent of loss information provided under many facultative, per occurrence excess or retroactive contracts may not differ significantly from the information received under a primary insurance contract. This occurs when our personnel either works closely with the ceding company in settling individual claims or manages the claims themselves. However, loss

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re and BHRG (Continued)

information related to aggregate excess-of-loss contracts, including catastrophe losses and quota-share treaties, is often less detailed. Occasionally, loss information is reported in a summary format rather than on an individual claim basis. Loss data is usually provided through periodic reports and may include the amount of ceded losses paid where reimbursement is sought as well as case loss reserve estimates. Ceding companies infrequently provide IBNR estimates to reinsurers.

Each of our reinsurance businesses has established practices to identify and gather needed information from clients. These practices include, for example, comparison of expected premiums to reported premiums to help identify delinquent client reports and claim reviews to facilitate loss reporting and identify inaccurate or incomplete claim reporting. These practices are periodically evaluated and changed as conditions, risk factors and unanticipated areas of exposures are identified.

The timing of claim reporting to reinsurers is delayed in comparison with primary insurance. In some instances there are multiple reinsurers assuming and ceding parts of an underlying risk causing multiple contractual intermediaries between us and the primary insured. In these instances, the delays in reporting can be compounded. The relative impact of reporting delays on the reinsurer varies depending on the type of coverage, contractual reporting terms and other factors. Contracts covering casualty losses on a per occurrence excess basis may experience longer delays in reporting due to the length of the claim-tail as regards to the underlying claim. In addition, ceding companies may not report claims to the reinsurer until they believe it is reasonably possible that the reinsurer will be affected, usually determined as a function of its estimate of the claim amount as a percentage of the reinsurance contract retention. However, the timing of reporting large per occurrence excess property losses or property catastrophe losses may not vary significantly from primary insurance.

Under contracts where periodic premium and claims reports are required from ceding companies, such reports are generally required at quarterly intervals which in the U.S. range from 30 to 90 days after the end of the accounting period. Outside the U.S., reinsurance reporting practices vary. In certain countries, clients report annually, often 90 to 180 days after the end of the annual period. The different client reporting practices generally do not result in a significant increase in risk or uncertainty as the actuarial reserving methodologies are adjusted to compensate for the delays.

Premium and loss data is provided to us through at least one intermediary (the primary insurer), so there is a risk that the loss data provided is incomplete, inaccurate or the claim is outside the coverage terms. Information provided by ceding companies is reviewed for completeness and compliance with the contract terms. Reinsurance contracts generally allow us to have access to the cedant’s books and records with respect to the subject business and provide us the ability to conduct audits to determine the accuracy and completeness of information. Audits are conducted as we deem them appropriate.

In the normal course of business, disputes with clients occasionally arise concerning whether certain claims are covered under our reinsurance policies. We resolve most coverage disputes through the involvement of our claims department personnel and the appropriate client personnel or by independent outside counsel. If disputes cannot be resolved, our contracts generally specify whether arbitration, litigation, or alternative dispute resolution will be invoked. There are no coverage disputes at this time for which an adverse resolution would likely have a material impact on our consolidated results of operations or financial condition.

In summary, the scope, number and potential variability of assumptions required in estimating ultimate losses from reinsurance contracts are more uncertain than primary property and casualty insurance due to the factors previously discussed.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re

General Re’s gross and net unpaid losses and loss adjustment expenses and gross reserves by major line of business as of December 31, 2011 are summarized below. Amounts are in millions.

Type		Line of business
Reported case reserves	$8,528	Workers’ compensation (1)	$2,955
IBNR reserves	7,760	Professional liability (2)	723

Gross reserves	16,288	Mass tort-asbestos/environmental	1,642
Ceded reserves and deferred charges	(1,021)	Auto liability	3,093

Net reserves	$15,267	Other casualty (3)	2,277

		Other general liability	2,648
		Property	2,950

		Total	$16,288

(1)	Net of discounts of $2,130 million.

(2)	Includes directors and officers and errors and omissions coverage.

(3)	Includes medical malpractice and umbrella coverage.

The discussion that follows describes our process of establishing loss reserve estimates at General Re. Our loss reserve estimation process is based upon a ground-up approach, beginning with case estimates and supplemented by additional case reserves (“ACRs”) and IBNR reserves. Critical judgments in establishing loss reserves involve the establishment of ACRs by claim examiners, the expectation of ultimate loss ratios which drive IBNR reserve amounts and comparison of case reserve reporting trends to the expected loss reporting patterns. Recorded reserve amounts are subject to “tail risk” where reported losses develop beyond the maximum expected loss emergence pattern time period.

We do not routinely determine loss reserve ranges because we believe that the techniques necessary to make such determinations have not sufficiently developed and that the myriad of assumptions required render such resulting ranges to be unreliable. In addition, counts of claims or average amounts per claim are not utilized because clients do not consistently provide reliable data in sufficient detail.

Upon notification of a reinsurance claim from a ceding company, our claim examiners make independent evaluations of loss amounts. In some cases, examiners’ estimates differ from amounts reported by ceding companies. If the examiners’ estimates are significantly greater than the ceding company’s estimates, the claims are further investigated. If deemed appropriate, ACRs are established above the amount reported by the ceding company. As of December 31, 2011, ACRs aggregated approximately $2.6 billion before discounts and were concentrated in workers’ compensation reserves, and to a lesser extent in professional liability reserves. Our examiners also periodically conduct detailed claim reviews of individual clients and case reserves are often increased as a result. In 2011, we conducted 288 claim reviews.

Our actuaries classify all loss and premium data into segments (“reserve cells”) primarily based on product (e.g., treaty, facultative and program) and line of business (e.g., auto liability, property, etc.). For each reserve cell, premiums and losses are aggregated by accident year, policy year or underwriting year (depending on client reporting practices) and analyzed over time. We internally refer to these loss aggregations as loss triangles, which serve as the primary basis for our IBNR reserve calculations. We review over 300 reserve cells for our North American business and approximately 900 reserve cells with respect to our international business.

We use loss triangles to determine the expected case loss emergence patterns for most coverages and, in conjunction with expected loss ratios by accident year, loss triangles are further used to determine IBNR reserves. While additional calculations form the basis for estimating the expected loss emergence pattern, the determination of the expected loss emergence pattern is not strictly a mechanical process. In instances where the historical loss data is insufficient, we use estimation formulas along with reliance on other loss triangles and judgment. Factors affecting our loss development triangles include but are not limited to the following: changes in client claims practices, changes in claim examiners’ use of ACRs or the frequency of client

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

company claim reviews, changes in policy terms and coverage (such as client loss retention levels and occurrence and aggregate policy limits), changes in loss trends and changes in legal trends that result in unanticipated losses, as well as other sources of statistical variability. Collectively, these factors influence the selection of the expected loss emergence patterns.

We select expected loss ratios by reserve cell, by accident year, based upon reviewing forecasted losses and indicated ultimate loss ratios that are predicted from aggregated pricing statistics. Indicated ultimate loss ratios are calculated using the selected loss emergence pattern, reported losses and earned premium. If the selected emergence pattern is not accurate, then the indicated ultimate loss ratios may not be accurate, which can affect the selected loss ratios and hence the IBNR reserve. As with selected loss emergence patterns, selecting expected loss ratios is not a strictly mechanical process and judgment is used in the analysis of indicated ultimate loss ratios and department pricing loss ratios.

We estimate IBNR reserves by reserve cell, by accident year, using the expected loss emergence patterns and the expected loss ratios. The expected loss emergence patterns and expected loss ratios are the critical IBNR reserving assumptions and are updated annually. Once the annual IBNR reserves are determined, our actuaries calculate expected case loss emergence for the upcoming calendar year. These calculations do not involve new assumptions and use the prior year-end expected loss emergence patterns and expected loss ratios. The expected losses are then allocated into interim estimates that are compared to actual reported losses in the subsequent year. This comparison provides a test of the adequacy of prior year-end IBNR reserves and forms the basis for possibly changing IBNR reserve assumptions during the course of the year.

In 2011, our reported claims for prior years’ workers’ compensation losses were less than expected by $148 million. However, further analysis of the workers’ compensation reserve cells by segment indicated the need for maintaining IBNR. These developments precipitated a net increase of $94 million in nominal IBNR reserve estimates for unreported occurrences. After adjusting for the $121 million net increase in liabilities from changes in net reserve discounts during the year, the net increase in workers’ compensation losses from prior years’ occurrences reduced pre-tax earnings in 2011 by $67 million. To illustrate the sensitivity of changes in expected loss emergence patterns and expected loss ratios for our significant excess-of-loss workers’ compensation reserve cells, an increase of ten points in the tail of the expected emergence pattern and an increase of ten percent in the expected loss ratios would produce a net increase in our nominal IBNR reserves of approximately $735 million and $382 million on a discounted basis as of December 31, 2011. The increase in discounted reserves would produce a corresponding decrease in pre-tax earnings. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Our other casualty and general liability reported losses (excluding mass tort losses) developed downwards in 2011 relative to expectations. Casualty losses tend to be long-tail and it should not be assumed that favorable loss experience in a given year means that loss reserve amounts currently established will continue to develop favorably. For our significant other casualty and general liability reserve cells (including medical malpractice, umbrella, auto and general liability), an increase of five points in the tails of the expected emergence patterns and an increase of five percent in expected loss ratios (one percent for large international proportional reserve cells) would produce a net increase in our nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $912 million. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates in any of the individual aforementioned reserve cells. However, given the diversification in worldwide business, more likely outcomes are believed to be less than $912 million.

Overall, our property losses were greater than expected in 2011 as a result of catastrophe losses during the year. As a result, our unpaid losses for property lines increased in 2011 by approximately $400 million from December 31, 2010. However, the nature of property loss experience tends to be more volatile because of the effect of catastrophes and large individual property losses. In addition, in response to favorable claim development information received during the year, estimated remaining World Trade Center losses were reduced by $62 million.

In certain reserve cells within excess directors and officers and errors and omissions (“D&O and E&O”) coverages, IBNR reserves are based on estimated ultimate losses without consideration of expected emergence patterns. These cells often involve a spike in loss activity arising from recent industry developments making it difficult to select an expected loss emergence pattern. For our large D&O and E&O reserve cells, an increase of ten points in the tail of the expected emergence pattern (for those cells where emergence patterns are considered) and an increase of ten percent in the expected loss ratios would produce a

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

net increase in nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $174 million. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Overall industry-wide loss experience data and informed judgment are used when internal loss data is of limited reliability, such as in setting the estimates for mass tort, asbestos and hazardous waste (collectively, “mass tort”) claims. Gross unpaid mass tort liabilities at December 31, 2011 and 2010 were approximately $1.6 billion and $1.7 billion, respectively. At December 31, 2011 and 2010, mass tort liabilities, net of reinsurance, were approximately $1.2 billion and $1.3 billion, respectively. Mass tort net claims paid were $58 million in 2011. In 2011, ultimate loss estimates for asbestos and environmental claims were increased by $39 million. In addition to the previously described methodologies, we consider “survival ratios” based on net claim payments in recent years versus net unpaid losses as a rough guide to reserve adequacy. The survival ratio based on claim payments made over the last three years was approximately 16 years as of December 31, 2011. The reinsurance industry’s survival ratio for asbestos and pollution reserves was approximately 9.5 years based on the three years ending December 31, 2010. Estimating mass tort losses is very difficult due to the changing legal environment. Although such reserves are believed to be adequate, significant reserve increases may be required in the future if new exposures or claimants are identified, new claims are reported or new theories of liability emerge.

BHRG

BHRG’s unpaid losses and loss adjustment expenses as of December 31, 2011 are summarized as follows. Amounts are in millions.

	Property	Casualty	Total
Reported case reserves	$2,274	$3,445	$5,719
IBNR reserves	2,406	4,576	6,982
Retroactive	—	18,788	18,788

Gross reserves	$4,680	$26,809	31,489

Deferred charges and ceded reserves			(5,076)

Net reserves			$26,413

In general, the methodologies we use to establish loss reserves vary widely and encompass many of the common methodologies employed in the actuarial field today. Certain traditional methodologies such as paid and incurred loss development techniques, incurred and paid loss Bornhuetter-Ferguson techniques and frequency and severity techniques are utilized as well as ground-up techniques where appropriate. Additional judgments must also be employed to consider changes in contract conditions and terms as well as the incidence of litigation or legal and regulatory change.

As of December 31, 2011, our gross loss reserves related to retroactive reinsurance policies were predominately for casualty or liability losses. Our retroactive policies include excess-of-loss contracts, in which losses (relating to loss events occurring before a specified date on or before the contract date) above a contractual retention are indemnified or contracts that indemnify all losses paid by the counterparty after the policy effective date. We paid retroactive reinsurance losses and loss adjustment expenses of approximately $1.6 billion in 2011. The classification “reported case reserves” has no practical analytical value with respect to retroactive policies since the amount is often derived from reports in bulk from ceding companies, who may have inconsistent definitions of “case reserves.” We review and establish loss reserve estimates, including estimates of IBNR reserves, in the aggregate by contract.

In establishing retroactive reinsurance reserves, we often analyze historical aggregate loss payment patterns and project losses into the future under various scenarios. The claim-tail is expected to be very long for many policies and may last several decades. We assign judgmental probability factors to these aggregate loss payment scenarios and an expectancy outcome is determined. We monitor claim payment activity and review ceding company reports and other information concerning the underlying losses. Since the claim-tail is expected to be very long for such contracts, we reassess expected ultimate losses as significant events related to the underlying losses are reported or revealed during the monitoring and review process. During 2011, retroactive reserves developed downward by approximately $1.1 billion.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

BHRG (Continued)

BHRG’s liabilities for environmental, asbestos and latent injury losses and loss adjustment expenses were approximately $12.3 billion at December 31, 2011 and $10.7 billion at December 31, 2010 and were concentrated within retroactive reinsurance contracts. We paid losses in 2011 attributable to these exposures of approximately $865 million. BHRG, as a reinsurer, does not regularly receive reliable information regarding asbestos, environmental and latent injury claims from all ceding companies on a consistent basis, particularly with respect to multi-line treaty or aggregate excess-of-loss policies. Periodically, we conduct a ground-up analysis of the underlying loss data of the reinsured to make an estimate of ultimate reinsured losses. When detailed loss information is unavailable, our estimates can only be developed by applying recent industry trends and projections to aggregate client data. Judgments in these areas necessarily include the stability of the legal and regulatory environment under which these claims will be adjudicated. Potential legal reform and legislation could also have a significant impact on establishing loss reserves for mass tort claims in the future.

The maximum losses payable under our retroactive policies is not expected to exceed approximately $35 billion as of December 31, 2011. Absent significant judicial or legislative changes affecting asbestos, environmental or latent injury exposures, we currently believe it unlikely that gross unpaid losses as of December 31, 2011 ($18.8 billion) will develop upward to the maximum loss payable or downward by more than 15%.

A significant number of our reinsurance contracts are expected to have a low frequency of claim occurrence combined with a potential for high severity of claims. These include property losses from catastrophes, terrorism and aviation risks under catastrophe and individual risk contracts. Loss reserves related to catastrophe and individual risk contracts were approximately $2.0 billion at December 31, 2011, an increase of about $700 million from December 31, 2010. In 2011, changes in estimated losses for prior years’ events had an insignificant effect on pre-tax earnings. Reserving techniques for catastrophe and individual risk contracts generally rely more on a per-policy assessment of the ultimate cost associated with the individual loss event rather than with an analysis of the historical development patterns of past losses. Catastrophe loss reserves are provided when it is probable that an insured loss has occurred and the amount can be reasonably estimated. Absent litigation affecting the interpretation of coverage terms, the expected claim-tail is relatively short and thus the estimation error in the initial reserve estimates usually emerges within 24 months after the loss event.

Other reinsurance reserve amounts are generally based upon loss estimates reported by ceding companies and IBNR reserves that are primarily a function of reported losses from ceding companies and anticipated loss ratios established on an individual contract basis, supplemented by management’s judgment of the impact on each contract of major catastrophe events as they become known. Anticipated loss ratios are based upon management’s judgment considering the type of business covered, analysis of each ceding company’s loss history and evaluation of that portion of the underlying contracts underwritten by each ceding company, which are in turn ceded to BHRG. A range of reserve amounts as a result of changes in underlying assumptions is not prepared.

Derivative contract liabilities

Our Consolidated Balance Sheets include significant amounts of derivative contract liabilities that are measured at fair value. Our significant derivative contract exposures are concentrated in credit default and equity index put option contracts. These contracts were primarily entered into in over-the-counter markets and certain elements in the terms and conditions of such contracts are not standardized. In particular, we are not required to post collateral under most of our contracts. Furthermore, there is no source of independent data available to us showing trading volume and actual prices of completed transactions. As a result, the values of these liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Such models or other valuation techniques may use inputs that are observable in the marketplace, while others are unobservable. Unobservable inputs require us to make certain projections and assumptions about the information that would be used by market participants in establishing prices. Considerable judgment may be required in making assumptions, including the selection of interest rates, default and recovery rates and volatility. Changes in assumptions may have a significant effect on values.

The fair values of our high yield credit default contracts are primarily based on indications of bid/ask pricing data. The bid/ask data represents non-binding indications of prices for which similar contracts would be exchanged. Pricing data for the high yield index contracts is obtained from one to three sources depending on the particular index. For the single name and municipal

Management’s Discussion (Continued)

Derivative contract liabilities (Continued)

issuer credit default contracts, our fair values are generally based on credit default spread information obtained from our reporting sources. We monitor and review pricing and spread data for consistency as well as reasonableness with respect to current market conditions. We make no significant adjustments to the pricing data obtained. Further, we make no significant adjustments to fair values for non-performance risk. We concluded that the values produced from this data (without adjustment) reasonably represented the values for which we could have transferred these liabilities. Prices in a current actual settlement could differ significantly from the fair values used in the financial statements. We do not operate as a derivatives dealer and currently we do not utilize offsetting strategies to hedge these contracts. We intend to allow our credit default contracts to run off to their respective expiration dates.

We determine the estimated fair value of equity index put option contracts based on the widely used Black-Scholes based option valuation model. Inputs to the model include the current index value, strike price, discount rate, dividend rate and contract expiration date. The weighted average discount and dividend rates used as of December 31, 2011 were 3.3% and 3.0%, respectively, and were approximately 3.7% and 2.9%, respectively, as of December 31, 2010. The discount rates as of December 31, 2011 and 2010 were approximately 153 basis points and 82 basis points (on a weighted average basis), respectively, over benchmark interest rates and represented an estimate of the spread between our borrowing rates and the benchmark rates for comparable durations. The spread adjustments were based on spreads for our obligations and obligations for comparably rated issuers. We believe the most significant economic risks relate to changes in the index value component and to a lesser degree to the foreign currency component.

The Black-Scholes based model also incorporates volatility estimates that measure potential price changes over time. Our contracts have an average remaining maturity of about 9 years. The weighted average volatility used as of December 31, 2011 was approximately 21.4%, which was relatively unchanged from 2010. The weighted average volatilities are based on the volatility input for each equity index put option contract weighted by the notional value of each equity index put option contract as compared to the aggregate notional value of all equity index put option contracts. The volatility input for each equity index put option contract is based upon the implied volatility at the inception of each equity index put option contract. The impact on fair value as of December 31, 2011 ($8.5 billion) from changes in volatility is summarized below. The values of contracts in an actual exchange are affected by market conditions and perceptions of the buyers and sellers. Actual values in an exchange may differ significantly from the values produced by any mathematical model. Dollars are in millions.

Hypothetical change in volatility (percentage points)	Hypothetical fair value
Increase 2 percentage points	$8,950
Increase 4 percentage points	9,407
Decrease 2 percentage points	8,057
Decrease 4 percentage points	7,628

Other Critical Accounting Policies

We record deferred charges with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts, the deferred charges represent the difference between the consideration received and the estimated ultimate liability for unpaid losses. Deferred charges are amortized using the interest method over an estimate of the ultimate claim payment period with the periodic amortization reflected in earnings as a component of losses and loss adjustment expenses. Deferred charge balances are adjusted periodically to reflect new projections of the amount and timing of remaining loss payments. Adjustments to these assumptions are applied retrospectively from the inception of the contract. Unamortized deferred charges were approximately $4.1 billion at December 31, 2011. Significant changes in the estimated amount and payment timing of unpaid losses may have a significant effect on unamortized deferred charges and the amount of periodic amortization.

Our Consolidated Balance Sheet as of December 31, 2011 includes goodwill of acquired businesses of $53.2 billion, which includes $3.9 billion arising from our acquisition of Lubrizol in September 2011. We evaluate goodwill for impairment at least annually and conducted our most recent annual review during the fourth quarter of 2011. Such tests include determining the estimated fair values of our reporting units. There are several methods of estimating a reporting unit’s fair value, including market quotations, underlying asset and liability fair value determinations and other valuation techniques, such as discounted

Management’s Discussion (Continued)

Other Critical Accounting Policies (Continued)

projected future net earnings or net cash flows and multiples of earnings. We primarily use discounted projected future earnings or cash flow methods. The key assumptions and inputs used in such methods may include forecasting revenues and expenses, operating cash flows and capital expenditures, as well as an appropriate discount rate and other inputs. A significant amount of judgment is required in estimating the fair value of a reporting unit and performing goodwill impairment tests. Due to the inherent uncertainty in forecasting cash flows and earnings, actual future results may vary significantly from the forecasts. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets (including identifiable intangible assets) and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Market Risk Disclosures

Our Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Our significant market risks are primarily associated with interest rates, equity prices, foreign currency exchange rates and commodity prices. The fair values of our investment portfolios and equity index put option contracts remain subject to considerable volatility. The following sections address the significant market risks associated with our business activities.

Interest Rate Risk

We regularly invest in bonds, loans or other interest rate sensitive instruments. Our strategy is to acquire such securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur with respect to assets. We also strive to maintain high credit ratings so that the cost of our debt is minimized. We utilize derivative products, such as interest rate swaps, to manage interest rate risks on a limited basis.

The fair values of our fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. In addition, changes in interest rate assumptions used in our equity index put option contract models cause changes in reported liabilities with respect to those contracts. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. The fair values of fixed interest rate investments may be more sensitive to interest rate changes than variable rate investments.

Management’s Discussion (Continued)

Interest Rate Risk (Continued)

The following table summarizes the estimated effects of hypothetical changes in interest rates on our assets and liabilities that are subject to interest rate risk. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risk, and that no other significant factors change that determine the value of the instrument. The hypothetical changes in interest rates do not reflect what could be deemed best or worst case scenarios. Variations in interest rates could produce significant changes in the timing of repayments due to prepayment options available. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

		Estimated Fair Value after Hypothetical Change in Interest Rates
		(bp=basis points)
	Fair Value	100 bp decrease	100 bp increase	200 bp increase	300 bp increase
December 31, 2011
Assets:
Investments in fixed maturity securities	$32,188	$32,966	$31,371	$30,569	$29,859
Other investments (1)	13,927	14,501	13,382	12,863	12,374
Loans and finance receivables	13,126	13,584	12,696	12,292	11,913

Liabilities:
Notes payable and other borrowings:
Insurance and other	14,334	14,810	13,908	13,525	13,176
Railroad, utilities and energy	38,257	42,023	35,096	32,403	30,097
Finance and financial products	14,959	15,541	14,513	14,106	13,732
Equity index put option contracts	8,499	10,238	7,007	5,733	4,655

December 31, 2010
Assets:
Investments in fixed maturity securities	$34,883	$35,710	$34,028	$33,169	$32,405
Other investments (1)	18,905	19,284	18,535	18,183	17,742
Loans and finance receivables	14,453	14,937	13,998	13,572	13,172

Liabilities:
Notes payable and other borrowings:
Insurance and other	12,705	12,995	12,436	12,191	11,964
Railroad, utilities and energy	33,932	36,924	31,377	29,192	27,303
Finance and financial products	15,191	15,662	14,760	14,363	13,994
Equity index put option contracts	6,712	8,358	5,341	4,209	3,284

(1)	Includes other investments that are subject to a significant level of interest rate risk.

Equity Price Risk

Historically, we have maintained large amounts of invested assets in exchange traded equity securities. Strategically, we strive to invest in businesses that possess excellent economics, with able and honest management and at sensible prices and prefer to invest a meaningful amount in each investee. Consequently, equity investments may be concentrated in relatively few investees. At December 31, 2011, approximately 57% of the total fair value of equity investments was concentrated in four investees.

We prefer to hold equity investments for very long periods of time so we are not troubled by short-term price volatility with respect to our investments provided that the underlying business, economic and management characteristics of the investees remain favorable. We strive to maintain above average levels of shareholder capital to provide a margin of safety against short-term equity price volatility.

Market prices for equity securities are subject to fluctuation and consequently the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions.

Management’s Discussion (Continued)

Equity Price Risk (Continued)

We are also subject to equity price risk with respect to our equity index put option contracts. While our ultimate potential loss with respect to these contracts is determined from the movement of the underlying stock index between the contract inception date and expiration date, the change in fair value resulting from current changes in the index values are also affected by changes in other factors such as interest rates, expected dividend rates and the remaining duration of the contract. These contracts expire between 2018 and 2026 and may not be unilaterally settled before their respective expiration dates.

The following table summarizes our equity and other investments and derivative contract liabilities with equity price risk as of December 31, 2011 and 2010. The effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates are also shown. The selected 30% hypothetical changes do not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in our equity investment portfolio. Dollar amounts are in millions.

	Fair Value	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Prices	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
December 31, 2011
Assets:
Equity securities	$76,991	30% increase	$100,088	9.1
		30% decrease	53,894	(9.1)
Other investments (1)	7,432	30% increase	9,679	0.9
		30% decrease	5,708	(0.7)
Liabilities:
Equity index put option contracts	8,499	30% increase	6,156	0.9
		30% decrease	11,949	(1.4)
December 31, 2010
Assets:
Equity securities	$61,513	30% increase	$79,967	7.6
		30% decrease	43,059	(7.6)
Other investments (1)	8,668	30% increase	11,260	1.1
		30% decrease	5,956	(1.1)
Liabilities:
Equity index put option contracts	6,712	30% increase	4,687	0.8
		30% decrease	9,859	(1.3)

(1)	Includes other investments that possess significant equity price risk.

Foreign Currency Risk

We generally do not use derivative contracts to hedge foreign currency price changes primarily because of the natural hedging that occurs between assets and liabilities denominated in foreign currencies in the Consolidated Financial Statements. Financial statements of subsidiaries that do not use the U.S. Dollar as their functional currency are translated into U.S. Dollars using period-end exchange rates for assets and liabilities and weighted-average exchange rates for revenues and expenses. Adjustments resulting from translating the financial statements of these subsidiaries are reported in accumulated other comprehensive income. Foreign currency transaction gains or losses are included in earnings primarily as a result of the translation of foreign currency denominated assets and liabilities held by our U.S. subsidiaries. In addition, we hold investments in major multinational companies that have significant foreign business and foreign currency risk of their own, such as The Coca-Cola Company.

Our net assets subject to translation are primarily in our insurance and utilities and energy businesses, and to a lesser extent in our manufacturing and services businesses. The translation impact is somewhat offset by transaction gains or losses on net reinsurance liabilities of certain U.S. subsidiaries that are denominated in foreign currencies as well as the equity index put option liabilities of U.S. subsidiaries relating to contracts that would be settled in foreign currencies.

Management’s Discussion (Continued)

Commodity Price Risk

Our diverse group of operating businesses use commodities in various ways in manufacturing and providing services. As such, we are subject to price risks related to various commodities. In most instances, we attempt to manage these risks through pricing of our products and services to customers. To the extent that we are unable to sustain price increases in response to commodity price increases, our operating results will likely be adversely affected. We utilize derivative contracts to a limited degree in managing commodity price risks, most notably through MidAmerican. MidAmerican’s exposures to commodities include variations in the price of fuel to generate electricity, wholesale electricity that is purchased and sold and natural gas supply for customers. Commodity prices are subject to wide price swings as supply and demand are impacted by, among many other unpredictable items, weather, market liquidity, generating facility availability, customer usage, storage and transmission and transportation constraints. To mitigate a portion of the risk, MidAmerican uses derivative instruments, including forwards, futures, options, swaps and other agreements, to effectively secure future supply or sell future production generally at fixed prices. The settled cost of these contracts is generally recovered from customers in regulated rates. Accordingly, net unrealized gains and losses associated with interim price movements on such contracts are recorded as regulatory assets or liabilities. Financial results would be negatively impacted if the costs of wholesale electricity, fuel or natural gas are higher than what is permitted to be recovered in rates. MidAmerican also uses futures, options and swap agreements to economically hedge gas and electric commodity prices for physical delivery to non-regulated customers. MidAmerican does not engage in a material amount of proprietary trading activities.

The table that follows summarizes our commodity price risk on energy derivative contracts of MidAmerican as of December 31, 2011 and 2010 and shows the effects of a hypothetical 10% increase and a 10% decrease in forward market prices by the expected volumes for these contracts as of each date. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Dollars are in millions.

	Fair Value Net Assets (Liabilities)	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Price
December 31, 2011	$(445)	10% increase	$(348)
		10% decrease	(542)
December 31, 2010	$(613)	10% increase	$(546)
		10% decrease	(680)

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of Berkshire officials during presentations about Berkshire or its subsidiaries are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future Berkshire actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Berkshire and its subsidiaries, economic and market factors and the industries in which we do business, among other things. These statements are not guaranties of future performance and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or act of terrorism that causes losses insured by our insurance subsidiaries, changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we do business.

In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “An Owner’s Manual*” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following pages.

OWNER-RELATED BUSINESS PRINCIPLES

At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.

1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or American Express shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 80% or more of its net worth in Berkshire shares; I have more than 98%. In addition, many of my relatives – my sisters and cousins, for example – keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future – a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

*	Copyright © 1996 By Warren E. Buffett

All Rights Reserved

In recent years we have made a number of acquisitions. Though there will be dry years, we expect to make many more in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses – including additional pieces of businesses we already own – at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets – as it will from time to time – neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, the large majority of our businesses have exceeded our expectations. But sometimes we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress – for instance, you will be reading in our annual reports about insurance “float” – we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $100 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt – an ability to have more assets working for us – but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

In our present configuration (2011) we expect additional borrowings to be concentrated in our utilities and railroad businesses, loans that are non-recourse to Berkshire. Here, we will favor long-term, fixed-rate loans. When we make a truly large purchase, as we did with BNSF, we will borrow money at the parent company level with the intent of quickly paying it back.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

I should have written the “five-year rolling basis” sentence differently, an error I didn’t realize until I received a question about this subject at the 2009 annual meeting.

When the stock market has declined sharply over a five-year stretch, our market-price premium to book value has sometimes shrunk. And when that happens, we fail the test as I improperly formulated it. In fact, we fell far short as early as 1971-75, well before I wrote this principle in 1983.

The five-year test should be: (1) during the period did our book-value gain exceed the performance of the S&P; and (2) did our stock consistently sell at a premium to book, meaning that every $1 of retained earnings was always worth more than $1? If these tests are met, retaining earnings has made sense.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance – not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company – and that is what the issuance of shares amounts to – on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued – and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.

TWO ADDED PRINCIPLES

14.	To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.

15.	We regularly compare the gain in Berkshire’s per-share book value to the performance of the S&P 500. Over time, we hope to outpace this yardstick. Otherwise, why do our investors need us? The measurement, however, has certain shortcomings that are described in the next section. Moreover, it now is less meaningful on a year-to-year basis than was formerly the case. That is because our equity holdings, whose value tends to move with the S&P 500, are a far smaller portion of our net worth than they were in earlier years. Additionally, gains in the S&P stocks are counted in full in calculating that index, whereas gains in Berkshire’s equity holdings are counted at 65% because of the federal tax we incur. We, therefore, expect to outperform the S&P in lackluster years for the stock market and underperform when the market has a strong year.

INTRINSIC VALUE

Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.

Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.

The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover – and this would apply even to Charlie and me – will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.

Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.

The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.

Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.

You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.

Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.

THE MANAGING OF BERKSHIRE

I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 270,000 employees, only 24 of these are at headquarters.

Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.

Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.

As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.

On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of the cash bequests I have made or for taxes. Other assets of mine will take care of these requirements. All Berkshire shares will be left to foundations that will likely receive the stock in roughly equal installments over a dozen or so years.

At my death, the Buffett family will not be involved in managing the business but, as very substantial shareholders, will help in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts. One executive will become CEO and responsible for operations. The responsibility for investments will be given to one or more executives. If the acquisition of new businesses is in prospect, these executives will cooperate in making the decisions needed, subject, of course, to board approval. We will continue to have an extraordinarily shareholder-minded board, one whose interests are solidly aligned with yours.

Were we to need the management structure I have just described on an immediate basis, our directors know my recommendations for both posts. All candidates currently work for or are available to Berkshire and are people in whom I have total confidence. Our managerial roster has never been stronger.

I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of various foundations for a considerable period after my death, you can be sure that the directors and I have thought through the succession question carefully and that we are well prepared. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me and that our unusually strong and well-defined culture will remain intact. As an added assurance that this will be the case, I believe it would be wise when I am no longer CEO to have a member of the Buffett family serve as the non-paid, non-executive Chairman of the Board. That decision, however, will be the responsibility of the then Board of Directors.

Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett

Chairman

STOCK PERFORMANCE GRAPH

The following chart compares the subsequent value of $100 invested in Berkshire common stock on December 31, 2006 with a similar investment in the Standard and Poor’s 500 Stock Index and in the Standard and Poor’s Property—Casualty Insurance Index.**

*	Cumulative return for the Standard and Poor’s indices based on reinvestment of dividends.

**	It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor’s Property—Casualty Insurance Index for comparative purposes.

BERKSHIRE HATHAWAY INC.

INTRINSIC VALUE – TODAY AND TOMORROW *

Though Berkshire’s intrinsic value cannot be precisely calculated, two of its three key pillars can be measured. Charlie and I rely heavily on these measurements when we make our own estimates of Berkshire’s value.

The first component of value is our investments: stocks, bonds and cash equivalents. At yearend these totaled $158 billion at market value.

Insurance float – money we temporarily hold in our insurance operations that does not belong to us – funds $66 billion of our investments. This float is “free” as long as insurance underwriting breaks even, meaning that the premiums we receive equal the losses and expenses we incur. Of course, underwriting results are volatile, swinging erratically between profits and losses. Over our entire history, though, we’ve been significantly profitable, and I also expect us to average breakeven results or better in the future. If we do that, all of our investments – those funded both by float and by retained earnings – can be viewed as an element of value for Berkshire shareholders.

Berkshire’s second component of value is earnings that come from sources other than investments and insurance underwriting. These earnings are delivered by our 68 non-insurance companies, itemized on page 106. In Berkshire’s early years, we focused on the investment side. During the past two decades, however, we’ve increasingly emphasized the development of earnings from non-insurance businesses, a practice that will continue.

The following tables illustrate this shift. In the first table, we present per-share investments at decade intervals beginning in 1970, three years after we entered the insurance business. We exclude those investments applicable to minority interests.

Yearend	Per-Share Investments	Period	Compounded Annual Increase in Per-Share Investments
1970	$66
1980	754	1970-1980	27.5%
1990	7,798	1980-1990	26.3%
2000	50,229	1990-2000	20.5%
2010	94,730	2000-2010	6.6%

Though our compounded annual increase in per-share investments was a healthy 19.9% over the 40-year period, our rate of increase has slowed sharply as we have focused on using funds to buy operating businesses.

The payoff from this shift is shown in the following table, which illustrates how earnings of our non-insurance businesses have increased, again on a per-share basis and after applicable minority interests.

Year	Per-Share Pre-Tax Earnings	Period	Compounded Annual Increase in Per-Share Pre-Tax Earnings
1970	$2.87
1980	19.01	1970-1980	20.8%
1990	102.58	1980-1990	18.4%
2000	918.66	1990-2000	24.5%
2010	5,926.04	2000-2010	20.5%

For the forty years, our compounded annual gain in pre-tax, non-insurance earnings per share is 21.0%. During the same period, Berkshire’s stock price increased at a rate of 22.1% annually. Over time, you can expect our stock price to move in rough tandem with Berkshire’s investments and earnings. Market price and intrinsic value often follow very different paths – sometimes for extended periods – but eventually they meet.

There is a third, more subjective, element to an intrinsic value calculation that can be either positive or negative: the efficacy with which retained earnings will be deployed in the future. We, as well as many other businesses, are likely to retain earnings over the next decade that will equal, or even exceed, the capital we presently employ. Some companies will turn these retained dollars into fifty-cent pieces, others into two-dollar bills.

*	Reproduced from Berkshire Hathaway Inc. 2010 Annual Report.

This “what-will-they-do-with-the-money” factor must always be evaluated along with the “what-do-we-have-now” calculation in order for us, or anybody, to arrive at a sensible estimate of a company’s intrinsic value. That’s because an outside investor stands by helplessly as management reinvests his share of the company’s earnings. If a CEO can be expected to do this job well, the reinvestment prospects add to the company’s current value; if the CEO’s talents or motives are suspect, today’s value must be discounted. The difference in outcome can be huge. A dollar of then-value in the hands of Sears Roebuck’s or Montgomery Ward’s CEOs in the late 1960s had a far different destiny than did a dollar entrusted to Sam Walton.

* * * * * * * * * * * *

BERKSHIRE HATHAWAY INC.

COMMON STOCK

General

Berkshire has two classes of common stock designated Class A common stock and Class B common stock. Each share of Class A common stock is convertible, at the option of the holder, into 1,500 shares of Class B common stock. Shares of Class B common stock are not convertible into shares of Class A common stock.

Stock Transfer Agent

Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.

Shareholders of record wishing to convert Class A common stock into Class B common stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.

If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.

Shareholders

Berkshire had approximately 3,500 record holders of its Class A common stock and 18,500 record holders of its Class B common stock at February 15, 2012. Record owners included nominees holding at least 490,000 shares of Class A common stock and 1,065,000,000 shares of Class B common stock on behalf of beneficial-but-not-of-record owners.

Price Range of Common Stock

Berkshire’s Class A and Class B common stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2011				2010
	Class A		Class B		Class A		Class B
	High	Low	High	Low	High	Low	High	Low
First Quarter	$131,463	$118,792	$87.65	$79.14	$125,252	$97,205	$83.57	$64.72
Second Quarter	126,100	109,925	84.09	73.23	122,908	102,751	81.95	68.48
Third Quarter	117,250	98,952	78.19	65.35	128,730	113,622	85.86	75.62
Fourth Quarter	120,755	104,701	80.58	69.07	126,568	118,201	84.45	78.72

Dividends

Berkshire has not declared a cash dividend since 1967.

BERKSHIRE HATHAWAY INC.

OPERATING COMPANIES

INSURANCE BUSINESSES

Company	Employees	Company	Employees
Berkshire Hathaway Homestate Companies	594	General Re	2,317
Berkshire Hathaway Reinsurance Group	685	Kansas Bankers Surety	14
Boat America	372	Medical Protective	538
Central States Indemnity	269	National Indemnity Primary Group	398
GEICO	26,140	United States Liability Insurance Group	591

		Insurance total	31,918

NON-INSURANCE BUSINESSES

Company	Employees	Company	Employees
Acme	2,096	Kern River Gas (2)	149
Adalet (1)	250	Kirby (1)	499
Altaquip (1)	348	Larson-Juhl	1,576
Applied Underwriters	439	Lubrizol	7,115
Ben Bridge Jeweler	769	The Marmon Group (4)	16,278
Benjamin Moore	2,280	McLane Company	15,340
Borsheims Jewelry	165	MidAmerican Energy (2)	3,481
Brooks Sports	346	MidAmerican Renewables (2)	273
BNSF	39,000	MidAmerican Energy Holdings (2)	27
The Buffalo News	672	MiTek Inc.	2,064
Business Wire	499	Nebraska Furniture Mart	2,581
CalEnergy Philippines (2)	62	NetJets	6,098
Campbell Hausfeld (1)	419	Northern Natural Gas (2)	847
Carefree of Colorado (1)	207	Northern Powergrid Holdings (2)	2,324
Clayton Homes	9,973	Omaha World-Herald	1,660
Cleveland Wood Products (1)	52	PacifiCorp (2)	3,113
CORT Business Services	2,113	Pacific Power (2)	1,175
CTB International	1,408	The Pampered Chef	715
Dairy Queen	459	Precision Steel Warehouse	169
Douglas/Quikut (1)	38	Richline Group	1,808
Fechheimer Brothers	568	Rocky Mountain Power (2)	2,121
FlightSafety	3,877	Russell (3)	3,060
Forest River	6,985	Other Scott Fetzer Companies (1)	163
France (1)	156	See’s Candies	3,000
Fruit of the Loom (3)	27,633	Shaw Industries	22,650
Garan	4,389	Stahl (1)	86
H. H. Brown Shoe Group	1,335	Star Furniture	690
Halex (1)	90	TTI	3,374
Helzberg Diamonds	2,283	United Consumer Financial Services (1)	196
HomeServices of America (2)	2,178	Vanity Fair Brands (3)	2,284
Iscar	11,067	Wayne Water Systems (1)	188
Johns Manville	6,532	Western Enterprises (1)	280
Jordan’s Furniture	952	R. C. Willey Home Furnishings	2,338
Justin Brands	939	World Book (1)	172
		XTRA	443

		Non-insurance total	238,916

		Corporate Office	24

			270,858

(1)	A Scott Fetzer Company
(2)	A MidAmerican Energy Holdings Company
(3)	A Fruit of the Loom, Inc. Company
(4)	Approximately 140 manufacturing and service businesses that operate within 11 business sectors.

BERKSHIRE HATHAWAY INC.

DIRECTORS	OFFICERS
WARREN E. BUFFETT, Chairman and CEO of Berkshire

WARREN E. BUFFETT, Chairman and CEO

CHARLES T. MUNGER, Vice Chairman

MARC D. HAMBURG, Senior Vice President and CFO

SHARON L. HECK, Vice President

DANIEL J. JAKSICH, Vice President, Controller

MARK D. MILLARD, Vice President

KERBY S. HAM, Treasurer

FORREST N. KRUTTER, Secretary

REBECCA K. AMICK, Director of Internal Auditing

CHARLES T. MUNGER, Vice Chairman of Berkshire
HOWARD G. BUFFETT, President of Buffett Farms
STEPHEN B. BURKE, Chief Executive Officer of NBCUniversal, a media and entertainment company.
SUSAN L. DECKER, Former President of Yahoo! Inc., an internet company.
WILLIAM H. GATES III, Co-Chair of the Bill and Melinda Gates Foundation
DAVID S. GOTTESMAN, Senior Managing Director of First Manhattan Company, an investment advisory firm.
CHARLOTTE GUYMAN, Former Chairman of the Board of Directors of UW Medicine, an academic medical center.
DONALD R. KEOUGH, Chairman of Allen and Company Incorporated, an investment banking firm.
THOMAS S. MURPHY, Former Chairman of the Board and CEO of Capital Cities/ABC
RONALD L. OLSON, Partner of the law firm of Munger, Tolles & Olson LLP
WALTER SCOTT, JR., Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.

Letters from Annual Reports (1977 through 2011), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at www.berkshirehathaway.com.

BERKSHIRE HATHAWAY INC.

Executive Offices  —  3555  Farnam  Street,  Omaha,  Nebraska  68131